Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
CREDIT AGREEMENT
August 15, 2025,
among
GALAXY HELIOS I LLC,
as Borrower,
DEUTSCHE BANK AG, NEW YORK BRANCH,
as Initial Lender,
the other LENDERS party hereto from time to time,
GLAS USA LLC,
as Administrative Agent,
and
GLAS USA LLC,
as Collateral Agent

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Calculation Agent, Lead Arranger, Joint Lead Arranger, Mandated Lead Arranger, Lead Bookrunner, Syndication Coordinator and Arranger

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i

3.2	Limited Liability Company Power, Etc.	82
3.3	No Conflict	82
3.4	Approvals	83
3.5	Financial Statements; No Material Adverse Effect	83
3.6	Litigation	84
3.7	[RESERVED]	84
3.8	Compliance with Laws and Obligations	84
3.9	Material Project Documents; Subcontracts	85
3.10	Properties	86
3.11	Taxes	86
3.12	Full Disclosure	87
3.13	Organizational Structure	87
3.14	Solvency	87
3.15	Regulatory Restrictions on Borrowing	88
3.16	Title; Security Documents	88
3.17	Condemnation	88
3.18	Insurance	88
3.19	Single-Purpose Entity	89
3.20	Use of Proceeds	89
3.21	[Shareholder Interests and Related Matters	89
3.22	Permitted Indebtedness; Permitted Commodity Hedging Transactions; Investments	90
3.23	No Agreements with Affiliates	90
3.24	No Bank Accounts; Accounts; Working Capital Account	90
3.25	No Default or Event of Default	91
3.26	Foreign Assets Control Regulations	91
3.27	Absence of Immunity	91
3.28	[RESERVED]	91
3.29	Project Budget; Construction Schedule and Milestone Dates	91
3.30	No Violations	92
3.31	Utilities	92
3.32	No Brokers	93
3.33	Independent Parcel	93
3.34	Leases	93
3.35	Encroachment	93

	3.36	ERISA	94
	3.37	Foreign Person	94
	3.38	Trade Name	94
	3.39	Plans and Specifications	94
	3.40	Beneficial Ownership Certification.	94
	3.41	Wetlands Impact	94
	3.42	[RESERVED]	95
	3.43	Site Plan Approval	95
	3.44	Labor Matters.	95

4.	Conditions Precedent to Credit Extensions		95

	4.1	Conditions Precedent to Closing Date	95
	4.2	Conditions to each Loan	103

5.	Affirmative Covenants		107

	5.1	Corporate Existence; Etc.	107
	5.2	Conduct of Business	107
	5.3	Compliance with Laws and Obligations	107
	5.4	Governmental Authorizations	107
	5.5	Maintenance of Title	108
	5.6	Maintenance of Property; Insurance	108
	5.7	Keeping of Books	109
	5.8	Access to the Project and Records	110
	5.9	Payment of Taxes, Etc.	110
	5.10	Reporting Requirements	111
	5.11	Notices	113
	5.12	Other Notices	115
	5.13	Use of Proceeds	117
	5.14	Security	117
	5.15	Further Assurances	118
	5.16	Security in Newly Acquired Property and Revenues	118
	5.17	Transaction Documents	118
	5.18	Registered Servicemark	118
	5.19	Accounts and Working Capital Accounts	118
	5.20	Intellectual Property	119

	5.21	[RESERVED]	119
	5.22	Warranties	119
	5.23	Stored Materials	119
	5.24	Work	120
	5.25	Electrical Power, Water and Utilities	120
	5.26	Post-Closing Matters	121
	5.27	Compliance with Easements, Covenants and Restrictions	121
	5.28	Restrictions on Easements, Covenants and Restrictions	122
	5.29	[Reserved]	122
	5.30	Leasing Restrictions	122
	5.31	[Reserved]	122
	5.32	Appraisals	122
	5.33	Changes in Plans and Specifications	122
	5.34	Mechanics’ Liens and Contest Thereof	123
	5.35	Sanctions	123
	5.36	[Reserved]	123
	5.37	[Reserved]	123
	5.38	Subcontractor Default Insurance	123
	5.39	Separateness and Independent Manager Provisions	124
	5.40	[Reserved]	124
	5.41	[Reserved]	124
	5.42	Coreweave Estoppel Certificate	124
	5.43	[Reserved]	124
	5.44	[Reserved]	124
	5.45	[Reserved]	124
	5.46	[Reserved]	124
	5.47	Additional Beneficial Ownership Certification and Know-Your Customer Information	124

6.	Negative Covenants		125

	6.1	Budget; O&M Expense	125
	6.2	Subsidiaries; Equity Issuances	125
	6.3	Indebtedness	125
	6.4	Liens, Etc.	126
	6.5	Investments, Advances, Loans	126

	6.6	Principal Place of Business; Name; Business Activities	126
	6.7	Restricted Payments	126
	6.8	Fundamental Changes; Asset Dispositions and Acquisitions	127
	6.9	Accounting Changes	128
	6.10	ERISA	128
	6.11	Amendment, Termination and Assignments of Material Project Documents; Management of Projects	129
	6.12	Transactions with Affiliates	131
	6.13	Accounts	131
	6.14	Guarantees	132
	6.15	Hazardous Substances	132
	6.16	No Speculative Transactions	132
	6.17	Anti-Terrorism; Anti-Corruption; Outbound Investments	132
	6.18	Purchase of Capital Stock	133
	6.19	Litigation	133
	6.20	Replacement of Lenders’ Technical Consultant	133
	6.21	Material Permits; Regulatory Matters	133
	6.22	Back-up Power	134
	6.23	Payment Instruction Letters	134
	6.24	Financial Covenants	134

7.	Events of Default		134

	7.1	Events of Default	134
	7.2	Cure.	140

8.	The Agents; The Lead Lender; CALCULATION AGENT		141

	8.1	Appointment and Authorization of the Administrative Agent, Lead Lender and the Collateral Agent	141
	8.2	Agents’, Lead Lender’s and Calculation Agent’s Rights as a Lender	144
	8.3	Duties of the Administrative Agent, Lead Lender, Calculation Agent and the Collateral Agent; Exculpatory Provisions	144
	8.4	Reliance by the Administrative Agent, Collateral Agent, Calculation Agent and Lead Lender	150
	8.5	Delegation of Duties of the Administrative Agent and the Collateral Agent	151
	8.6	Withholding of Taxes by the Administrative Agent; Indemnification	152
	8.7	Resignation of the Administrative Agent or the Collateral Agent	153

	8.8	Non-Reliance on the Administrative Agent, Calculation Agent, Collateral Agent or Other Lenders	155
	8.9	No Other Duties; Etc.	155
	8.10	Agent Individually	156

9.	Miscellaneous		157

	9.1	Notices	157
	9.2	Waivers; Amendments	159
	9.3	Expenses; Indemnity; Etc.	162
	9.4	Successors and Assigns	165
	9.5	Survival	171
	9.6	Counterparts; Integration; Effectiveness	172
	9.7	Severability	173
	9.8	Right of Setoff	173
	9.9	Governing Law; Jurisdiction; Etc.	173
	9.10	[Reserved]	177
	9.11	Headings	177
	9.12	Confidentiality	177
	9.13	Lenders’ Technical Consultant	178
	9.14	No Third Party Beneficiaries	179
	9.15	Reinstatement	179
	9.16	USA PATRIOT Act	179
	9.17	Interest	180
	9.18	Contractual Recognition of Bail-in.	180
	9.19	Swap Agreements	182
	9.20	Acknowledgement Regarding any Supported QFCs.	183
	9.21	[Reserved]	184
	9.22	[Reserved]	184
	9.23	Erroneous Payment	184
	9.24	[Reserved].	187

Schedule
Schedule 1	Commitments
Schedule 2	[Reserved]
Schedule 3.4	Material Permits

Schedule 3.6(a)	Litigation
Schedule 3.9(c)	Material Project Documents
Schedule 3.19	Separateness and Independent Manager Provisions
Schedule 3.22	Permitted Commodity Hedging Transactions
Schedule 3.23	Affiliate Agreements
Schedule 5.6	Insurance

Appendices
Appendix 1	Construction Draw Schedule
Appendix 2	Construction Schedule
Appendix 3	Project Budget

Exhibit
Exhibit 1	Form of Assignment and Assumption
Exhibit 2	Form of Note
Exhibit 3	Form of Borrowing Request
Exhibit 4	Form of Insurance Advisor’s Certificate
Exhibit 5	Form of Financial Statement Certificate
Exhibit 6	Project Report Criteria
Exhibit 7	Form of Monthly Withdrawal Certificate
Exhibit 8	Form of Lenders’ Technical Consultant’s Certificate
Exhibit 9	Form of Secured Party Designation Notice
Exhibit 10	Form of Solvency Certificate

THIS CREDIT AGREEMENT (this “Agreement”) dated as of August 15, 2025,
AMONG:
(1)    GALAXY HELIOS I LLC, a Delaware limited liability company (the “Borrower”);
(2)    DEUTSCHE BANK AG, NEW YORK BRANCH, as the Initial Lender;
(3)    the other LENDERS party hereto from time to time;
(4)    GLAS USA LLC, a limited liability company organized under the laws of the State of New Jersey, as the Administrative Agent (as defined below); and
(5)    GLAS USA LLC, a limited liability company organized under the laws of the State of New Jersey, as the Collateral Agent.
WHEREAS:
(A)    On the Closing Date, Borrower is the owner in fee simple of the Trust Property (as defined below) on which the Borrower proposes to construct, among other things, the Building (as defined below) and Data Center (as defined below).
(B)    In order to finance certain costs and expenditures associated with the Project (as defined below), the Borrower has requested that the Lenders extend credit to the Borrower in the form of senior secured term loan commitments on the terms set forth in this Agreement in the aggregate principal amount not to exceed the Total Commitment Amount (as defined below) (the “Facility”).
(C)    The Borrower will use the proceeds of the Loans (as defined below) extended under the Facility to pay for certain Financing Expenses (as defined below) and to pay for the development and construction of the Project, other financial fees and other expenses related to the Project.
(D)    The Lenders are willing to provide the Loans to the Borrower on the terms and subject to the conditions set forth herein.
ACCORDINGLY, THE PARTIES HERETO AGREE AS FOLLOWS:
1.    DEFINITIONS
1.1    Certain Defined Terms
As used in this Agreement, the following terms shall have the following meanings:
“Acceptable Counterparty” means a counterparty to any Permitted Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Permitted Interest Rate Cap Agreement, (i) a long-term unsecured debt rating of not less than “A-” by S&P, or (ii) a long-term
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unsecured debt rating of not less than “A3” from Moody’s, (b) is a Permitted Swap Bank or (c) is otherwise acceptable to Lead Lender.
“Accounts” has the meaning assigned to such term in the Collateral Accounts Agreement.
“Additional Work” means the additional Landlord’s Work under any Additional Work Lease Modification.
“Additional Work Documents” means, collectively, for any Additional Work, the applicable Additional Work Lease Modification.
“Additional Work Lease Modification” means any Tenant Change Order or Directed Change Order (as such terms are defined in the Coreweave Lease) with respect to an increase in the scope of Landlord’s Work to implement any Coreweave requested changes to the design and/or construction of the Project that becomes effective under the Coreweave Lease upon receipt of all approvals required pursuant to Section 6.11(a).
“Administrative Agent” means GLAS USA LLC, a limited liability company organized under the laws of the State of New Jersey, in its capacity as administrative agent for the Lenders hereunder, and any successor thereto pursuant to Article 8.
“Administrative Agent Account” means the account designated from time to time in writing as the “Administrative Agent Account” by the Administrative Agent to the other parties hereto.
“Administrative Questionnaire” means a questionnaire, in a form supplied by the Administrative Agent, completed by a Lender.
“Advisor” means the Lenders’ Technical Consultant, the Environmental Consultant, the Appraiser and the Insurance Advisor, individually or collectively, as the context may require.
[***]
“Affected Property” means any real or personal property of the Borrower that suffers an Event of Loss.
“Affiliate” means, with respect to a specified Person, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agency Fee Letter” means that certain fee letter dated as of even date herewith by and among Borrower, the Administrative Agent and the Collateral Agent, as the same may be amended, amended and restated or otherwise modified from time to time.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Calculation Agent.
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“Agreement” has the meaning assigned to such term in the preamble.
“AIF” has the meaning given to the term under the AIFMD Law.
“AIFMD” means Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No 1060/2009 and (EU) No 1095/2010, as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without qualifications).
“AIFMD Law” means (a) the AIFMD and (b) any Applicable Law of a member state of the European Union implementing the AIFMD.
“AML Law” has the meaning assigned to such term in Section 9.16.
“Applicable Interest Rate” means a per annum rate equal to an interest rate per annum equal to: (a) in the case of a SOFR Loan, the sum of (i) the greater of (x) Term SOFR, determined as of the Interest Determination Date for such Interest Period, and (y) the Rate Floor, plus (ii) the Spread; and (b) in the case of a Prime Rate Loan, for any day, the sum of (i) the greater of (x) the Prime Rate, and (y) the Rate Floor plus (ii) the Prime Rate Spread.
“Applicable Law” means with respect to any Person, real or personal property or matter, any of the following applicable thereto: any constitution, writ, injunction, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, court decision, authorization, approval, concession, grant, franchise, license, requirement, directive or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the Closing Date or thereafter and in each case as amended.
“Appraisal” means an MAI appraisal of the value of the Trust Property and the to be completed Data Center, determined on an “as is” and “as-stabilized” value basis performed by the Appraiser, the form and substance of such appraisal to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise satisfactory to the Lead Lender in all respects.
“Appraiser” means Cushman & Wakefield or such other appraiser that is reasonably acceptable to the Lenders.
“Approved Fund” means any Person (other than a natural person) that is (a) a financial institution that is regulated as a commercial bank and (b) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender; provided that in order for a Person to qualify as an Approved Fund after an acceleration of the Loans pursuant to Section 7.1, only clause (b) shall need to be satisfied.
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“Arrangers” means any Lead Arranger, Joint Lead Arranger, Mandated Lead Arranger, Lead Bookrunner, Syndication Coordinator, and Arranger identified on the cover hereto.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee, duly delivered to and accepted by the Administrative Agent, in the form of Exhibit 1 or any other form approved by the Administrative Agent.
“Assignment of Interest Rate Cap Agreement” means a collateral assignment of Permitted Interest Rate Cap Agreement entered into after the date hereof pursuant to Section 2.14, in form and substance reasonably satisfactory to the Lead Lender, which shall, by its terms, authorize the collateral assignment (and foreclosure) of the Permitted Interest Rate Cap Agreement to the Collateral Agent and require that payments under the applicable Permitted Interest Rate Cap Agreement be deposited directly into the Revenue Account (or, following an Event of Default, such other account selected by the Collateral Agent (at the written direction of the Lead Lender)).
“Authorization” means any consent, registration, filing, declaration, license, approval, permit, order, authorization, exception or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified period.
“Authorized Representative” means, with respect to any Person, the person or persons authorized to act on behalf of such Person with respect to such matter by the governing body of, or pursuant to the terms of any action under the governing documents of, such Person. Any document or certificate delivered under the Financing Documents that is signed by an Authorized Representative may be conclusively presumed by the Agents and Lenders to have been authorized by all necessary corporate, limited liability company or other action on the part of the relevant Person.
“Availability Period” means the period from and including the Closing Date but excluding the earlier to occur of (a) the date that is 36 months following the Closing Date, (b) the Maturity Date or (c) the Completion Date; provided that, if the Availability Period has not earlier ended, the Borrower may request that the Lenders fund the [***] on the Stabilization Date with the proceeds of a Loan (subject to satisfaction of all conditions to the making of a Loan set forth in Section 4.2).
“Available Cash” means, for any Test Period, the sum (without duplication) of all Project Revenues that the Borrower actually receives in cash or cash equivalents during such Test Period.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement (not to exceed one-month unless otherwise agreed between the Borrower and Calculation Agent) or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or
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may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date.
“Bankruptcy” means with respect to any Person (a) commencement by such Person of any case or other proceeding under any existing or future law of any jurisdiction, domestic or foreign (x) relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) filing of any application for appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, shall make a general assignment for the benefit of its creditors; or (b) commencement against such Person of any case or other proceeding of a nature referred to in clause (x) or (y) above which (i) results in the entry of an order for relief or any such adjudication or appointment, which is not subject to appeal or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (c) commencement against such Person of any case or other proceeding seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (d) such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) such Person shall admit in writing its inability to pay its debts as they become due or shall make a general assignment for the benefit of its creditors.
“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy.”
“Base Rent” has the meaning assigned to such term in the Coreweave Lease.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(a).
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that (x) can be determined by the Calculation Agent (acting at the written direction of the Required Lenders) and notified in writing by the Calculation Agent to the Administrative Agent for the applicable Benchmark Replacement Date and (y) is administratively feasible for the Administrative Agent:
(a) the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; and
(b) the sum of: (i) the alternate benchmark rate that has been selected by the Calculation Agent (acting at the written direction of the Required Lenders) and the Borrower (with written notice to the Administrative Agent) giving due
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consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Rate Floor, the Benchmark Replacement will be deemed to be the Rate Floor for the purposes of this Agreement and the other Financing Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Calculation Agent (acting at the written direction of the Required Lenders) and the Borrower (with written notice to the Administrative Agent) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time; provided that in each case the Benchmark Replacement Adjustment is administratively feasible for the Administrative Agent.
“Benchmark Replacement Date” means a date and time determined by the Calculation Agent (acting at the written direction of the Required Lenders and notified in writing by the Calculation Agent to the Administrative Agent), which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
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For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.15.
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“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Block Confirmation” means the memorialization (in accordance with the terms of the Master Electric Energy Sales Agreement and the Transaction Confirmation) of an executed transaction for the purchase of Incremental Block Quantities (as defined in the Master Electric Energy Sales Agreement).
“Blocked Person” means (a) a Person whose name appears on the Specially Designated Nationals and Blocked Persons List or Non-SDN Consolidated Sanctions List maintained by OFAC, or any other Economic Sanctions Laws-related list of designated persons maintained by the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury, (b) a Person domiciled, organized or resident in a country or territory that is the subject of comprehensive or territory-wide sanctions imposed under Economic Sanctions Laws or (c) a Person that is fifty percent (50%) or more owned, or otherwise controlled, by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or territory described in clauses (a) or (b).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the preamble.
“Borrower Account” has the meaning assigned to such term in the Collateral Accounts Agreement.
“Borrower Materials” has the meaning assigned to such term in Section 5.10.
“Borrower Security Agreement” means the Pledge and Security Agreement of even date herewith between the Borrower and the Collateral Agent.
“Borrowing” means all Loans made on the same date.
“Borrowing Date” has the meaning assigned to such term in Section 2.1(c)(iv).
“Borrowing Request” means a written request by the Borrower for a Borrowing of Loans in accordance with Section 2.1 and substantially in the form of Exhibit 3.
“Building” means the Building (as defined in the Coreweave Lease).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, London, England, Germany and Japan are authorized or required by law to remain closed.
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“Calculation Agent” means Deutsche Bank AG, New York Branch, or any of its Affiliates (including Deutsche Bank AG, London Branch) that is a Lender and is not a Defaulting Lender, acting in such capacity.
“Calculation Agent Fee” has the meaning assigned to such term in Section 2.7(a)(ii).
“Capital Stock” means, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof (including any change in the reserve percentage under, or other change in, Regulation D) by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with, or in connection with the implementation of, the Dodd Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described by either clause (x) or (y) be deemed to be a Change in Law, regardless of the date enacted, implemented, adopted or issued.
“Change of Control” means the occurrence of any of the following:
(a)    the failure of Galaxy Digital to be the general partner of the Sponsor;
(b)    [***]
(c)    [***]
“Change Order” means any change in, modification to or deviation from the Plans and Specifications or any Construction Agreement to which Borrower is a party, whether designated a change order or construction change directive, and whether or not there is a change in the contract sum or contract time under such Material Project Document.
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“Closing Date” means the date on or following the date of execution of this Agreement on which all conditions precedent specified in Section 4.1 are satisfied (or waived by the Initial Lender in its sole discretion in accordance with Section 9.2).
[***].
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Collateral” means all of the real and personal property, rights and interests of the Borrower and HoldCo which are subject to the security interest, security title, liens and mortgages created by the Security Documents, including without limitation the Trust Property.
“Collateral Accounts Agreement” means the Collateral Accounts Agreement of even date herewith among Borrower, the Administrative Agent and the Collateral Agent.
“Collateral Agent” means GLAS USA LLC, a limited liability company organized under the laws of the State of New Jersey, in its capacity as Collateral Agent for the Secured Parties under the Security Documents, and any sub-agent appointed, or successor thereto pursuant to Section 8.7 of this Agreement.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower pursuant to Section 2.1(a), for the purposes set forth in Section 5.13, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 as such amounts may otherwise be (a) reduced in accordance with Section 2.4 or Section 7.1 and/or (b) reduced or increased from time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The aggregate amount of the Commitments on the Closing Date is equal to the Total Commitment Amount.
“Commitment Fee” has the meaning assigned to such term in Section 2.7(b).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute.
“Commodity Hedging Transaction” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction or other exchange or protection transaction relating to purchase or sale of electricity or any option with respect to any such transaction, including derivative financial instruments.
“Completion” means that (a) Substantial Completion (as defined in the Construction Agreement) for all Work for all phases of construction of the Project under the Construction Agreement shall have occurred and all punch list items for the Project shall have been completed in accordance with the Plans and Specifications, Construction Agreement, all Applicable Law, and this Agreement, (b) all Project Costs contemplated in the Project Budget described in clause (a) above have been paid in full and closed out and unconditional Lien waivers from all contractors who performed any work with regard to
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all work performed and/or all materials supplied in connection with the Project have been delivered to Administrative Agent, (c) each of the conditions set forth in Section 9.10 (Final Completion and Final Payment) of the Construction Agreement shall have been satisfied and Final Completion (as defined in the Construction Agreement) shall have occurred, and (d) each Data Hall Commencement Date has occurred in accordance with the terms of the Coreweave Lease, with completion of such requirements set forth in (a) through (c) above to be evidenced to the reasonable satisfaction of the Calculation Agent (in consultation with the Lender’s Technical Consultant).
“Completion Date” means the date on which Completion occurs.
“Completion Guaranty” means, that certain Guaranty of Completion of even date herewith by Sponsor in favor of Collateral Agent for the benefit of the Secured Parties.
“Condemnation” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation, expropriation, nationalization or similar action of or proceeding by any Governmental Authority affecting the Project.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Prime Rate Spread,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.6(f) and other technical, administrative or operational matters) that the Calculation Agent (acting at the written direction of the Required Lenders and notified in writing by the Calculation Agent to the Administrative Agent) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent and Lenders in a manner substantially consistent with market practice (or, if the Administrative Agent or Required Lenders decide that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders determine that no market practice for the administration of any such rate exists, in such other manner of administration (x) as the Calculation Agent (acting at the written direction of the Required Lenders and notified in writing by the Calculation Agent to the Administrative Agent) decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents) and (y) that is administratively feasible for the Administrative Agent.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
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“Construction Agreement” means, the AIA Document A-102-2017 (Standard Form of Agreement between the Borrower and Contractor where the basis of payment is the cost of the Work plus a fee with a Guaranteed Maximum Price) (as each such capitalized term is defined therein) dated as of April 3, 2025 between Borrower and Contractor, as amended by that certain contract change order dated August 13, 2025 and executed August 14, 2025.
“Construction Bond” means a performance and payment bond in a form approved by the Calculation Agent, with a contractor as principal, with a surety company acceptable to the Calculation Agent and licensed to do business in Texas, as surety.
[***].
“Construction Draw Schedule” means that certain construction draw schedule attached hereto as Appendix 1.
“Construction Schedule” means the schedule attached hereto as Appendix 2 establishing a timetable for completion of the Work, showing on a monthly basis the anticipated progress of the Work (including the scheduled Completion Date), which such schedule shall be (a) (i) extended (as applicable) commensurate with any extension of any Data Hall Early Access Date Deadline or Data Hall Commencement Date Deadline or related grace period due to “Change Order”, any “Tenant Delay” and/or “Force Majeure” (as each such term is defined in the Coreweave Lease) under the Coreweave Lease or (ii) shortened commensurate with the shortening of any Data Hall Early Access Date Deadline or Data Hall Commencement Date Deadline under the Coreweave Lease, in each case, as acknowledged in writing by Coreweave so long as the other terms and conditions of the Coreweave Lease following such extension or shortening, are substantially the same as the terms and conditions in effect on the Closing Date, or (b) extended as otherwise agreed by the Calculation Agent.
“Contractor” means Clayco, Inc., a Missouri corporation.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Coreweave” means Coreweave, Inc., a Delaware corporation.
“Coreweave Estoppel Certificate” has the meaning assigned to such term in Section 5.42.
“Coreweave Lease” means that certain Lease Agreement between the Borrower and Coreweave, dated as of March 12, 2025, as modified from time to time, including pursuant to any Additional Work Lease Modification.
“Coreweave Payment Instruction Letter” means that certain Irrevocable Payment Instruction Letter dated as of the date hereof made by the Borrower and the Collateral Agent and countersigned by Coreweave.
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“Coreweave SNDA” means an SNDA in respect of the Coreweave Lease, in form and substance reasonably satisfactory to the Lead Lender.
“Cost Savings” means [***].
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Calculation Agent (acting at the written direction of the Required Lenders and notified in writing by the Calculation Agent to the Administrative Agent) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Calculation Agent (acting at the written direction of the Required Lenders) or the Administrative Agent decides that any such convention is not administratively feasible, then the Calculation Agent (acting at the written direction of the Required Lenders and notified in writing by the Calculation Agent to the Administrative Agent) may establish another convention in its reasonable discretion that is administratively feasible for the Administrative Agent.
“Data Center” means that certain Data Center Facility to be constructed on the Trust Property pursuant to, among other agreements, the Construction Agreement and other Material Project Documents, which will comprise, when fully completed (a) the Building, (b) the Data Halls to be fitted out in the Building with an aggregate of at least 132.7 megawatts of critical electric power available for use by Coreweave pursuant to the Coreweave Lease, and (c) non-data hall spaces (e.g., mechanical rooms, electrical rooms, office space, etc.) related to the Data Halls as required by the Coreweave Lease.
“Data Center Complex Subfacility” means the Data Center, together with [***], and all of the infrastructure used or necessary to operate the Data Center and the [***].
“Data Center Facility” means a highly specialized, secure single or multi-tenant facility used for housing a large number of computer servers and key infrastructure, including telecommunications and storage systems, generators, heating, ventilation, air conditioning, water, HVAC and other cooling systems, necessary to power and cool the servers and ancillary office, mechanical rooms, electric rooms and storage space related thereto, including any power generation facilities, electrical power substations, well water and plumbing systems and water treatment facilities.
“Data Center Substation” means the electrical power substation owned in part by the Borrower as a tenant in common pursuant to the [***] and located on real property owned in fee by Galaxy Power from which electrical power is transmitted to the Data Center.
“Data Hall” means each tenant space or room described as a “Data Hall” (as defined in the Coreweave Lease) that tenant has agreed to lease in accordance with the terms of Coreweave Lease.
“Data Hall Commencement Date” means, for any Data Hall, the “Data Hall Commencement Date” (as defined in the Coreweave Lease) specified in Section 1.32 of the Coreweave Lease.
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“Data Hall Commencement Date Deadline” means, for any Data Hall, the Data Hall Target Commencement Date with respect to such Data Hall specified in Section 1.33 of the Coreweave Lease.
“Data Hall Early Access Date Deadline” means, for any Data Hall, the Data Hall Target Early Occupancy Date (as defined in the Coreweave Lease) specified in Section 1.32 of the Coreweave Lease.
“Data Hall Target Commencement Date” means, for any Data Hall, the Data Hall Target Commencement Date (as defined in the Coreweave Lease) specified in Section 1.34 of the Coreweave Lease.
“DB Fee Letter” has the meaning assigned to such term in the definition of Fee Letters.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Deed of Trust” means that certain Fee and Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated on or about the date hereof, executed by Borrower to a trustee named therein acting on behalf of the Collateral Agent for the benefit of the Secured Parties, which encumbers the estate of Borrower in the Trust Property.
“Default” means any event, condition or circumstance that, with notice or lapse of time or both, would become an Event of Default.
“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect and to the extent notified to the Administrative Agent in writing in accordance with the definition of “Lender Default”.
“Deposit Account Control Agreement” means that certain deposit account control agreement (springing control) by and among the Borrower, the Deposit Bank and the Collateral Agent in respect of the Accounts and, if any, the Working Capital Account.
“Deposit Bank” has the meaning set forth in the Collateral Accounts Agreement.
“Derivative Delivery Date” has the meaning set forth in Section 2.14(a).
“Developer” means Galaxy Development Services, LLC, a Delaware limited liability company.
“Development Fee” means any fee to be paid by the Borrower to the Developer pursuant to the Development Services Agreement.
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“Development Services Agreement” means that certain Development Services Agreement (Helios I), dated as of the date hereof, by and between the Borrower and the Developer.
[***]
“Development Services Subordination Agreement” means that certain Consent and Subordination of Development Services Agreement among Developer, Collateral Agent and Borrower dated as of the date hereof, in form and substance reasonably satisfactory to the Lead Lender.
“Direct Agreement” means a consent agreement among the Borrower, Collateral Agent, a counterparty to a Material Project Document in respect of the Project and such other Persons required by the Lead Lender to enter into such consent, including without limitation, each of [***].
“Discharge Date” means the date when the outstanding Obligations have been indefeasibly paid in full in cash (other than indemnification and other similar obligations that by their terms survive the indefeasible payment in full of all Obligations and for which no claim is pending as of such date), all Commitments have been terminated and each of the Financing Documents, including any Permitted Interest Rate Swap Agreement, have been terminated or novated such that none of the parties thereto continues to have any obligations thereunder or otherwise subject to other arrangements as agreed with the Permitted Swap Bank party thereto.
“Disposition” or “Dispose” means the sale, transfer, license, lease, the grant of any option or other right to purchase or other disposition of any asset or property (real or personal) by the Borrower (excluding any issuance by Borrower of its own Capital Stock to an existing interest holder).
“Dollars” or $ refers to the lawful currency of the United States of America.
“Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States, Canada, European Union or United Kingdom pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or territory, including, with respect to the United States, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, and any other OFAC administered sanctions program.
“Engineer” means [***].
[***]
“Engineering Services Agreement” means, that certain professional services agreement between Galaxy Power and Engineer executed by Galaxy Power on January 1, 2015 and Engineer on January 14, 2025, and assigned by Galaxy Power to the Borrower pursuant to the Master Assignment and Assumption Agreement.
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“Entitled Person” has the meaning assigned to such term in Section 9.9(e).
“Environment” means soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, plants and animals and other life forms.
“Environmental Claim” means any action, suit, proceeding, notice of violation or noncompliance, claim or demand (collectively, a claim) by any Person alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources, personal injuries (to the extent related to exposure to Hazardous Substances), fines or penalties related to (a) the presence, or Release into the Environment, of any Hazardous Substance at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of, or alleged violation of, or liability arising under any Environmental Law. The term Environmental Claim shall include any claim by any Person for investigation, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and any claim by any third-party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.
“Environmental Consultant” means Topographic, Co.
“Environmental Indemnification Agreement” means that certain Environmental Indemnification Agreement of even date herewith by the Borrower and Sponsor, on a joint and several basis, for the benefit of the Collateral Agent.
“Environmental Law” means any Applicable Laws applicable to the Project regulating or imposing liability or standards of conduct concerning or relating to pollution, Hazardous Substances, natural resources (including ground water), the protection of the Environment and human health (to the extent related to exposure to Hazardous Substances), including all Applicable Laws concerning the Release, threatened Release, disposal, arrangement for disposal, dumping, discharge, treatment, storage or handling of Hazardous Substances.
“Equity Cure Amount” has the meaning assigned to such term in Section 7.2(b).
“Equity Cure Right” has the meaning assigned to such term in Section 7.2.
“ERCOT” means the Electric Reliability Council of Texas, Inc., and any successor thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower and any other trade or business which, together with the Borrower, is treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.
“Erroneous Payment” has the meaning assigned to such term in Section 9.23(a).
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“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 9.23(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 9.23(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 9.23(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 9.23(e).
“Event of Abandonment” means the suspension of execution of practically all Work by the Borrower and Contractor for a period of ten (10) or more successive Business Days insofar as such suspension (a) is not shown on the Construction Schedule, (b) does not result from the occurrence of a “Force Majeure” under (and as defined in) the Coreweave Lease or a “Force Majeure” under (and as defined in) the Construction Agreement, (c) with respect to the Contractor, occurs after “Substantial Completion” (as defined in the Construction Agreement) of the Project, or (d) is not due to a “Tenant Delay” (as defined in the Coreweave Lease); provided that the Borrower shall not be considered to have voluntarily abandoned, decommissioned, cancelled or withdrawn from all the Work to the extent there is a cessation of construction or operation activities of the Work due to (i) the occurrence of a “Force Majeure” under (and as defined in) the Coreweave Lease or a “Force Majeure” under (and as defined in) the Construction Agreement, (ii) any scheduled absence of any site construction related activities in accordance with the Construction Schedule, (iii) with respect to construction activities, the completion of the Project, or (iv) any “Tenant Delay” (as such term is defined in the Coreweave Lease).
“Event of Default” has the meaning assigned to such term in Section 7.1.
“Event of Loss” means any loss of, destruction of or damage to, or any Condemnation or other taking of any real or personal property of the Borrower.
[***]
“Excluded Swap Obligations” means, with respect to the Borrower, (i) as it relates to all or a portion of the Guarantee of the Borrower, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of the Borrower becomes effective with respect to such Swap Obligation or (ii) as it relates to all or a portion of the grant by the Borrower of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s failure for any reason to
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constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of the Borrower becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes imposed by the jurisdiction under the laws of which such recipient is organized (or any subdivision or taxing authority thereof or therein) or in which its principal office (or other fixed place of business) is located or, in the case of any Lender, in which its applicable lending office is located, (b) Taxes imposed, deducted or withheld as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under or received or perfected a security interest under any Financing Document), (c) any branch profits Taxes imposed by the jurisdictions listed in clause (a) of this definition, (d) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (e) any Taxes imposed as a result of the failure of any Agent, any Lender or any such other recipient to furnish any form, documentation or information required by Section 2.10(e), and (f) any Tax imposed pursuant to FATCA.
“Exempt Wholesale Generator” means an “exempt wholesale generator,” as such term is defined in Section 1262(6) of PUHCA and FERC’s implementing regulations at 18 C.F.R. Part 366.
“Facility” has the meaning set forth in the recitals.
“FATCA” means Sections 1471 through 1474 of the Code, as the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted by any Governmental Authority pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds
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transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Calculation Agent from three (3) commercial banks of recognized standing selected by the Calculation Agent and notified to the Administrative Agent by the Calculation Agent.
“Fee Letters” means, collectively, (a) the Fee Letter of even date herewith between the Structuring Bank, Borrower and the Sponsor (the “DB Fee Letter”), (b) each fee letter, entered into on the Closing Date, between the Borrower, on the one hand, and a Lender, on the other hand and (c) the Agency Fee Letter.
“FERC” means the Federal Energy Regulatory Commission and its successors.
“Financial Model” means the financial model dated as of the date hereof.
“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.
“Financing Documents” means this Agreement, each Note, each Fee Letter, the Environmental Indemnification Agreement, the Completion Guaranty, the Sponsor Debt Service Guaranty, the Sponsor Recourse Guaranty, each Direct Agreement, the Security Documents, the HoldCo Guaranty, each Subordination Agreement, each Borrowing Request, the Funding Direction Letter, each Approved Transfer Certificate (as defined in the Collateral Accounts Agreement), each Permitted Interest Rate Swap Agreement and all other documents, instruments or agreements now or hereafter executed and delivered by or on behalf of the Borrower, HoldCo or Sponsor required by this Agreement or any other then existing Financing Document or any other document, instrument or agreement executed and delivered by Borrower, HoldCo or Sponsor that is in connection with this Agreement or any other then existing Financing Document that is expressly identified as a “Financing Document” therein, and any amendment, waiver or consent under any Financing Document; provided that for the avoidance of doubt, a notice given by or on behalf of the Borrower pursuant to Section 5.11 and Section 5.12 is not a Financing Document.
“Financing Expenses” means (a) all costs, expenses, interest and fees payable to any Secured Party or the Deposit Bank with respect to the Facility, including any fees payable under the Fee Letters, and premium and other amounts payable under Permitted Interest Rate Agreements, (b) fees, closing and administrative costs, including costs of counsel and advisors payable under Section 9.3(a) and costs of counsel to the Borrower with respect to the Facility; and (c) any other costs, expenses and fees specified in the Funds Flow Memorandum.
“FPA” means the Federal Power Act, as amended.
“Funding Direction Letter” means the funding direction letter, dated the Closing Date and executed by the Borrower and the Sponsor, directing the Administrative Agent to
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distribute proceeds of the Loans on the Closing Date in accordance with the Funds Flow Memorandum attached thereto.
“Funds Flow Memorandum” means the memorandum detailing the proposed flow, and use, of the initial Loans made on the Closing Date, which memorandum has been approved as to form and substance by the Administrative Agent and the Initial Lender.
“GAAP” means generally accepted accounting principles in the United States of America consistently applied.
“Galaxy Digital” means Galaxy Digital Inc., a Delaware corporation.
“Galaxy Power” means Galaxy Power LLC, a Delaware limited liability company.
“Governmental Authority” means any federal, regional, state or local government, or political subdivision thereof or other entity (including the European Central Bank, the European Union and other foreign governmental bodies) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, including all agencies and instrumentalities of such governments and political subdivisions.
“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, any Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) real or personal property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or the execution of any contracts or agreements permitted under this Agreement. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guaranteed Maximum Price” means with respect to the Construction Agreement the “Guaranteed Maximum Price” as defined in the Construction Agreement.
“Guarantor” means Sponsor and HoldCo.
“Hazardous Substance” means, but is not limited to, any material, waste or substance which is a contaminant, pollutant, toxic substance, regulated substance, hazardous waste, hazardous material or hazardous substance which is or becomes regulated by applicable Environmental Laws or which is classified as hazardous or toxic under applicable Environmental Laws (including gasoline, diesel fuel or other petroleum hydrocarbons,
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polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and urea formaldehyde foam insulation).
“Helios Campus Property” means the entire undivided parcel of real property owned in fee by Galaxy Power as of the Closing Date.
“Historical Cash Available for Debt Service” means, for any Test Period, [***].
“Historical Debt Service” means [***].
“Historical Debt Service Coverage Ratio” means [***].
“HoldCo” means Galaxy Helios I Pledgor LLC, a Delaware limited liability company.
“HoldCo Guaranty” means the Guaranty dated on the date herewith by HoldCo in favor of the Collateral Agent, for the benefit of the Secured Parties.
“HoldCo Pledge Agreement” means the Pledge Agreement of even date herewith between HoldCo and the Collateral Agent.
“[***] Lease” means that certain lease and services agreement dated as of the date hereof among the Borrower, Galaxy Power and [***].
“Immaterial Project Document” means (a) any consulting contract, contract for administrative services or contract in respect of quality control, testing or peer review or other contract in each case for the construction of the Data Center, (b) any contract for the maintenance and repair of the electrical, mechanical (including, without limitation, HVAC), access control, security, or fire/life safety equipment, systems and infrastructure, or any portion thereof, serving the Data Center, and (c) any other contract in respect of the Project, including any Lease in respect of any portion of the Data Center that satisfies the following criteria:
(a)    provides for aggregate payments or obligations by the Borrower thereunder, per annum of less than $[***], and for the term of the contract of less than $[***];
(b)    is not material to the construction and/or operation of the Project or to the business, operations or financial condition of Borrower;
(c)    the breach, nonperformance, suspension, cancellation or failure to renew such contract could not reasonably be expected to result in a default under the Coreweave Lease; and
(d)    is not a contract with an Affiliate of Borrower or Sponsor.
“Indebtedness” of any Person means, without duplication, all (a) indebtedness for borrowed money and every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of real
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or personal property or services, except accounts payable and accrued expenses arising in the ordinary course of business and payable within ninety (90) days (unless such accounts payable or expenses remain unpaid), (d) the capitalized amount (determined in accordance with GAAP) of all payments due or to become due under all leases and agreements to enter into leases required to be classified and accounted for as a capital lease in accordance with GAAP, (e) reimbursement obligations (contingent or otherwise) pursuant to any performance bonds or collateral security, (f) Indebtedness of others described in clauses (a) through (e) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the real or personal property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person, (g) obligations of such Person in respect of Swap Agreements, and (h) Indebtedness of others described in clauses (a) through (g) above Guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s general partner interest in such partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Party” has the meaning assigned to such term in Section 9.3(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Financing Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Auditor” means any of PricewaterhouseCoopers, Deloitte, Ernst & Young, CohnReznick, Clifton LarsenAllen or KPMG, as selected by the Borrower and notified to the Administrative Agent in writing, or such other firm of independent public accountants of recognized international standing selected by the Borrower and acceptable to the Administrative Agent (acting at the written direction of the Calculation Agent, acting reasonably).
“Information” has the meaning assigned to such term in Section 9.12(a).
“Initial Lender” means Deutsche Bank AG, New York Branch.
“Insurance Advisor” means INDECS Consulting Limited, or another internationally recognized insurance advisor selected by the Calculation Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, acting reasonably.
“Interconnection Agreements” means, collectively, with respect to Galaxy Power, (i) that certain letter agreement, dated [***], by and between [***], as amended by that certain first amendment to the letter agreement, dated as of [***], by and between [***], (ii) by that certain second amendment to the letter agreement, dated as of [***], by and between [***], and (iii) the Interconnection Agreement dated as of [***] between [***].
“Interest Determination Date” means with respect to any Interest Period for any SOFR Loan, the Periodic Term SOFR Determination Day for such Interest Period.
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“Interest Payment Date” means the 25th day of each calendar month (or if such date is not a Business Day, on the next succeeding Business Day) during the term of the Loans, until the Discharge Date; provided that the first Interest Payment Date shall be September 25, 2025.
“Interest Period” means, (a) for each Loan made on an Interest Payment Date (or, for any Loan to which reference to this clause (a) is made pursuant to this definition’s clause (b) or (c)), the period commencing on such Interest Payment Date (or any subsequent Interest Payment Date) and ending on the day immediately preceding the then-next succeeding Interest Payment Date, (b) for the Loan made on the Closing Date, the period commencing on the Closing Date and ending on the day immediately preceding the Interest Payment Date falling in the month of September 2025, and thereafter each subsequent period set forth in clause (a), and (c) for any Loan made on a date other than an Interest Payment Date pursuant to Section 2.1, the period commencing on the date such Loan was made and ending on the day immediately preceding the then-next succeeding Interest Payment Date and thereafter each subsequent period set forth in clause (a); provided that no Interest Period shall extend beyond the Maturity Date.
“Landlord’s Work” has the meaning specified in Section 1.50 of the Coreweave Lease.
“Lead Lender” means (a) at all times that the Initial Lender or an Affiliate of the Initial Lender is a Lender and is not a Defaulting Lender, the Initial Lender, and (b) at all other times, Required Lenders.
“Leases” means the collective reference to all leases (inclusive of any Property Management Agreement and service level agreements part of, or entered into in connection with, such leases), subleases and occupancy agreements for the use of space and the utilization of power at all or a portion of the Building, Data Center or any other portion of the Trust Property.
“Lender Default” means (a) the refusal or failure by any Lender to make available its portion of any Borrowing, (b) a Lender having notified in writing the Administrative Agent and the Borrower that it does not intend to comply with its obligations under Section 2.3 or (c) a Lender that has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other regulatory authority from the country of incorporation or residence of such parent company acting in a similar capacity; provided that no Lender Default shall be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. The Administrative Agent shall not be deemed to have knowledge or notice of a “Lender Default” hereunder unless the
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Administrative Agent has received written notice as set forth above from such Lender or the Borrower referring to this Agreement and notifying the Administrative Agent of the identity of such Lender and a description of the “Lender Default” which the Administrative Agent may conclusively rely upon without incurring liability therefore, and absent receipt of such notice from such Lender or the Borrower, the Administrative Agent may conclusively assume that no “Lender Default” under this Agreement has occurred.
“Lenders” means, collectively, the Initial Lender, the Persons who have executed this Agreement as a “Lender” and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lenders’ Technical Consultant” means [***], or another nationally recognized project management firm selected by the Lead Lender and, so long as no Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.
“Lien” means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, collateral assignment or preference, priority or other security agreement, mandatory deposit arrangement, preferential arrangement or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the registration of any financing statement under the Uniform Commercial Code or comparable law of the relevant jurisdiction).
“Loan” or “Loans” means a loan or loans made by the Initial Lender or any other Lender to the Borrower under Section 2.1(a) or Section 8.9.
“Loan Party” means each of the Borrower and each Guarantor.
“Loan to Cost Ratio” means, as of any date of determination, the ratio (expressed as a percentage) as determined by the Calculation Agent (in consultation with the Lenders’ Technical Consultant) in which (a) the numerator is equal to the sum of (i) the aggregate outstanding principal amount of the Loans as of such date and (ii) the un-advanced portion of the Commitment and (b) the denominator is the sum of (x) the aggregate Project Costs contemplated in the Project Budget actually expended to such date, and (y) the remaining budgeted Project Costs contemplated in the Project Budget as set forth in the Project Budget necessary to complete construction of the Project in accordance with the Coreweave Lease, this Agreement and Construction Agreement.
“Loan to Value Ratio” means, as of any date of determination, the ratio (expressed as a percentage) in which (a) the numerator is equal to the aggregate outstanding principal amount of the Loans and (b) the denominator is equal to the “as-stabilized” appraised value of the Data Center as determined by the Calculation Agent in its commercially reasonable discretion based on the Appraisal delivered to Lender pursuant to Section 4.1(x).
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“Loss Proceeds” means insurance proceeds, condemnation awards or other similar compensation, awards, damages and payments with respect to any Event of Loss.
“Loss Proceeds Account” has the meaning assigned to such term in the Collateral Accounts Agreement.
“Major Subcontract” means each subcontract between Contractor and a Major Subcontractor in connection with the Construction Agreement.
“Major Subcontractor” means each of:
(a)    Clayco Systems & Equipment Innovations Inc (SEI);
(b)    [***]
(c)    [***]
(d)    [***]
(e)    [***]
(f)    [***]
(g)    [***]
(h)    Any subcontractor with subcontracts with the Contractor in connection with the Construction Agreement with an aggregate award that exceeds $8 million;
(i)    Any subcontractor with subcontracts with the Contractor in connection with the Construction Agreement providing a “critical to path” trade and designated as such by the Calculation Agent acting reasonably and in consultation with the Lenders’ Technical Consultant.
“Make-Whole Amount” means [***].
“Make-Whole Period” means [***].
“Management Agreements” means the Development Services Agreement, the Property Management Agreements and each other agreements (other than the Coreweave Lease) entered into by the Borrower providing for the management of the Project and/or the payment of a management fee to Borrower, the payment of which is subject to a Subordination Agreement.
“Management Fees” means the fees payable by the Borrower under the Management Agreements to the extent such fees are permitted to be paid pursuant to the Financial Model and Subordination Agreements.
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“Master Assignment and Assumption Agreement” means that certain Master Assignment and Assumption Agreement dated as of the date hereof among Galaxy Power, Galaxy Digital and the Borrower.
“Master Distribution and Contribution Agreement” means that certain Master Distribution and Contribution Agreement dated as of August 8, 2025 among Galaxy Power, the Borrower, Galaxy Helios II LLC, HoldCo, Galaxy Digital Qualified Opportunity Zone Business, LLC.
“Master Easement Agreement” means that certain Cross-Access, [***] between the Borrower and Galaxy Power, dated as of August 8, 2025, as modified from time to time.
“Master Electric Energy Sales Agreement” means (i) that certain Master Electric Energy Sales Agreement, dated as of August 14, 2025 among [***], Galaxy Power and the Borrower, and (ii) that certain Transaction Confirmation, in each case, dated as of August 14, 2025 between [***] and the Borrower (the “Transaction Confirmation”).
“Material Adverse Effect” means a material adverse effect on: (a) the business, assets, properties (including the Project), operations or condition (financial or otherwise) of the Borrower, or of the Borrower, HoldCo and Sponsor, taken as a whole; (b) the ability of any of the Borrower, HoldCo or Sponsor to perform its obligations under the Transaction Documents to which it is a party in accordance with the terms thereof; (c) the validity of, enforceability of the rights or remedies of, or benefits available to, the Secured Parties under the Financing Documents; or (d) the validity, priority and perfection of the Secured Parties’ Liens in the Collateral.
“Material Amendment” means, in relation to any Material Project Document, any material amendment, modification or supplement of such Material Project Document or any consent by the Borrower thereunder which would have the practical effect of changing the terms or scope of such Material Project Document, including any amendment, modification, supplement or consent that:
(a)    in the case of an amendment, modification or supplement to or such consent under the Construction Agreement,
(i)    the Construction Agreement or Plans and Specifications resulting in the Borrower’s inability to satisfy the building specifications and/or operational requirements under the Coreweave Lease;
(ii)    could reasonably be expected to have a Material Adverse Effect or result in a default under any Coreweave Lease;
(iii)    [***]
(iv)    [***]
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(v)    [***]
(vi)    results in any changes to the applicable parties thereto;
(vii)    would extend or shorten the term of the Construction Agreement; or
(viii)    would materially and adversely change the rights and obligations of the Borrower thereunder;
(b)    in the case of an amendment, modification or supplement to or consent under the Coreweave Lease:
(i)    reduces the rent or other compensation to the Borrower thereunder;
(ii)    would make compliance by the Borrower with its obligations thereunder more onerous (including changes to the service levels); or
(iii)    modifies the performance standards and remedies set forth in the “Service Level Agreement” as defined and set forth in the Coreweave Lease to make more onerous;
(iv)    results in any changes to the applicable parties thereto;
(v)    would extend or shorten the term of the Coreweave Lease; or
(vi)    would materially and adversely change the rights and obligations of the Borrower thereunder;
(c)    in the case of the [***] and the Master Easement Agreement, (i) any consent to the construction of any [***] or (ii) any amendment, modification or supplement thereto or consent thereunder (other than in the case of this clause (ii) ministerial amendments or modifications that do not adversely affect the construction or operation of the Project or materially increase any of Borrower’s, Lender’s or the Agent’s obligations or liabilities thereunder);
(d)    in the case of any other Material Project Document, any amendment, modification or supplement to or consent under that:
(i)    could reasonably be expected to have a Material Adverse Effect or result in a default under any Coreweave Lease;
(ii)    [***]
(iii)    results in any changes to the applicable parties thereto;
(iv)    [***]
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(v)    would materially and adversely change the rights and obligations of the Borrower thereunder;
provided that notwithstanding the foregoing, the assignment or termination of a Material Project Document shall not be treated as a Material Amendment of such Material Project Document but shall be subject to Section 6.11(a); provided further that for the avoidance of doubt, the following shall not constitute a Material Amendment:
(a)    any amendment, modification, or supplement to Attachment B-2 to the Transaction Confirmation that does not adversely affect the Borrower or the Lenders;
(b)    any amendment, modification or supplement to Attachment B to the Master Electric Energy Sales Agreement that does not adversely affect the Borrower or the Lenders;
(c)    any amendment, modification, or supplement related to billing or payment in the Master Electric Energy Sales Agreement or Transaction Confirmation such that billing and payment can occur in accordance with the intent of the Master Electric Energy Sales Agreement or Transaction Confirmation that does not adversely affect the Borrower or the Lenders ; and
(d)    any Block Confirmation constituting a Permitted Commodity Hedging Transaction entered into under the Master Electric Energy Sales Agreement and the related Transaction Confirmation, and which constitutes a Swap Agreement.

“Material Permits” means each material building permit, certificate of occupancy and Authorization issued pursuant to Environmental Law, and any other material Authorization required in connection with and material to the ownership, operation, occupancy or maintenance of the Project.
“Material Project Contract Damages Proceeds” means all net cash proceeds in respect of termination payments, buy-out payments or performance liquidated damages or similar payments or which constitute damages (including punitive damages) awarded to the Borrower under or in respect of any Material Project Document, in each case payable to the Borrower and received by the Borrower or received on behalf of the Borrower by Sponsor, HoldCo or any Affiliate of the Borrower.
“Material Project Documents” means:
(a)    the Master Easement Agreement;
(b)    the Coreweave Lease, including any Additional Work Document;
(c)    the Construction Agreement;
(d)    the [***] Lease;
(e)    any Management Agreement;
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(f)    any Power Agreement;
(g)    [***]
(h)    any Replacement Project Document;
(i)    the Plans and Specifications;
(j)    the Engineering Services Agreement; and
(k)    each other contract entered into by the Borrower or any Affiliate thereof in respect of the Project (including any Lease in respect of any portion of the Data Center) that is designated as a Material Project Document by the Calculation Agent acting reasonably and in consultation with the Lenders’ Technical Consultant.
“Material Project Party” means each Person (other than any Agent, any Lender or the Borrower) from time to time party to any Material Project Document.
“Maturity Date” means the Scheduled Maturity Date, or the next Business Day if such date is not a Business Day, or such earlier date on which all of the Loans shall become due and payable pursuant to the terms hereof.
[***]
“Milestone Activity” means, with respect to any Data Hall, the Substantial Completion of Landlord’s Work with respect to such Data Hall.
“Milestone Date” means, with respect to any Data Hall, the Data Hall Target Commencement Date for such Data Hall, as such milestone date shall be (a) (i) extended (as applicable) commensurate with any extension of the equivalent of any “Data Hall Target Early Occupancy Date” or “Data Hall Target Commencement Date” or related grace period whether due to “Change Order”, “Tenant Delay” and/or “Force Majeure” (as each such term is defined in the Coreweave Lease) under the Coreweave Lease or (ii) shortened commensurate with any shortening of the equivalent of any Data Hall Target Early Occupancy Date or Data Hall Target Commencement Date under the Coreweave Lease, in each case, as acknowledged in writing by Coreweave so long as the terms and conditions of the Coreweave Lease following such extension or shortening are substantially the same as the terms and conditions in effect on the Closing Date or (b) extended as otherwise agreed by the Calculation Agent.
“Mineral Estate” means [***].
[***]
“Mineral Estate Owners” means the Persons that own the Mineral Estate.
“Minor Default” means in relation to any Material Project Document, a default thereunder that (a) does not give the non-defaulting party the right to terminate such Material Project
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Document immediately, after the passing of time or upon the counterparty not satisfying any conditions to cure, (b) does not subject the Borrower to any liquidated damages, penalties, increased cost obligations or other remedial provisions thereunder, including in the case of a Lease, rent abatements, (c) could not reasonably be expected to result in the incurrence of any material Lien on the Project or (d) could not reasonably be likely to have a negative impact (other than de minimis impacts) on the Project Revenues or the ability of the Borrower (or any manager) and/or Tenant to use, maintain and/or operate the Project in any material manner
“Monthly Withdrawal Certificate” means a certificate provided by the Borrower to the Calculation Agent and the Lenders’ Technical Consultant in relation to each proposed Borrowing, in the form attached hereto as Exhibit 7.
“Net Available Amount” means:
(a)    in the case of any Event of Loss, the aggregate amount of Loss Proceeds received by the Borrower in respect of such Event of Loss, net of reasonable costs and expenses incurred by the Borrower in connection with the collection of such Loss Proceeds;
(b)    in the case of any Disposition, the aggregate amount received by the Borrower in respect of such Disposition, net of reasonable costs and expenses incurred by the Borrower in connection with such Disposition; and
(c)    in the case of the incurrence of any Indebtedness, the cash proceeds received from such issuance of Indebtedness, as the case may be, net of underwriting discounts and commissions and other reasonable and documented costs and expenses associated therewith, including reasonable and documented legal fees and expense.
“Newmark Fees” means any broker fees payable by Galaxy Power LLC to Newmark & Company Real Estate Inc., a New York corporation d/b/a New Mark pursuant to that certain Commercial Financing Procurement Fee Agreement dated as of November 6, 2024, by and between Galaxy Power LLC and New Mark & Company Real Estate Inc.
“Non-Consenting Lender” means any Lender (other than the Initial Lender) that does not approve any consent, waiver or amendment that (a)(i) requires the approval of all or all affected Lenders in accordance with Section 9.2 and (ii) has been approved by the Required Lenders or (b) requires the approval of the Required Lenders and any such consent, waiver or amendment cannot be obtained without such Lender’s consent.
“Note” has the meaning assigned to such term in Section 2.5(b)(ii).
“O&M Expenses” means (a) the costs and expenses of the Borrower of owning, operating, managing and maintaining the Project, determined on a cash basis (except for real and personal property taxes, and insurance premiums, which shall be determined on an accrual basis), including such costs and expenses incurred by the Borrower to the Borrower’s counterparties under the Material Project Documents to which the Borrower is a party in accordance with the terms thereof, costs, expenses and fees attendant to obtaining and
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maintaining in effect any Authorization, payments under any parts agreement, payments for spare parts, equipment, materials, utilities, repair and ordinary or major maintenance services (including payments for restoration or repair of the Project prior to the receipt of insurance proceeds) and reasonable general and administrative expenses, including expenditures incurred to keep the Collateral free and clear of all Liens (other than Permitted Liens) and such costs and expenses incurred to prevent the occurrence of any default under any Material Project Document or any Default hereunder; (b) all Taxes with respect to Buildings (including real estate taxes) imposed on and payable by the Borrower; (c) insurance costs; (d) legal, accounting and other professional fees attendant to any of the foregoing items; and (e) with respect to any period, Management Fees payable under the Property Management Agreement for such period not to exceed [***]% of the Base Rent for such period; provided, however, to the extent otherwise included in the preceding clauses (a) through (e), (i) interest, all origination, underwriting, and unused Commitment Fees, principal and other costs due on the Loans under the Financing Documents, (ii) capital expenditures and leasing commissions, (iii) non-cash charges such as depreciation and amortization, (iv) extraordinary and other “one-time” non-recurring expenses incurred in the ordinary course, (v) legal or other professional services fees and expenses unrelated to the operation of the Project, (vi) Restricted Payments (other than the Management Fees under the Property Management Agreement), and (vii) solely for purposes of the definition of “Historical Cash Available for Debt Service”, expenses which are subject to reimbursement by any third party or pursuant to an insurance policy.
“Obligations” means and includes all loans, advances, debts, obligations, and liabilities howsoever arising (and whether arising or incurred before or after any Bankruptcy with respect to the Borrower or any other Person), owed by the Borrower, HoldCo or Sponsor to the Agents or the Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement or any of the other Financing Documents, including all principal, interest, Prepayment Premium, indemnity or reimbursement obligations, fees, charges, expenses, attorneys’ fees and accountants fees chargeable to such Person in connection with its dealings with such Person and payable by such Person under this Agreement or any of the other Financing Documents; provided that for the avoidance of doubt, Obligations of any Loan Party shall exclude all Excluded Swap Obligations of such Loan Party.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“OFCI” has the meaning assigned to such term in the Development Services Agreement.
“Officer’s Certificate” means a certificate signed by an Authorized Representative of the Borrower or Sponsor, as applicable.
“Operating Expense Exclusions” has the meaning assigned to such term in the Coreweave Lease.
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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, or from the receipt or perfection of a security interest under, or otherwise with respect to any Financing Document, except any such Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Borrower under Section 2.12(b)). For the avoidance of doubt, Other Taxes shall not include any Excluded Taxes.
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Over Budget Amount” has the meaning assigned to such term in Section 6.1(a).
“Participant” has the meaning assigned to such term in Section 9.4(f)(i).
“Participant Register” has the meaning assigned to such term in Section 9.4(f)(iii).
“Payment Recipient” has the meaning assigned to it in Section 9.23(a).
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Commodity Hedging Transaction” means [***].
“Permitted Encumbrances” means, with respect to the Project and the Trust Property, collectively:
(a)    Liens arising by reason of:
(i)    Taxes, assessments or governmental charges (i) that are not delinquent, (ii) that are delinquent and are secured by a bond or (iii) that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are being maintained on the books of the applicable Person, which Liens do not secure amounts that exceed in the aggregate $[***] or more or if greater than $[***] are secured by bond;
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(ii)    security, pledges or deposits in the ordinary course of business for payment of workmen’s compensation or unemployment insurance or other types of social security benefits;
(b)    the Coreweave Lease or any Replacement Project Document with respect thereto;
(c)    Liens of materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or, prior to the Stabilization Date, in connection with the construction of the Project, either for amounts (i) secured by a bond reasonably acceptable to the Calculation Agent and compliant with the mechanics lien law of Texas, (ii) not yet due or (iii) for amounts being contested in good faith and by appropriate proceedings so long as, in the case of clause (iii), a bond or other security acceptable to the Calculation Agent in its reasonable discretion and compliant with the mechanics lien law of Texas has been posted or provided in such manner and amount as to assure the Required Lenders that any amounts determined to be due will be promptly paid in full when such contest is determined;
(d)    Liens arising out of judgments, orders or awards that have been adequately bonded or are fully covered by insurance;
(e)    minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title, which in any such case, do not materially impair the property affected thereby for the purpose for which title was acquired or interfere with the operation of the Project as contemplated by the Transaction Documents and provided that the current use of the Trust Property does not violate any such zoning restrictions, licenses, or restrictions on the use of property;
(f)    Liens on the Accounts and, if any, the Working Capital Account, created in favor of the Deposit Bank to the extent permitted under the Deposit Account Control Agreement applicable thereto;
(g)    Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business;
(h)     Liens created under the Security Documents; and
(i)    Permitted Exceptions.
“Permitted Exceptions” means with respect to the Trust Property, those matters listed on Schedule B – Part I to the Title Policy for the Trust Property to which title to such Trust Property may be subject as of the date of this Agreement and those thereafter permitted pursuant to Section 5.28.
“Permitted Indebtedness” has the meaning assigned to such term in Section 6.3.
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“Permitted Interest Rate Agreement” means, individual or collectively as the context requires, each Permitted Interest Rate Swap Agreement and each Permitted Interest Rate Cap Agreement.
“Permitted Interest Rate Cap Agreement” means any Swap Agreement that takes the form of an interest rate cap that (a) is entered into by and between Borrower and an Acceptable Counterparty, (b) is entered into solely to hedge the interest rate exposure of the Borrower under this Agreement, (c) provides that all payments to be made under such agreement to or for the benefit of any Loan Party will be paid directly to the Revenue Account, (d) is not secured by any Collateral, (e) includes any Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement entered into in accordance with Section 2.14, (f) has been collaterally assigned to the Collateral Agent simultaneously with its execution pursuant to an Assignment of Interest Rate Cap Agreement and (g) is otherwise in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Calculation Agent).
“Permitted Interest Rate Swap Agreement” means any Swap Agreement that takes the form of an interest rate swap that (a) is entered into by and between Borrower and a Permitted Swap Bank, (b) is entered into solely to hedge the interest rate exposure of the Borrower under this Agreement, (c) provides that all payments to be made under such agreement to or for the benefit of any Loan Party will be paid directly to the Revenue Account, (d) is secured by Collateral on a pari passu basis with the security interests of the other Secured Parties in such Collateral as set forth in greater detail in the Financing Documents, (e) does not benefit from any credit support other than the Collateral and the Guarantees of the Guarantor and HoldCo provided for the benefit of the other Secured Parties, and (f) is otherwise in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Calculation Agent).
“Permitted Lien” means any of the following:
(a)    Liens securing the Obligations;
(b)    Permitted Encumbrances; and
(c)    extensions, renewals or replacements of any Lien referred to in clause (a) or (b) above; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
“Permitted Preferred Equity” means Capital Stock consisting of preferred equity issued by any direct or indirect Subsidiary of the Sponsor of which HoldCo is a Subsidiary and which satisfies the following conditions:
[***]
“Permitted Swap Bank” means any entity that is a Lender or an Affiliate of a Lender at the time it enters into a Permitted Interest Rate Swap Agreement in its capacity as a party to such Permitted Interest Rate Swap Agreement; provided that, no such Person shall be
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considered a Permitted Swap Bank or a Secured Party until such time as it shall have delivered a Secured Party Designation Notice to the Agents executed by such Person and the Borrower with respect to the applicable Permitted Interest Rate Swap Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Phase I Commencement Date” has the meaning provided under the Coreweave Lease.
“Phase I Environmental Site Assessment” means that certain Phase I Environmental Site Assessment report, in respect of the Trust Property dated June 2, 2025, prepared by Environmental Consultant for Borrower and the other parties relying thereon, and subject to review and approval by the Lead Lender.
“Plan Assets” means “plan assets” as determined pursuant to U.S. Department of Labor regulations at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
“Plans and Specifications” means detailed plans and specifications, including those set forth in the Construction Agreement and the Engineering Services Agreement, for the design, construction and equipping of all improvements, and the installation of all personal property, fixtures and equipment required for the operation of the Data Center.
“Platform” has the meaning assigned to such term in Section 9.1.
“Post-Default Rate” means an interest rate that is equal to the sum of (a) 2.0% plus (b) the Applicable Interest Rate.
“Power Agreement” means, collectively, (a) the Master Electric Energy Sales Agreement and (b) each Interconnection Agreement entered into by Galaxy Power and a Power Provider relating to the delivery of electric service to the Data Center Substation as of the Closing Date.
“Power Provider” means [***].
[***].
“Prepayment Premium” means with respect to any repayment, prepayment or acceleration of the Loans: [***].
“Prime Rate” means, for any date, a rate per annum equal to the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Required Lenders) or any similar release by the Board (as determined by the Required Lenders). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
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“Prime Rate Loan” means a Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.
“Prime Rate Spread” means, for any Prime Rate Loan on any day, the difference (expressed as an interest rate) between (a) the sum of (i) the greater of (x) a rate equal to Term SOFR, determined as of the Interest Determination Date for which Term SOFR was last ascertainable (or, in the case of a SOFR Loan that is converted to a Prime Rate Loan under Section 2.8(a)(iv) hereof, a rate equal to Term SOFR as of the Interest Determination Date for which Term SOFR was last maintained) and (y) the Rate Floor, plus (ii) the Spread, minus (b) the greater of (i) the Prime Rate and (ii) the Rate Floor; provided, however, that if such difference is a negative number, then the Prime Rate Spread shall be zero.
“Prohibited Person” means any Person identified on a list maintained by the Lead Lender and any Affiliate thereof (the “Prohibited Person List”) if no Default or Event of Default shall have occurred and be continuing at such time; provided that any Person (a) with an economic interest in a Prohibited Person shall not itself be deemed a Prohibited Person unless such Person Controls such Prohibited Person or (b) consented to by Borrower in writing to Administrative Agent and Lead Lender as a an acceptable future assignee, shall not be deemed a Prohibited Person hereunder. The Lead Lender will make the Prohibited Person List available to the Administrative Agent and a Lender upon request.
“Project” means, collectively, (a) the Trust Property together with all construction, development, renovation, buildings, structures, equipment and improvements currently located or to be constructed thereon, (b) [***], (c) the construction, development and operation and use of the Data Center and [***], including the Building, pursuant to, among other things, the Material Project Documents, (d) all rights, privileges, easements and hereditaments and all other real property rights relating to or appertaining thereto, and (e) all personal property, fixtures and equipment required or beneficial for the operation thereof.
“Project Budget” means the budget setting out the Project Costs expected to be incurred up to and including the Completion Date and Financing Expenses expected to be incurred up to and including the Completion Date, which Project Budget has been delivered to the Lenders and approved by Required Lenders under Section 4.1(j) and is attached hereto as Appendix 3.
“Project Cost Overrun” means, with respect to the Project, as of any time of determination, the Project Costs as of such time plus the remaining Project Costs set forth in the Project Budget at such time to achieve Completion over the total amount of Project Costs set forth in the Project Budget as of such time.
“Project Costs” means all costs, expenses and fees (other than leasing commissions) incurred by the Borrower from commencement of Work (i.e. prior to the Closing Date) until the Completion Date in designing, building, permitting, constructing, testing and commissioning the Project as contemplated by the Project Budget, which consist of (without duplication):
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(a)    amounts paid or due and payable by Borrower in accordance with the Construction Agreement, including guarantees and performance bonds;
(b)    insurance premiums;
(c)    Taxes;
(d)    amounts due and payable by the Borrower to test and commission the Data Center;
(e)    amounts paid or due and payable by the Borrower to obtain site plan approval and all Authorizations and Material Permits, including any bonds and escrows associated with any of the foregoing;
(f)    architectural and engineering design fees and any other soft costs specified in the Project Budget;
(g)    Financing Expenses and fees, costs and expenses incurred in connection with any Permitted Interest Rate Agreement;
(h)    the Development Fee;
(i)    any fees, costs and expenses incurred in connection with any OFCI;
(j)    any equity asset contributions made by the Sponsor or its Affiliates (including the cost of acquiring the Trust Property Land); and
(k)    any other costs including the fees and expenses of any rating agency, in each case, that are included in the Project Budget.
“Project Report” means a monthly report to be prepared by the Lenders’ Technical Consultant during the time period from the Closing Date through the Completion Date, based on its review of the Project Budget, the Plans and Specifications, the Construction Schedule, the Milestone Dates, the Construction Agreement and other Material Project Documents, inspections of the Project, and such other documents and information required by the Lenders’ Technical Consultant, containing the criteria set forth on Exhibit 6.
“Project Revenues” means, for any period (without duplication), all revenue received by or on behalf of the Borrower in respect of the Project during such period, including but not limited to rents (including “Additional Rents” as defined in the Coreweave Lease), common area reimbursements, management fees (including Management Fees and wastewater management service fees) and other income for the Trust Property Land and Data Center received by Borrower from Tenants in occupancy, Loss Proceeds required to be deposited into the Revenue Account pursuant to Section 5.6(g), liquidated damages under the Construction Agreement, and any other receipts otherwise arising or derived from or paid or payable in respect of the Project or any Lease. For the avoidance of doubt, Project Revenues shall not include any Loan proceeds.
“Projections” has the meaning assigned to such term in Section 3.12(c).
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“Property Management Agreement” means that certain Property Management Agreement, dated as of the date hereof, by and between the Borrower and Galaxy Power.
“Property Management Subordination Agreement” means that certain Consent and Subordination of Property Management Agreement among Galaxy Power, Collateral Agent and the Borrower dated as of the date hereof, in form and substance reasonably satisfactory to the Lead Lender.
“Public Lender” has the meaning assigned to such term in Section 5.10.
“PUCT” means the Public Utility Commission of Texas and any successor thereto.
“PUHCA” means the Public Utility Holding Company Act of 2005.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding USD$10,000,000 at the time the relevant Guarantee or grant of the relevant security interests becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Manager” means, with respect to the Data Center, the Data Center Substation or [***] (as the context may require), (a) Galaxy Power or any of its Affiliates, or (b) a manager that [***].
“Rate Conversion” has the meaning assigned to such term in Section 2.14(f).
“Rate Floor” means two and one half percent (2.50%).
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
“Register” has the meaning assigned to such term in Section 9.4(c).
“Regulation D” means Regulation D of the Board.
“Regulation U” means Regulation U of the Board.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, emanation, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, including, the movement through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.
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“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.
“Rent Roll” means a report prepared by the Borrower showing for the Project its occupancy, lease expiration dates, lease rent and other information in such form as is reasonably acceptable to the Calculation Agent.
“Replacement Interest Rate Cap Agreement” means, individually and/or collectively, as the context may require, one or more Permitted Interest Rate Cap Agreements or amendments to any Permitted Interest Rate Cap Agreement, acceptable to the Calculation Agent, from an Acceptable Counterparty with terms substantially identical to the Permitted Interest Rate Cap Agreement entered into by Borrower on the Closing Date, except that the same shall be effective as of the date required under this Agreement.
“Replacement Project Document” means, (a) in respect of the Construction Agreement, Coreweave Lease, and the Master Easement Agreement, a binding replacement contract entered into with a counterparty and on terms and conditions acceptable to the Administrative Agent (acting at the written direction of all Lenders) and (b) with respect to all other Material Project Documents not covered by the preceding clause (a), a binding replacement contract entered into with a counterparty and on terms and conditions acceptable to the Administrative Agent (acting at the written direction of Required Lenders, acting reasonably).
“Required Equity Contribution” means a direct or indirect cash equity contribution made to the Borrower by the Sponsor required to be made pursuant to Section 4.2(o) in the amount of the Project Cost Overrun at such time.
“Required Lenders” means Lenders having an outstanding principal amount of Loans and undrawn Commitments representing more than fifty percent (50%) of the total outstanding principal amount of the Loans and undrawn Commitments at such time; provided that, in furtherance of the foregoing but without limiting the generality thereof, in the event that there are three (3) or more unaffiliated Lenders, then two (2) unaffiliated Lenders must approve such action. The Loans and undrawn Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. In the event that the Borrower or any Affiliate of the Borrower holds an interest in any Loan pursuant to Section 9.4(i), such interest shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning assigned to such term in Section 8.7.
“Responsible Officer” of the Borrower shall mean any executive officer or Financial Officer of the Borrower or “General Authorized Signatory” of the Borrower as such term is defined in the written resolutions of the managing member of the Borrower dated January 7, 2025 or any other officer or similar official of the Sponsor or any of its Subsidiaries in each case responsible for the administration of the obligations of the Borrower respect of this Agreement.
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“Restoration” has the meaning assigned to such term in the Collateral Accounts Agreement.
“Restricted Payment” means:
(a)    all dividends paid by the Borrower (in cash, property thereof or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any interests in the Borrower or any warrants, rights or options to acquire any such interests;
(b)    all payments (in cash, property thereof or obligations) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness, directly or indirectly, to HoldCo, any Sponsor Entity, Developer or any Affiliate of any of the foregoing; and
(c)    any payment of development, management or other fees to an Affiliate or of any other amounts paid by the Borrower to any Affiliate thereof or to any Sponsor Entity, Developer or Sponsor or any Affiliate of any of the foregoing.
“Revenue Account” has the meaning assigned to such term in the Collateral Accounts Agreement.
“Scheduled Maturity Date” means August 15, 2028.
“Secured Parties” means, collectively, the Agents, the Structuring Bank, Permitted Swap Banks (in their respective capacity as a swap provider under a Permitted Interest Rate Swap Agreement) and the Lenders (including the Lead Lender).
“Secured Party Designation Notice” means a notice in the form of Exhibit 9 executed by the Borrower and Permitted Swap Bank and delivered to the Agents.
“Security Documents” means the Collateral Accounts Agreement, the Deposit Account Control Agreement, the Borrower Security Agreement, the Deed of Trust, HoldCo Pledge Agreement, any SNDA (including the Coreweave SNDA), each Assignment of Interest Rate Cap Agreement, any payment instruction letter (including the Coreweave Payment Instruction Letter), the Coreweave Estoppel Certificate and any other agreement, document or instrument now or hereafter securing the Obligations and any other agreement, document or instrument to be executed or filed pursuant to any of the aforementioned documents.
[***]
[***]
[***]
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[***]
“Shareholder Loans” means cash contributions of capital in the form of unsecured Indebtedness incurred by the Borrower and provided by HoldCo or an Affiliate thereof that is a direct or indirect parent or equity holder of the Borrower provides, directly or indirectly, after the Closing Date to the Borrower or any of its Subsidiaries, which in all cases, is subject to a Subordination Agreement.
“Signature Law” has the meaning assigned to such term in Section 9.6.
“SNDA” means an agreement among the Collateral Agent, Borrower and a Tenant under a Lease pursuant to which, among other things, such Tenant agrees to subordinate its rights under such Lease to the Lien or security title of the Deed of Trust and agrees to recognize the Collateral Agent as landlord under such lease in the event of a foreclosure under the Deed of Trust and the Collateral Agent agrees not to disturb the possession of such Tenant, in form and substance reasonably satisfactory to the Collateral Agent (at the direction of the Lead Lender).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.
“Solvent” means, with respect to any Person on a particular date that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is not insolvent as defined under applicable bankruptcy or insolvency laws; provided that unless otherwise provided under Applicable Law, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such date, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Direction” has the meaning assigned to such term in Section 8.3(d).
“Sponsor” means Galaxy Digital Holdings LP, a Delaware limited partnership.
“Sponsor Debt Service Guaranty” means that certain Guaranty Agreement (Debt Service) of even date herewith by Sponsor in favor of Collateral Agent for the benefit of the Secured Parties.
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“Sponsor Entities” means, collectively, Sponsor and Developer.
“Sponsor Guaranty” means, individually or collectively, as the context requires, the (i) Sponsor Recourse Guaranty, (ii) Sponsor Debt Service Guaranty, (iii) Completion Guaranty, and (iv) the Environmental Indemnification Agreement.
“Sponsor Recourse Guaranty” means that certain Guaranty Agreement of even date herewith by Sponsor in favor of Collateral Agent for the benefit of the Secured Parties.
“Spread” means four and three quarters of one percent (4.75%) per annum.
[***]
“[***] Distribution Conditions” means, as of the date of [***], each of the following conditions to the [***] to be made on such date shall have been satisfied as of such date (as determined by the Calculation Agent in its sole discretion):
(i)    the Stabilization Date shall have occurred;
(ii)    Coreweave shall have commenced payment of Base Rent with respect to each Data Hall (without abatement or set off) on or after the Stabilization Date;
(iii)    no Default or Event of Default shall have occurred and be continuing on such date (or would result after giving effect to the [***] on such date); and
(iv)    the representations and warranties made by the Borrower, HoldCo, the Sponsor and the Developer in the Transaction Documents shall be true and correct in all material respects as of such date (unless such representations (i) relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date or (ii) are already qualified by materiality, in which case such representations shall be true and correct in all respects when made and as of such date).
“Stabilization Date” means the first date on which each of the following conditions have been satisfied as determined by the Calculation Agent in consultation with the Lenders’ Technical Consultant: (i) the occurrence of the Phase I Commencement Date, and (ii) Coreweave is obligated to make the Base Rent payment with respect to each Data Hall (without abatement or set off) on the first day of the month following such date in accordance with the terms of the Coreweave Lease.
“State” means (a) any state of the United States of America or (b) the District of Columbia.
“Stored Materials” has the meaning set forth in Section 5.23.
“Strike Price” means, for any Permitted Interest Rate Agreement, 3.75%, or, if such Permitted Interest Rate Agreement is entered into after the Closing Date, such other percentage as may be mutually agreed between Calculation Agent and Borrower.
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“Structuring Bank” means Deutsche Bank AG, New York Branch.
“Subordination Agreement” means each of the Development Services Subordination Agreement, the Property Management Subordination Agreement and any other subordination agreement among the Borrower, an Affiliate of the Borrower and the Collateral Agent in form and substance reasonably satisfactory to the Lead Lender and the Collateral Agent.
“Subsidiary” means, with respect to any Person (the parent) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Substitute Interest Rate Cap Agreement” has the meaning assigned to such term in Section 2.14(g).
“Supported QFC” has the meaning assigned to such term in Section 9.20(a).
“Swap Agreement” means any agreement with respect to any swap, cap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower shall be a “Swap Agreement.” For the avoidance of doubt, a Block Confirmation entered into under the Master Electric Energy Sales Agreement shall be treated as a Swap Agreement.
“Swap Fixed Fees” has the meaning set forth in Section 2.14(j).
“Swap Obligation” means with respect to Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, as to any one or more Permitted Interest Rate Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Permitted Interest Rate Swap Agreement, (a) for any date on or after the date such Permitted Interest Rate Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the
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mark-to-market value(s) for such Permitted Interest Rate Swap Agreement, as determined based upon one or more mid-market or other readily available quotations using mid-market pricing provided by any recognized dealer in such Permitted Interest Rate Swap Agreements (which may include a Lender or an Affiliate of a Lender), in the case of each of clauses (a) and (b), as determined by the Permitted Swap Bank party thereto.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges, withholdings, assessments or fees imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant” means Coreweave and any other Person that occupies any tenant space at the Data Center or any other portion of the Trust Property Land pursuant to the Coreweave Lease or another lease.
“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a one month period (regardless of whether the applicable Interest Period is greater than or less than one month) on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the Interest Period applicable to such SOFR Loan, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso) shall ever be less than the Rate Floor, then Term SOFR shall be deemed to be the Rate Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Calculation Agent in its reasonable discretion in consultation with the Administrative Agent).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, with respect to any date of determination, the period of four (4) fiscal quarters immediately preceding such date.
“Title Insurer” means Kensington Vanguard National Land Services.
“Title Policy” means an “ALTA Loan Policy of Title Insurance” with extended coverage issued by the Title Insurer insuring the Lien on the Trust Property is a valid first, prior and
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paramount Lien upon the Trust Property and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions.
“Total Commitment Amount” means $1,400,000,000.00.
“Total Loss Event” means any Event of Loss affecting all or substantially all of the Project.
“Transaction Documents” means each of the Financing Documents and Material Project Documents.
“Transaction Confirmation” has the meaning assigned to such term in the definition of “Master Electric Energy Sales Agreement”.
“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable prepayment date to the first anniversary of the Closing Date; provided, however, that if the period from the applicable prepayment date to the first anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of 1 year shall be used.
“Trust Property” means that certain real property owned or leased by Borrower that is to be described in the Deed of Trust.
“Trust Property Land” means that certain real property located in Dickens County, Texas, and described on Exhibits A and B of the Deed of Trust.
“WETT” means Wind Energy Transmission Texas, LLC.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“USA PATRIOT Act” has the meaning assigned to such term in Section 9.16.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.
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“Voting Stock”, with respect to any Person, means Capital Stock the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of a contingency.
“Work” has the meaning assigned to such term in the Construction Agreement.
“Working Capital Account” has the meaning assigned to such term in Section 5.19(g).
1.2    Terms Generally
Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:
(a)    the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;
(b)    whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
(c)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(d)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(e)    unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;
(f)    any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Financing Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;
(g)    the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;
(h)    all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement;
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(i)    all references to “knowledge” or “awareness” of the Borrower means the actual knowledge after due inquiry of a Responsible Officer of the Borrower; and
(j)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.3    Accounting Terms
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.
1.4    Rounding
Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5    References to Agreements, Laws, Etc.
Unless otherwise expressly provided herein, (a) references to agreements (including the Financing Documents and the schedules and exhibits thereto) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Financing Document (including, without limitation, with respect to the Project Budget, with the prior written approval of the Administrative Agent (acting at the written direction of the Calculation Agent) in connection with any Material Amendment approved pursuant to Section 6.11 and as otherwise permitted hereunder), and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.
1.6    Times of Day
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.7    Timing of Payment or Performance
When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day that is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
1.8    Divisions
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Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.9    Interest Rates.
Neither the Lead Lender, Calculation Agent nor the Administrative Agent warrants or accepts responsibility for, and neither the Lead Lender, Calculation Agent nor the Administrative Agent shall have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Prime Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Prime Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lead Lender, Calculation Agent, the Administrative Agent and their respective affiliates or other related entities may engage in transactions that affect the calculation of Prime Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable determination to ascertain Prime Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement (and, if requested by the Calculation Agent, will provide the Calculation Agent with the information source or service selected), and neither the Calculation Agent nor any other Lender nor the Administrative Agent shall have any liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Calculation Agent shall not have any liability to the Administrative Agent or any other Person for failing to provide a timely notice to the Administrative Agent in connection with the administration, determination or implementation of any Benchmark or Benchmark Replacement.
Notwithstanding anything to the contrary set forth herein, (A) no Benchmark Replacement, Conforming Changes or related determination shall become effective until the Administrative Agent confirms that such replacement, change or determination is capable of being operationally administered by the Administrative Agent, (B) no amendment or
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other changes (including Conforming Changes) shall, unless agreed to by the Administrative Agent, affect the rights, duties, fees, immunities, indemnities or obligations of the Administrative Agent and (C) the Administrative Agent shall not have any liability for any determination, decision or election made by or on behalf of the Lenders or the Borrower in connection with any of the matters set forth in this Section 1.9.
1.10    Restricted Lender/Anti-Boycott
(a)    The representations and undertakings contained in Section 3.26 and Section 6.17(a) (together the “Sanctions Provisions”) are not being made by any party if and to the extent such representations or undertakings would result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung – AWV) (in conjunction with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Act (Außenwirtschaftsgesetz – AWG) and/or any other applicable anti-boycott laws or regulations (together the “Anti-Boycott Regulations”).
(b)     In relation to each Lender that notifies the Administrative Agent in writing to this effect (each a “Restricted Lender”), the Sanctions Provisions shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or give rise to liability under any applicable Anti-Boycott Regulations.
(c)    In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision of which a Lender does not have the benefit pursuant to paragraph (b) above, the Commitments of that Lender will be excluded for the purpose of determining whether the consent of the Required Lenders (or any other applicable consent threshold) has been obtained or whether the determination or direction by the Required Lenders (or any other applicable consent threshold required to make the relevant determination or direction) has been made
(d)    Initial Lender hereby gives notice to Administrative Agent and Borrower that on and from the Closing Date, if and to the extent making any representation and warranty in Section 3.26 (Foreign Assets Control Regulations) and making any negative covenants in clause (a) of Section 6.17 (Anti-Terrorism; Anti-Corruption; Outbound Investments) of the Agreement would result in a violation by, or a conflict of, Initial Lender with: (a) any provision of Council Regulation (EC) No. 2271/1996 of November 22, 1996 (as amended) or any national law or regulation implementing such regulation or (b) any similar, applicable blocking or anti-boycott law imposed by the European Union or the Federal Republic of Germany that representation and warranty or negative covenant shall be deemed not to be given or made to Initial Lender and Initial Lender explicitly waives any and all of its rights and benefits resulting from a breach of, and shall not rely on, that representation and warranty or negative covenant to that extent.
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2.    THE LOANS
2.1    Loans
(a)    Loans
Subject to the terms and conditions set forth herein (including Section 2.1(c) hereof), and so long as no Default or Event of Default has occurred and is continuing and so long as all applicable conditions precedent set forth herein have been satisfied, the Initial Lender and each other Lender severally each agree to make (or, if required pursuant to Section 2.11(e) or Section 2.12(a), cause its applicable lending office to make) loans denominated in Dollars to the Borrower during the Availability Period in an aggregate principal amount not to exceed at any time the amount of each such Lender’s undrawn Commitment in effect from time to time hereunder.
The Lead Lender shall be authorized, in its sole discretion, at any time that (x) there is a payment default under any Material Project Document, or (y) an Event of Default shall have occurred and be continuing (but the Lead Lender shall have absolutely no obligation to), to cause the Lenders to make Loans (“Protective Advances”) (i) if the Lead Lender deems such Loans necessary or desirable to preserve or protect Collateral, including to achieve Completion, or to enhance the collectability or repayment of Obligations, or cure or prevent any default or breach under a Material Project Document or (ii) to pay any other amounts chargeable to the Borrower under any Financing Documents, including interest, costs, fees and expenses. The Lead Lender shall notify each Lender and the Borrower in writing (with a copy to the Administrative Agent) of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. Each Lender agrees that it shall make available to the Lead Lender, upon the Lead Lender’s demand, in immediately available funds, its pro rata share (based on Commitments), as determined by the Lead Lender based on the Register in effect as of the date of the notice of the Lead Lender described above, of each Protective Advance. Required Lenders may at any time revoke the Lead Lender’s authority to make further Protective Advances under this paragraph by written notice to the Lead Lender (with a copy to the Administrative Agent). Absent such revocation, the Lead Lender’s determination that funding of a Protective Advance is appropriate, and the amount of the Protective Advance to be provided by each Lender, shall be conclusive. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations. Protective Advances shall be deemed Loans for all purposes of this Agreement and the other Financing Documents as if such Protective Advances were Loans requested by and directly made to by the. Borrower. Upon the funding of such Protective Advances, the Lead Lender shall provide written notice to the Administrative Agent including confirmation of the aggregate amount of any Protective Advances made pursuant to this Section 2.1 on such date, a schedule of the amount of the Protective Advances funded by the Lead Lender and each other Lender, and confirmation of the date of such funding of the Protective Advances.
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The Administrative Agent shall update the Register in conclusive reliance upon such notice.
(b)    No Re-borrowing
Amounts prepaid or repaid in respect of any Loan may not be re-borrowed under this Section 2.1. Each Loan made by a Lender under this Agreement shall irrevocably reduce such Lender’s respective Commitment hereunder. Each Lender’s Commitment shall terminate on the last day of the Availability Period if not earlier terminated.
(c)    Notice of Loan Borrowing
To request a Borrowing of Loans, the Borrower shall deliver a written Borrowing Request in the form of Exhibit 3 signed by the Borrower to the Administrative Agent, not later than [***]; provided that notice shall be required not later than [***]. The Borrower shall not request, and the Lenders shall not be obligated to make, more than two Borrowings of Loans in any calendar month; provided that at least one (1) Borrowing shall occur on an Interest Payment Date. Each such written Borrowing Request by the Borrower shall attach a Funds Flow Memorandum (if applicable) and specify the following information in compliance with Section 2.2:
(i)    the aggregate amount of the Borrowing of Loans requested by the Borrower;
(ii)    the specific use for the proceeds requested to be drawn;
(iii)    the account(s) (whether the Borrower Account or other account(s)) to which the proceeds of the Borrowing are to be disbursed, together with wiring information of such account(s) (other than wiring information for the Borrower Account or any other Account); and
(iv)    the date of such Borrowing of Loans, which shall be a Business Day (the “Borrowing Date”).
(d)    Notice by the Administrative Agent to the Lenders
Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
2.2    Loans and Borrowings
(a)    Obligations of Lenders
The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; it being understood that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
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(b)    Minimum Amounts. Each Borrowing shall be in an aggregate amount of at least $[***] unless:
(i)    a lesser amount is approved by the Calculation Agent in writing (with a copy to the Administrative Agent), then in any such case, such aggregate amount may be in such lesser approved amount; or
(ii)    such Borrowing is solely with respect to (A) the then remaining undrawn amount of the Commitment, (B) the then remaining unused amount of any one or more line items in the Project Budget, and/or (C) utility expense, then in any such case, such Borrowing may be in an amount equal to the sum of any such remaining unused amounts and any utility expense.
2.3    Funding of Borrowings
(a)    Funding of Loans by Lenders
So long as no Default or Event of Default has occurred and all applicable conditions precedent have been satisfied and subject to the terms and conditions set forth herein, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof but no more frequently than twice per month), by wire transfer of immediately available funds by 12:00 noon, New York City time on the Borrowing Date, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower (after having received such funds from the Lenders) as soon as reasonably possible by wire transfer of such amounts, so received, in like funds to the Revenue Account or such other account(s) as specified in the applicable Borrowing Request. If a Borrowing shall not occur on any such date because any condition precedent herein specified shall not have been satisfied, the Administrative Agent shall return the amounts so received to the respective Lenders by no later than the next succeeding Business Day.
(b)    Payment of Fees
The Borrower shall pay any and all transfer costs, bank charges and any other fees and expenses in connection with each Loan to be made by the Lenders hereunder, and such fees shall be considered Financing Expenses.
(c)    Funding by Lenders; Presumption by the Administrative Agent
Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower
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severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Applicable Interest Rate. If such Lender pays such amount to the Administrative Agent, then such amount (exclusive of interest paid to the Administrative Agent) shall constitute such Lender’s Loan included in such Borrowing.
2.4    Termination of the Commitments
(a)    Scheduled Termination
Unless previously reduced or terminated, all remaining unfunded Commitments shall terminate at 5:00 p.m., New York City time, on the last day of the Availability Period.
(b)    Voluntary Commitment Termination
The parties hereto hereby acknowledge and agree that, the Borrower may at any time, by providing at least ten (10) Business Days’ prior written notice (or such shorter period as may be agreed to by the Calculation Agent and, if less than three (3) Business Days, the Administrative Agent) to the Administrative Agent and Calculation Agent, terminate or reduce the unfunded Commitment; provided that, the Borrower may not reduce or terminate the Commitment if, (i) a Default or Event of Default has occurred and is continuing or (ii) after giving effect to such reduction or termination, the remaining unfunded Commitment, if fully utilized, would not, in the Calculation Agent’s judgment (in consultation with the Lenders’ Technical Consultant), be sufficient to achieve Completion, each Data Hall Early Access Date Deadline and each Data Hall Commencement Date Deadline. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, the Commitment Fee then due and payable by the Borrower to the Lenders with respect to the Commitment so reduced or terminated (and, except in the case of a termination in full at such time, thereafter the Commitment Fee will accrue on the Commitment as so reduced). Any reductions pursuant to this Section 2.4(b) shall be applied ratably to each Lender’s respective Commitment.
(c)    [Reserved]
(d)    Effect of Termination or Reduction
Any termination or reduction of the Commitments shall be permanent.
2.5    Repayment of Loans; Evidence of Debt
(a)    Maturity
The entire unpaid principal amount outstanding under the Loans, together with all accrued interest thereon, all fees, Prepayment Premium (if due and payable) and all
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other outstanding Obligations, shall be due and payable on the Maturity Date. The Borrower shall pay the applicable Prepayment Premium if the aggregate outstanding principal amount of the Loan has become or is declared to be immediately due and payable pursuant to Section 7.1 of this Agreement following the occurrence of an Event of Default. The Administrative Agent and the Collateral Agent shall have no obligation to calculate or determine the Prepayment Premium or any component thereof.
(b)    Evidence of Debt
(i)    Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any obligations of the Borrower.
(ii)    The Borrower agrees that, upon the written request by any Lender, the Borrower will execute and deliver to such Lender, as applicable, a promissory note (a “Note”) substantially in the form of Exhibit 2 payable to such Lender in an amount equal to such Lender’s Commitments. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of and the outstanding principal amount of the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with any Borrowing Request (or the notations made by the Administrative Agent in the Register), be conclusive and binding on the Borrower absent manifest error; provided that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any obligations of the Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 9.4. If requested by the applicable Lender, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to the terms of this Agreement) be represented by one or more Notes in such form payable to the registered payee named therein (or, if requested by such payee, to such payee and its registered assigns). Presentment of such Note shall not be required for any payment or on the Maturity Date.
(c)    Payments by Borrower
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Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.10 or 2.11, or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent Account except as otherwise expressly provided in the relevant Financing Document and payments pursuant to Sections 2.10 or 2.11 and 9.3, which shall be made directly to the Persons entitled thereto, in each case subject to the terms of the Collateral Accounts Agreement. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Financing Document are payable in Dollars.
(d)    Application of Insufficient Payments
If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees, and other amounts then due hereunder (including, without limitation, any Prepayment Premium), such funds shall be applied, subject to the Collateral Accounts Agreement, (i) first, to pay fees (other than the Calculation Agent Fee) and other amounts then due to the Agents and Deposit Bank hereunder and under the Financing Documents, in accordance with the amounts of fees and other amounts then due to such parties, (ii) second, to pay interest and other amounts (except for the amounts required to be paid pursuant to the following clauses (iii) and (iv)) then due hereunder and under any Permitted Interest Rate Swap Agreement, ratably among the parties entitled thereto in accordance with the amounts of interest and such other amounts then due to such parties (iii) third, to pay the Calculation Agent Fee to the Calculation Agent and (iv) fourth, to pay principal and any Swap Termination Values then due hereunder or under any Permitted Interest Rate Swap Agreement, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
Notwithstanding the foregoing, Obligations arising under any Permitted Interest Rate Swap Agreement, shall be excluded from the application of payments described above if the Agents have not received a Secured Party Designation Notice, written notice describing such Obligations thereof, together with such supporting documentation as the Agents may reasonably request, from the applicable Permitted Swap Bank. Each Permitted Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of
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the Administrative Agent and the Collateral Agent pursuant to the terms of Article 8 (including its rights, protections, immunities and indemnities) for itself and its Affiliates as if a “Lender” party hereto and shall be deemed to have expressly agreed to the terms of this Section 2.5 and any corresponding provision of the Collateral Accounts Agreement.
(e)    Pro Rata Treatment
Except to the extent otherwise provided herein:
(i)    each Borrowing shall be made from the Lenders and each termination or reduction of the amount of the Commitments under Section 2.4 shall be applied to the respective Commitments of the Lenders, in each case pro rata according to the amounts of their respective Commitments;
(ii)    each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments;
(iii)    each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and
(iv)    each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
(f)    Sharing of Payments by Lenders
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or recover any amount in respect of any principal of or interest on any of its Loans resulting in such Lender receiving a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). The Borrower consents to the foregoing and agrees, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s right
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of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(g)    Presumptions of Payment
Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(h)    Certain Deductions by the Administrative Agent
If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.3(c) or 9.3(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
2.6    Prepayment of Loans
(a)    Optional Prepayments
The Borrower shall have the right, at its option, upon written notice as provided in Section 2.6(d), on any Business Day to prepay the Loans in whole or in part subject to the requirements of this Section 2.6. Each partial prepayment of the Loans under this Section 2.6(a) shall be in an aggregate minimum amount of $[***] and integral multiples of $[***] in excess thereof (or such lesser amount which constitutes the full amount of such Loans outstanding). Any prepayment in whole under this Section 2.6(a) shall be in an aggregate amount equal to the aggregate principal amount of all Loans then outstanding.
(b)    Mandatory Prepayments
The Borrower must make the following mandatory prepayments without duplication (in each case, after depositing and applying such amounts as may be required pursuant to the Collateral Accounts Agreement):
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(i)    On each Interest Payment Date from and after the occurrence of the Stabilization Date, an amount equal to [***] on such date shall be applied to prepay the Loans on such date.
(ii)    With respect to any Event of Loss, an amount equal to 100% of the Net Available Amount required to be applied to prepay the Loans pursuant to Sections 4.3(d) and 4.3(g) of the Collateral Accounts Agreement which prepayment amount shall be deposited into the Loss Proceeds Account immediately following Borrower’s receipt thereof and shall be maintained in such Account until the Interest Payment Date immediately following receipt by the Borrower of such prepayment amount, when such amount shall be applied directly to the prepayment of the Loans.
(iii)    Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to Disposition not otherwise permitted hereunder (including under Section 6.8(e)) or under any other Financing Document, the Borrower shall prepay the Loans ratably in an amount equal to 100% of the Net Available Amount of any Disposition not expressly permitted hereunder, up to but not exceeding the amount necessary to repay all Obligations, which prepayment amount shall be deposited into the Loss Proceeds Account immediately following Borrower’s receipt thereof and shall be applied to prepay the Loans on the Interest Payment Date immediately following receipt by the Borrower of such prepayment amount.
(iv)    If Borrower or any of its Subsidiaries incurs or refinances any Indebtedness (other than any such incurred or refinanced Indebtedness constituting Permitted Indebtedness), the Borrower shall prepay the Loans ratably in an amount equal to 100% of the Net Available Amount of the proceeds of such Indebtedness up to but not exceeding the amount necessary to repay all Obligations, which prepayment amount shall be deposited into the Loss Proceeds Account immediately following Borrower’s receipt thereof and shall be applied to prepay the Loans on the Interest Payment Date immediately following receipt by the Borrower of such prepayment amount.
(v)    If Borrower, Developer, HoldCo or Sponsor or any of their respective Affiliates shall receive any Material Project Contract Damages Proceeds, the Borrower shall pay one hundred percent (100%) of such Material Project Contract Damages Proceeds up to but not exceeding the amount necessary to repay all Obligations, which prepayment amount shall be deposited into the Loss Proceeds Account promptly (but in no event later than two (2) Business Days following receipt) following Borrower’s receipt thereof and shall be applied to prepay the Loans on the Interest Payment Date immediately following receipt by the Borrower of such prepayment amount.
(vi)    Without limiting any obligation of the Borrower to obtain the consent of the Required Lenders to the issuance of Capital Stock of the Borrower (for the avoidance of doubt, cash capital contributions shall constitute an issuance),
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the Borrower shall prepay the Loans ratably in an amount equal to one hundred percent (100%) of the cash proceeds of any such issuance, up to but not exceeding the amount necessary to repay all Obligations, promptly (but in no event later than two (2) Business Days after receipt) following receipt by the Borrower of the relevant proceeds, which capital contributions (other than cash contributions constituting an Equity Cure Amount which prepayment amount shall be paid and applied in accordance with Section 7.2(b)), shall be deposited into the Loss Proceeds Account and shall be applied to prepay the Loans on the Interest Payment Date immediately following receipt by the Borrower of such capital contributions.
(vii)    [reserved].
(viii)    If a Change of Control shall occur then immediately upon the occurrence thereof the Borrower shall pay to the Secured Parties an amount equal to the aggregate outstanding principal amount of the Loan, together with accrued interest thereon, all fees and all other Obligations accrued under the Financing Documents as of such date.
(ix)    If any of the Borrower, Sponsor, Galaxy Power or any Governmental Authority has determined that it is unlawful for the Borrower, Sponsor or Galaxy Power to develop, operate, maintain or otherwise have a direct or indirect interest in, in each such case, the Project, [***] or the Trust Property, then immediately upon the occurrence thereof, the Borrower shall pay to the Secured Parties an amount equal to the aggregate outstanding principal amount of the Loans, together with accrued interest thereon, all fees and all other Obligations accrued under the Financing Documents as of such date.
(c)    Terms of All Prepayments
All prepayments of the Loans made pursuant to Section 2.6(a) and Section 2.6(b)(ii) shall be applied, on a pro rata basis, to the principal amount of the Loans outstanding (and, with respect to Section 2.6(b)(ii), other Obligations then accrued or otherwise payable upon a prepayment of such Loans) on such date such that each Lender shall receive their respective pro rata share of any applicable principal amount so prepaid (based on the respective outstanding principal balance of the Loans (and, with respect to Section 2.6(b)(ii), such other Obligations) at such time; provided that, during the continuation of a Default or Event of Default, all amounts to be applied pursuant to Section 2.6(b)(ii) shall be applied to the aggregate outstanding principal amount of the Loans as of such date (and any related Obligations arising as a result of such prepayment as provided below) until paid in full (with any proceeds remaining thereafter applied to the other outstanding Obligations). Without limiting the amounts otherwise payable pursuant to this Section 2.6, each prepayment of Loans shall be accompanied by payment of (i) all accrued interest on the amount prepaid as of the date of such prepayment, (ii) all
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accrued fees (including under the Fee Letters) and expenses to and including the date of such prepayment, and if such prepayment is a prepayment of all of the outstanding Loans, all other outstanding Obligations under the Financing Documents as of such date of prepayment, (iii) the applicable Prepayment Premium, (iv) all amounts payable pursuant to Section 2.14(j), and (v) all amounts payable pursuant to Section 2.6(f). Any prepayment of the Loans shall also be accompanied by a corresponding reduction in the notional amount of one or more Permitted Interest Rate Swap Agreements, if any, sufficient to cause the aggregate notional amount of the Permitted Interest Rate Agreements to be not less than [***]% and not more than [***]% of the sum of the then outstanding principal amount of the Loans (after giving effect to such prepayment) and undrawn Commitments (except to the extent any such excess amount is attributable to a Permitted Interest Rate Cap Agreement or other Permitted Interest Rate Agreement as to which the Borrower has then fully paid its obligations thereunder), and the payment by Borrower of all Swap Fixed Fees resulting from such prepayment. The Borrower acknowledges, and the parties hereto agree, that each Lender has the right to maintain its investment in the Loans free from repayment by the Borrower (except as herein specifically provided for) and that the provision in this Agreement for the payment of the applicable Prepayment Premium by the Borrower is intended to provide compensation for the deprivation of such right under such circumstances. All parties to this Agreement further agree that a prepayment, repayment or acceleration of the Loans prior to the Maturity Date giving rise to an obligation to pay the applicable Prepayment Premium shall cause commercial harm to the interests of the Lenders holding such Loans and, (1) the payment of the applicable Prepayment Premium is the product of an arm’s length transaction between sophisticated parties having received independent legal advice, (2) the payment of the applicable Prepayment Premium is payable notwithstanding the then prevailing market conditions at the time payment of the applicable Prepayment Premium is made, (3) the Lenders have agreed to provide the Loans in reliance on each such acknowledgement by the Borrower, (4) the payment of the applicable Prepayment Premium constitutes liquidated damages and is not a penalty (and is an inducement to each Lender to provide and/or maintain the Loans), (5) the actual amount of damages to the Lenders or profits lost by the Lenders as a result of prepayment or repayment hereunder would be impracticable and extremely difficult to ascertain, and (6) the amount of the applicable Prepayment Premium is provided by mutual agreement of the Borrower and the Lenders, as a reasonable estimation and calculation of the damages that the Lenders would incur upon the occurrence of an applicable prepayment or repayment hereunder and the applicable Prepayment Premium is reasonable in light of the circumstances. For the avoidance of doubt, any accrued interest on the amount of the Loans and any additional amounts to be paid in connection with a prepayment under Sections 2.6(b) (including amounts due in connection with the termination of Permitted Interest Rate Agreements) shall be made out of the applicable prepayment proceeds.
(d)    Notice
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The Borrower shall give the Administrative Agent written notice of any prepayment hereunder, not later than 2:00 p.m., New York City time, not less than with respect to a prepayment under Section 2.6(a) that will be made on a date other than an Interest Payment Date, three (3) Business Days before the date of prepayment (or such shorter period as (x) the Calculation Agent may agree in consultation with the Lenders and the Administrative Agent), and (y) with respect to all other prepayments, five (5) Business Days before the date of prepayment (or such shorter period as the Calculation Agent may agree in consultation with the Lenders and the Administrative Agent); provided that with respect to any mandatory prepayment under Section 2.6(b)(vi), such notice shall be provided on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date (which shall be a Business Day), the principal amount of each Borrowing or portion thereof to be prepaid, the interest (and any applicable Prepayment Premium ) to be paid on the prepayment date with respect to such principal amount being prepaid, an estimate of the amount of any applicable Prepayment Premium due in respect of such prepayment, if any, and a reasonably detailed calculation of the amount of such prepayment (which includes details of the computation of any such estimate of any such applicable Prepayment Premium ). Promptly following receipt of any such written notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof and promptly following its receipt of any such notice the Calculation Agent shall advise the Borrower, the Administrative Agent and the other Lenders if it disagrees with any such applicable Prepayment Premium computation from the Borrower.
(e)    Maturity; Surrender
In the case of each prepayment of Loans pursuant to this Section 2.6, the principal amount of each Loan (or portion thereof, as applicable) to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and any fee and expenses then due, together with the applicable Prepayment Premium. From and after such date, unless the Borrower shall fail to pay such principal amount when so due and payable, together with the interest and the applicable Prepayment Premium, fees and expenses, interest on such principal amount shall cease to accrue. Any Note in respect of a Loan paid or prepaid in full shall be surrendered to the Borrower and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
(f)    Compensation for Breakage or Non-Commencement of Interest Periods
The Borrower shall compensate each Lender, upon written request by such Lender (with a copy to the Administrative Agent) (which request shall set forth the basis for requesting such amounts), for all reasonable losses, costs, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds or from any fees payable but excluding
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loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loan does not occur on a date specified therefor in a Borrowing Request, or a conversion of any SOFR Loan does not occur on a date specified therefor in a notice; (ii) if any prepayment or other principal payment of, or any conversion of, any SOFR Loan occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or on the Interest Payment Date for the payment of interest accrued during such Interest Period; (iii) if any prepayment of any SOFR Loan is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) if the assignment of any SOFR Loan occurs on any day other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.12(b). Such Lender’s notice of such losses, expenses and liabilities, as certified to Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(g)    [Reserved]
(h)    [Reserved]
2.7    Fees
(a)    Lender and Agent Fees
(i)    The Borrower agrees to pay to each of the Structuring Bank, the Deposit Bank and the Agents, for their own account, the fees payable in the amounts and at the times separately agreed upon in the Fee Letters.
(ii)    The Borrower agrees to pay to the Calculation Agent for its own account a fee accruing on the aggregate outstanding principal amount of the Loans from and including the Closing Date to, but not including, the date of repayment or prepayment in full of all Loans, at a rate per annum equal to [***] (“Calculation Agent Fee”). Accrued Calculation Agent Fees shall be payable in arrears and in cash on each Interest Payment Date and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (including on the Maturity Date, upon acceleration or otherwise), accrued Calculation Agent Fees on the principal amount repaid or prepaid shall be paid in cash on the date of such repayment or prepayment.
(b)    Undrawn Commitment Fee
The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a commitment fee (the “Commitment Fee”), equal to [***] per annum of the average daily unused amount of the Commitment of such Lender during the period from and including the Closing Date to but excluding the earlier of (i) the date that all Commitments have terminated and (ii) the Maturity Date. All such
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Commitment Fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Commitment Fee shall be due and payable in arrears on each Interest Payment Date, commencing on the first such date to occur after the Closing Date; provided that if all or any portion of the Commitment is terminated or reduced, the Borrower shall pay the Commitment Fee on that portion of the Commitment that was so terminated or reduced on the date that such reduction or termination becomes effective (and, except in the case of a termination in full on such date, thereafter the Commitment Fee will accrue on the Commitment as so reduced).
(c)    Payment of Fees
All fees payable under the Agency Fee Letter shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent and the Collateral Agent. All fees payable hereunder or under any Fee Letter (other than the Agency Fee Letter) shall be paid on the dates due, in Dollars and immediately available funds, to the parties entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error. Administrative Agent is hereby authorized, without any specific request or direction by the Borrower, to make disbursements from time to time in payment of or to reimburse any Agent for any Loan expenses or fees. All fees payable hereunder and under any Fee Letter shall be considered Financing Expenses under this Agreement.
2.8    Interest
(a)    Interest
(i)    The Loans (including any Loan that was advanced to the Borrower Account) will bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws to the extent permitted under Applicable Law) on the outstanding principal amount thereof from and including the Closing Date (in the event of any Borrowings on the Closing Date) and each extension of credit, as applicable, to, but not including, the date of repayment or prepayment in full of all Loans, at a rate per annum equal to the Applicable Interest Rate; provided that any Loan that is made and repaid on the same day shall be charged interest for such day at a rate per annum equal to the Applicable Interest Rate.
(ii)    Subject to the terms and conditions hereof, all Loans made hereunder shall be SOFR Loans. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a SOFR Loan to a Prime Rate Loan (except as provided for in this Section 2.8). Subject to Section 2.15 if, on or prior to the first day of any Interest Period for any SOFR Loan:
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(A)    the Administrative Agent (at the written direction of the Calculation Agent) determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on a temporary basis, or
(B)    the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation or determination thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then in each such case, Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Prime Rate Loans to SOFR Loans, shall be suspended until the Administrative Agent (with respect to clause (A), at the written direction of the Calculation Agent and with respect to clause (B), at the written direction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of a SOFR Loan or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of Prime Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Prime Rate Loans at the end of the applicable Interest Period. On the first Interest Payment Date following any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.6(f).
(iii)    If, pursuant to the terms hereof, any Loan has been made as or converted to a Prime Rate Loan and the Administrative Agent (with respect to Section 2.8(a)(ii)(A), at the written direction of the Calculation Agent and with respect to Section 2.8(a)(ii)(B), at the written direction of the Required Lenders) shall determine (which determination shall be conclusive and binding absent manifest error) that the event(s) or circumstance(s) which resulted in such making or conversion shall no longer be applicable, Administrative Agent shall give written notice of such determination to Borrower at least one (1) day prior to the next succeeding Interest Payment Date and each such Loan shall be converted upon the expiration of the then current Interest Period to a SOFR Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Borrower have the right to convert a Prime Rate Loan to a SOFR Loan.
(iv)    If any Lender determines that any requirement of law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any
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Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of Lenders hereunder to make or maintain a SOFR Loan or to convert a Prime Rate Loan to a SOFR Loan shall be suspended during the period of such illegality and (ii) all Lender’s Loans then outstanding as SOFR Loans shall be converted automatically to a Prime Rate Loan upon the expiration of the then current Interest Period, or upon such earlier date as may be required by law, in each case, until each affected Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Borrower hereby agrees to promptly pay to such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Agreement, including without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the SOFR Loan hereunder. Such Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.
(v)    If a Benchmark Transition Event has occurred, the provisions of Section 2.15 shall apply. In any other event, if at any time the Calculation Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the circumstances set forth in subsection (ii) (or, as to more than one Lender, subsection (iv)) of this Section 2.8(a) have arisen and such circumstances are unlikely to be temporary, then (A) the Calculation Agent shall provide written notice thereof to the Administrative Agent and Borrower, (B) the Required Lenders and Borrower shall endeavor to agree on an alternate rate of interest (other than SOFR) for SOFR Loans that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time (including the date when such alternate rate of interest shall become effective under this Agreement), and (C) the Administrative Agent (at the written direction of Required Lenders), Required Lenders and the Borrower shall enter into any amendments to this Agreement to reflect any such agreed alternate rate of interest and such other conforming changes to this Agreement as may be applicable, and the Required Lenders shall direct the Administrative Agent to execute and deliver any such amendment (but the Administrative Agent shall not be obligated to execute any amendment that affects the Administrative Agent’s indemnity, immunities, fees, rights or obligations without its consent (and such provisions of such amendment shall not be effective or enforceable without the Administrative Agent’s consent) and the Administrative Agent shall not have any obligation to calculate any alternate rate of interest that is not administratively feasible for the Administrative Agent; provided that, if such alternate rate of interest shall be less than zero, such rate shall be
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deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.2, such amendment shall become effective without any further action or consent of any other party to this Agreement. For the avoidance of doubt, until any such alternate rate of interest is agreed upon in accordance with this clause (v), all SOFR Loans shall continue as SOFR Loans until such time as such SOFR Loans are required to be converted to Prime Rate Loans in accordance with the other provisions of this Section 2.8.
(b)    Default Interest
Notwithstanding Section 2.8(a), (i) upon notice from the Administrative Agent (acting at the direction of the Required Lenders) at any time following the occurrence and during continuance of an Event of Default hereunder or (ii) immediately following the occurrence of an Event of Default under Sections 7.1(a), 7.1(b), 7.1(g), and 7.1(l), all Loans outstanding hereunder shall bear interest at a rate per annum equal to the Post-Default Rate, all Loans outstanding hereunder shall bear interest at a rate per annum equal to the Post-Default Rate.
(c)    Payment of Interest
Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to clause (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid and Prepayment Premium (if applicable), shall be payable on the date of such repayment or prepayment.
(d)    Term SOFR Conforming Changes
In connection with the use or administration of Term SOFR, the Calculation Agent (acting at the written direction of the Required Lenders and with written notice to the Administrative Agent) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document (other than the second paragraph of Section 1.9), any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. The Administrative Agent (acting at the written direction of the Calculation Agent) will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR. Notwithstanding anything to the contrary, the Administrative Agent shall not be bound to follow or agree to any such amendments, modifications or Conforming Changes that affect its rights, duties, immunities, indemnities or protections.
(e)    [Reserved]
(f)    Computation
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All interest calculated on SOFR Loans shall be based on a three hundred and sixty (360)-day year and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest calculated on Prime Rate Loans shall be calculated on the basis of a three hundred and sixty-five/three hundred and sixty-six (365/366)-day year and the actual number of days elapsed. The Loans shall accrue interest on a daily basis on the outstanding principal amount of such Loans on each day. The computation of interest shall be determined by the Administrative Agent, and such determination shall be conclusive and binding absent manifest error.
2.9    Expenses and Advances Secured by Security Documents
Any and all advances or payments made by any Lender under this Article 2, Section 8.9 or otherwise pursuant to the terms hereof, from time to time, and any amounts expended by the Administrative Agent pursuant to Articles 7 or 8, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by this Agreement (and the Notes, if applicable) and secured by the Deeds of Trust and the other Security Documents.
2.10    Taxes
(a)    Payments Free of Taxes
Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Financing Document shall be made free and clear of and without withholding or deduction for any Taxes, except as required by Applicable Law. If the Borrower or other applicable withholding agent shall be required by Applicable Law to withhold or deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10(a)) the Administrative Agent, Collateral Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or other applicable withholding agent shall make or shall cause to be made such deductions or withholdings and (iii) the Borrower or other applicable withholding agent shall pay or shall cause to be paid the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law. For the purposes of this Section 2.10, the term “Applicable Law” includes FATCA.
(b)    Payment of Other Taxes by the Borrower
In addition, the Borrower shall pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    Indemnification
(i)    The Borrower shall indemnify or cause to be indemnified the Administrative Agent, the Collateral Agent, and each Lender, within thirty (30) days after written demand therefor, for the full amount of any
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Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section but without duplication of any amounts indemnified under Section 2.10(a)) paid by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided however, that the Borrower shall not be obligated to indemnify the Administrative Agent, the Collateral Agent or a Lender pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent, the Collateral Agent or the Lender, as applicable, as determined by a court of competent jurisdiction in a final and non-appealable judgment; provided further that if the Administrative Agent, the Collateral Agent or the Lender, as applicable, fails to give notice to the Borrower of the imposition of such Indemnified Taxes within ninety (90) days following its receipt of actual written notice of the imposition of such Indemnified Tax, there will be no obligation for the Borrower to pay interest or penalties attributable to the period beginning after such ninetieth (90th) day and ending seven (7) days after the Borrower receives notice from the Administrative Agent, the Collateral Agent, or the Lender, as applicable. The amount of such payment or liability and the basis for calculation thereof as set forth in a certificate delivered to the Borrower by the Collateral Agent, a Lender, or the Administrative Agent on its own behalf shall be conclusive absent manifest error.
(ii)    Each Lender shall severally indemnify the Administrative Agent and the Collateral Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent or the Collateral Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Collateral Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Administrative Agent or the Collateral Agent to the Lender from any other source against any amount due to the Administrative Agent
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or the Collateral Agent under this clause (ii). This Section 2.10(c) shall survive the termination of this Agreement and the resignation or removal of the Administrative Agent and the Collateral Agent.
(d)    Evidence of Payments
As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent, acting reasonably.
(e)    Forms
(i)    Any of the Administrative Agent, the Collateral Agent, or any Lender that is eligible and entitled to an exemption from or reduction of withholding Tax with respect to payments under any Financing Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without or at a reduced rate of, withholding, for which such Lender is eligible. In addition, any of the Administrative Agent, the Collateral Agent, or any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any backup withholding Tax or information reporting requirements. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.10(e). Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the
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Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender that is not a U.S. Person becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Lender that is not a U.S. Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Lender that is not a U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or its regarded owner) within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower (or its regarded owner) described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Lender that is not a U.S. Person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest
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exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of such direct and indirect partner(s);
(C)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each of the Agents and Lenders agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    If the Administrative Agent, the Collateral Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay over such refund to the Borrower, net of all of its out-of-pocket expenses (including Taxes with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, the Collateral Agent or any Lender, as the case may be, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant
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Governmental Authority) to the Administrative Agent, the Collateral Agent or any Lender, as the case may be, in the event the Administrative Agent, the Collateral Agent or any Lender, as the case may be, is required to repay such refund to such Governmental Authority.
Nothing herein contained shall (x) interfere with the right of any Agent or Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit and, in particular, no Agent or Lender shall be under any obligation to investigate or claim any relief, credit, remission or repayment available to it or the extent, order and manner of any claim or (y) other than as set forth in Section 2.10(e) above, oblige any Agent or Lender to disclose any confidential information relating to its affairs (tax or otherwise) or any computations in respect of Taxes.
(g)    The Lenders and any transferees or assignees after the Closing Date will be required to provide to the Administrative Agent or its agents all information, documentation or certifications reasonably requested by the Administrative Agent to permit the Administrative Agent to comply with its tax reporting obligations under Applicable Laws, including any applicable cost basis reporting obligations.
2.11    Increased Costs; Illegality.
(a)    Increased Costs Generally
If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B)  Taxes described in clauses (d) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expenses (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
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(b)    Capital Requirements
If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates from Lenders
A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section (a) or (b) of this Section 2.11 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) Business Days after receipt thereof.
(d)    Delay in Requests
Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Illegality
If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR
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Loans, shall be suspended, until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
2.12    Mitigation Obligations; Replacement of Lenders
(a)    Designation of a Different Lending Office
If the Borrower is required to pay any additional amount or Indemnified Taxes to any Lender or any Governmental Authority for account of any Lender pursuant to Sections 2.10 or 2.11 then such Lender shall (i) file any certificate or document reasonably requested in writing by the Borrower and/or (ii) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Lender exercised in good faith, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders
If any Lender (i) requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount or Indemnified Taxes to such Lender or any Governmental Authority for account of such Lender pursuant to Section 2.10, (ii) is a Defaulting Lender, or (iii) is a Non-Consenting Lender, then the Borrower or Initial Lender may, at the Borrower’s sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (y) in the case of payments required to be made pursuant to Section 2.10 or 2.11, such assignment will result in the elimination or a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a
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result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender, and (z) notwithstanding the foregoing, the Initial Lender may only remove a Lender under clause (i) after receiving a written request from the Borrower (with a copy to the Administrative Agent) to remove such Lender.
2.13    Defaulting Lenders
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, the Loans and undrawn Commitments of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.2). Notwithstanding anything to the contrary contained in this Agreement, if there are any Defaulting Lenders, Borrower shall have the right, for a period of up to one hundred eighty (180) days following the date on which the Borrower is notified of the existence of a Defaulting Lender, to obtain a replacement Lender as set forth in Section 2.12(b) above.
2.14    Permitted Interest Rate Agreement(s)
(a)    [***].
(b)    Subject to Section 5.26, prior to or contemporaneously with the Derivative Delivery Date, the Borrower shall deliver to the Collateral Agent and the Calculation Agent, an Assignment of Interest Rate Cap Agreement with respect to any Permitted Interest Rate Cap Agreement entered into in accordance with Section 2.14(a), duly executed and delivered by the parties thereto (and the applicable Agents are hereby authorized and directed by the Secured Parties to enter into any Assignment of Interest Rate Cap Agreement approved by the Calculation Agent), pursuant to which the Borrower collaterally assigns all of its right, title and interest to receive any and all payments under such Permitted Interest Rate Cap Agreement.
(c)    The Borrower shall comply with all of its obligations under the terms and provisions of each Permitted Interest Rate Cap Agreement, subject to the terms and conditions thereof (including any applicable cure periods). All amounts paid by the Acceptable Counterparty or Permitted Swap Bank under the Permitted Interest Rate Agreements to the Borrower or the Collateral Agent shall be deposited immediately into the Revenue Account (or, following an Event of Default, such other account selected by the Collateral Agent (at the written direction of the Calculation Agent)). The Borrower shall take all actions reasonably requested by the Calculation Agent or Collateral Agent to enforce the rights of the Collateral Agent and the other Secured Parties under each Permitted Interest Rate Agreement in the event of a default by the Acceptable Counterparty or Permitted Swap Bank which continues beyond any applicable notice and cure periods, and shall not waive, amend or otherwise modify any of its rights thereunder; provided, however, that so long as
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no Event of Default shall be continuing, (i) the Borrower may terminate any Permitted Interest Rate Agreement following any event of default or termination event under and howsoever defined in the Permitted Interest Rate Agreement that gives the Borrower such termination right, so long as prior to or contemporaneously with such termination, the Borrower shall enter into another Permitted Interest Rate Agreement (which may include a Replacement Interest Rate Cap Agreement) satisfying the requirements of Section 2.14(a). Any Replacement Interest Rate Cap Agreement shall be accompanied by an Assignment of Interest Rate Cap Agreement in respect of such Replacement Interest Rate Cap Agreement along with an opinion of counsel to the counterparty in form and substance satisfactory to the Calculation Agent. Following any prepayment of the Loan in accordance with the terms hereunder, the Borrower may modify any Permitted Interest Rate Agreement to reduce the notional amount of any such Permitted Interest Rate Agreements; provided, further, that the Borrower shall continue to satisfy the requirements set forth in Section 2.14(a).
(d)    In the event that the Borrower fails to purchase and deliver to the Calculation Agent and the Collateral Agent Permitted Interest Rate Agreements as and when required hereunder or fails to maintain Permitted Interest Rate Agreements in accordance with the terms and provisions of this Agreement, the Calculation Agent may purchase Permitted Interest Rate Agreements (in form and substance satisfactory to the Calculation Agent) and the cost incurred by the Calculation Agent in purchasing such Permitted Interest Rate Agreements shall be paid by the Borrower to the Calculation Agent with interest thereon at the Post-Default Rate from the date such cost was incurred by the Calculation Agent until such cost is reimbursed by the Borrower to the Calculation Agent.
(e)    Except to the extent otherwise provided in Section 5.26, simultaneously with the execution and delivery of any Permitted Interest Rate Cap Agreement (including any replacement thereof) (except if the Acceptable Counterparty is the Initial Lender or an Affiliate of the Initial Lender), the Borrower shall obtain and deliver to the Initial Lender and Collateral Agent an opinion from counsel for the Acceptable Counterparty (upon which the Secured Parties and their respective successors and assigns may rely) which shall provide, in relevant part (and as may be subject to opinions and qualifications provided by counsel delivering such opinion), that:
(i)    the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Permitted Interest Rate Cap Agreement;
(ii)    the execution and delivery of the Permitted Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of
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its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(iii)    all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Permitted Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(iv)    the Permitted Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(f)    Notwithstanding anything to the contrary contained in this Section 2.14 or elsewhere in this Agreement, if, at any time, the Loan is either (x) converted to a Prime Rate Loan or (y) a Loan subject to an alternate rate of interest (other than Term SOFR or the Prime Rate) pursuant to Section 2.8(a)(v) or 2.15 (each, a “Rate Conversion”), then within thirty (30) days after such Rate Conversion, the Borrower shall enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a substitute Permitted Interest Rate Agreement, including without limitation, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this sub-section (f), the Borrower shall have the right to terminate any then-existing Permitted Interest Rate Agreements); provided that if the Borrower is unable to obtain such a substitute Permitted Interest Rate Agreement within the initial thirty (30) day period after using commercially reasonable efforts, the Borrower will have an additional sixty (60) days (for a total of ninety (90) days) provided it uses commercially reasonable efforts to obtain the substitute Permitted Interest Rate Agreements during such additional sixty (60) day period; provided, further, that if interest rate protection agreements with respect to Prime Rate Loans or Loans subject to such alternate rate of interest are not available at a commercially reasonable cost (as reasonably determined by Calculation Agent), the Calculation Agent and Borrower may pursue another option that is mutually acceptable to the Calculation Agent and Borrower that provides the Lenders equivalent protection from rising interest rates (as determined by the Calculation Agent acting in good faith).
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(g)    As used herein, “Substitute Interest Rate Cap Agreement” means, a Permitted Interest Rate Cap Agreement between an Acceptable Counterparty and the Borrower, obtained by the Borrower and collaterally assigned to the Collateral Agent pursuant to an Assignment of Interest Rate Cap Agreement and shall contain each of the following:
(i)    a term expiring no earlier than the Scheduled Maturity Date;
(ii)    [***]
(iii)    it provides that the only financial obligation of Borrower thereunder is the making of a single payment to the Acceptable Counterparty thereunder upon the execution and delivery thereof and there are no other conditions to the effectiveness of such Substitute Interest Rate Cap Agreement;
(iv)    it provides to the Collateral Agent, Lenders and the Borrower (as determined by the Calculation Agent in its sole but good faith discretion), for the term of the Substitute Interest Rate Cap Agreement, a protection against rising interest rates that is no less beneficial to Borrower, Collateral Agent and Lenders than that which was provided by the Permitted Interest Rate Cap Agreement being replaced by the Substitute Interest Rate Cap Agreement; and
(v)    without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in Section 2.14(a) hereof.
(h)    Except as otherwise expressly set forth in any other Financing Document (including clause (C)) of the “provided further” clause of Section 9.2), no Permitted Swap Bank that obtains the benefits of either of Section 2.5(d) hereof or Section 4.2 or Section 5(b) of the Collateral Accounts Agreement, any guaranty for the Obligations or any Collateral by virtue of the provisions hereof or of any such guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Financing Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Financing Documents. Notwithstanding any other provision of the Financing Documents to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify or determine the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Permitted Interest Rate Agreements unless the Administrative Agent or Collateral Agent, as applicable, has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Permitted Swap Bank. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Permitted Interest Rate Swap Agreements
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in the case of a release of liens and guarantees in connection with the Discharge Date.
(i)    Excluded Swap Obligations with respect to any guarantor shall not be paid with amounts received from such guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in Section 9.19.
(j)    Without limiting any other provision of this Agreement or any other Financing Document, Borrower shall be responsible for all costs, fees and expenses under the Permitted Interest Rate Agreements to the extent provided under the applicable Permitted Interest Rate Agreement (collectively, “Swap Fixed Fees”). If any Swap Fixed Fees are incurred by a Permitted Swap Bank, such Permitted Swap Bank shall give prompt notice thereof (with a statement providing reasonable detail thereof) to Borrower (with a copy to the Administrative Agent).
From and after the date of any Rate Conversion, all references to “Permitted Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Permitted Interest Rate Cap Agreement”, the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.14(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement. Notwithstanding the foregoing, the Borrower shall have the right, in lieu of delivering a new Substitute Interest Rate Cap Agreement to satisfy the foregoing, to modify the then existing Permitted Interest Rate Cap Agreement so that it satisfies the conditions set forth in clauses (i) – (v) of the definition of “Substitute Interest Rate Cap Agreement” herein.
2.15    Benchmark Replacement Setting
(a)    Benchmark Replacement
Notwithstanding anything to the contrary herein or in any other Financing Document (other than the second paragraph of Section 1.9 hereof), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Financing Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Financing Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement (as prepared by the Calculation Agent) is delivered by the Administrative Agent (acting at the written direction of the
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Calculation Agent) to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Financing Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. With respect to each Benchmark Replacement, all accrued interest payments will be payable on a monthly basis on each Interest Payment Date. The Lenders hereby (i) authorize and direct the Administrative Agent (acting at the direction of the Required Lenders, in consultation with the Calculation Agent) to implement any Benchmark Replacement (to the extent administratively feasible for the Administrative Agent) in accordance with the terms set forth in this Section 2.15(a) and (ii) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in implementing any such Benchmark Replacement in accordance with such direction.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Calculation Agent (acting at the written direction of the Required Lenders and with written notice from the Calculation Agent to the Administrative Agent) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document (other than the second paragraph of Section 1.9), any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. The Lenders hereby (i) authorize and direct the Administrative Agent (acting at the direction of the Required Lenders, in consultation with the Calculation Agent) to make any Conforming Changes (and to enter into any modifications to this Agreement or other Financing Documents implementing such Conforming Changes) that have been agreed to by the Required Lenders (and that are administratively feasible for the Administrative Agent) in accordance with the terms of this Agreement and (ii) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in implementing any such Conforming Changes.
(c)    Notices; Standards for Decisions and Determinations. If and to the extent directed in writing by the Calculation Agent to deliver a copy of any such notice after a determination by the Calculation Agent, the Administrative Agent will promptly deliver such notices (as prepared by the Calculation Agent) to the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(d) and (iv) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or
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any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section 2.15.
(d)    Unavailability of Tenor of Benchmark Notwithstanding anything to the contrary herein or in any other Financing Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Calculation Agent (in consultation with the Administrative Agent) in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative then (x) the Calculation Agent, in the case of clause (A), or (y) the Calculation Agent (acting at the written direction of the Required Lenders and with written notice to the Administrative Agent), in the case of clause (B), may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Calculation Agent (acting at the written direction of the Required Lenders and with written notice to the Administrative Agent) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Loan and, failing that, the Borrower will be deemed to have converted any such request into a request for a conversion to a Prime Rate Loan and (ii) any outstanding SOFR Loans will be deemed to have been converted to Prime Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component, if any, of Prime Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Prime Rate.
3.    REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to each Agent and the Lenders as of the Closing Date and as of each Borrowing Date, as follows:
3.1    Due Organization; Power and Authority
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(a)    The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has all requisite limited liability company power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform the provisions hereof and thereof. No filing, recording, publishing or other act by the Borrower that has not been made or done is necessary in connection with the existence or good standing of the Borrower.
(b)    The only member of the Borrower is HoldCo, which owns directly one hundred percent (100%) of the Borrower’s Capital Stock. All Capital Stock in the Borrower is beneficially owned and controlled directly by HoldCo, free and clear of all Liens other than the Liens of the HoldCo Pledge Agreement.
3.2    Limited Liability Company Power, Etc.
The Borrower has full limited liability company power, authority and legal right to enter into, deliver and perform its obligations under each of the Financing Documents and each Material Project Document to which it is a party and to consummate each of the transactions contemplated herein and therein, and has taken all necessary limited liability company action to authorize the execution, delivery and performance by it of each of the Financing Documents and each Material Project Document to which it is a party. Each Financing Document and each Material Project Document to which Borrower is a party has been duly executed and delivered by the Borrower is in full force and effect and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as enforcement may be limited (a) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) by implied covenants of good faith and fair dealing.
3.3    No Conflict
The execution, delivery and performance by each of the Borrower of each of the Financing Documents and the Material Project Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by the Borrower, as well as the consummation of the transactions contemplated herein and therein, do not and will not (a) conflict with the organizational documents of the Borrower, (b) conflict with or result in a breach of, or constitute a default under, any indenture, loan agreement, mortgage, deed of trust or other instrument, agreement or Transaction Document to which such Person is a party or by which it is bound or to which the Borrower’s real or personal property or assets are subject, (c) conflict with or result in a breach of, or constitute a default under, any Applicable Law, except to the extent that any such conflict, breach of, or default under, Applicable Law could not reasonably be expected to have a Material Adverse Effect or (d) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Borrower’s real or personal property or the Collateral.
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3.4    Approvals
Other than the Material Permits described in Part A of Schedule 3.4 hereto, there are no Material Permits required to be issued to, assigned to, or otherwise assumed by, the Borrower and necessary for (a) the development, construction, operation and maintenance of the Project or (b) the execution, delivery and performance by the Borrower of the Transaction Documents to which such Person is a party. The Material Permits listed on Part B of Schedule 3.4 (other than such Material Permits listed on Part C has not yet occurred) has been duly obtained, is in full force and effect, is not subject to appeal, is issued to, assigned to, or otherwise assumed by, the Borrower (or to which the Borrower is entitled to the benefit of), is not subject to any current legal proceeding to which the Borrower is a party, is free from any unsatisfied condition, and there is no reason to believe that any such Material Permit may be withdrawn, cancelled, varied, suspended or revoked, except for appeals, unsatisfied conditions or requirements that would not reasonably be expected to have a Material Adverse Effect. The Borrower is in compliance with each such Material Permit of such Person except for any failure to comply after the Stabilization Date that would not reasonably be expected to have a Material Adverse Effect. Each such Material Permit which has not yet been obtained can be reasonably expected to be obtained in the normal course if the Project is completed in accordance with the Construction Agreement and the Plans and Specifications. Borrower has delivered to the Calculation Agent true, correct and complete copies of each Material Permit of the Borrower that is in effect as of the date this representation is made.
3.5    Financial Statements; No Material Adverse Effect
(a)    The financial statements of Borrower furnished to the Administrative Agent pursuant to Section 5.10 are in each case true, complete and correct and fairly present in all material respects the financial condition and the results of operations and cash flows of the Borrower as of the date thereof, all in accordance with GAAP (subject to normal year-end adjustments) and are in all cases determined by the Borrower in good faith based on assumptions believed by the Borrower to be reasonable in light of the circumstances at such time as to all matters material to the estimates therein as of the date of their determination. Neither Borrower nor Sponsor has any material liabilities (contingent or otherwise), except as referred to or reflected or provided for in such financial statements of Borrower or in the financial disclosure, including such financial statements, of Sponsor furnished to the Calculation Agent, as applicable, or as arising from the execution and delivery of the Transaction Documents, to the extent required to be disclosed pursuant to GAAP. There are no undisclosed material liabilities, direct or contingent, of Borrower since the date of the most recent financial statements of Borrower delivered to the Administrative Agent and Calculation Agent on the Closing Date or in accordance with Section 5.10 or of the Sponsor since the date of the most recent financial disclosure, including financial statements, of the Sponsor delivered to the Administrative Agent and Lead Lender.
(b)    The financial statements of the Sponsor furnished to the Administrative Agent pursuant to Section 5.10 are in each case true, complete and correct and fairly
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present in all material respects the financial condition of such Person as of the date thereof and are in all cases determined by such Person in good faith based on assumptions believed by such Person to be reasonable in light of the circumstances at such time as to all matters material to the estimates therein as of the date of their determination.
(c)    As of the date of this Agreement, no event or circumstance has occurred that could reasonably be expected to have a Material Adverse Effect since the date of their respective financial statements delivered under Section 4.1(p) or, in the case of the Sponsor, since the date of any other financial disclosure of the Sponsor to the Lead Lender on or prior to the date of this Agreement.
3.6    Litigation
(a)    Except as set forth on Schedule 3.6(a), there is no pending or, to the knowledge of the Borrower, threatened litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority with respect to the Borrower, the Trust Property or the Project.
(b)    No action, suit, proceeding or investigation has been instituted or threatened in writing, nor shall any rule, regulation, order, judgment or decree have been issued by any Governmental Authority that, (i) if such action, suit, proceeding or investigation shall have been adversely determined, would have a Material Adverse Effect, or (ii) solely as a result of the construction, ownership, leasing or operation of the Project, the retail sale of electric energy to Borrower and Borrower’s furnishment of electric service to a Tenant as an incident of tenancy, or the entering into of any Transaction Document or any transaction contemplated hereby or thereby, would cause or deem (1) any of the Secured Parties or any Affiliate of any of them to be subject to, or not exempted from, regulation under the FPA or PUHCA or under any State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities, or (2) Borrower or any Affiliate of a Borrower to be subject to, or not exempted from, regulation under any State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities;
3.7    [RESERVED]
3.8    Compliance with Laws and Obligations
(a)    The Borrower and the Project are in compliance in all material respects with all Applicable Laws applicable to the Borrower and the Project. The Borrower is in compliance in all material respects with all terms and provisions of the Transaction Documents to which it is a party. There have been no material Environment-related investigations, studies, audits, reviews or other analyses conducted by or which are in the possession of the Borrower in relation to the Project which have not been provided to the Lenders.
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(b)    As of the Closing Date, neither the Borrower nor Galaxy Power is an Exempt Wholesale Generator with authority to make wholesale power sales at market-based rates. The Borrower is not a “holding company” under PUHCA, and the Borrower is not subject to regulation under PUHCA except with respect to regulation relating to maintaining Exempt Wholesale Generator status and any regulation as a “subsidiary company” or an “affiliate” of a “holding company,” as such terms are used within the meaning of 42 U.S.C. 16451.
(c)    None of the Secured Parties, nor any Affiliate of any of them will, solely as a result of the construction, ownership, leasing or operation of the Project, the provision of electric energy to the Project, or the entering into any Financing Document or Transaction Document or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA, PUHCA or State laws, rules or regulations respecting the rates or the financial or organizational regulation of electric utilities, retail electric providers, or holding companies. The Borrower is not subject to, or is exempt from, regulation under any Applicable Law as to securities, rates or financial or organizational matters that would preclude the incurrence or repayment of the principal of, interest on the Loan, or the incurrence or repayment by the Borrower of any of the Obligations or the execution, delivery and performance by the Borrower of the Financing Documents or Transaction Documents to which it is a party. The Borrower will not be deemed by any Governmental Authority to be subject to financial, organizational or rate regulation as an “electric utility,” “retail electric utility,” “retail electric provider,” or similar entity under any existing Texas law, rule or regulation.
(d)    The “Main Meter” (as such term is defined in the Master Electric Energy Sales Agreement) has been enrolled [***] as the “REP of Record” (as such term is defined in the Master Electric Energy Sales Agreement), and [***] is and shall at all times be the REP of Record for the Main Meter.
3.9    Material Project Documents; Subcontracts
(a)    The email sent by [***], on the Closing Date to the Lead Lender contains true and complete copies of each of the Material Project Documents in effect as of the Closing Date. Except as disclosed as required by Section 5.11 or 5.12: (a) no termination event has occurred under the Material Project Documents, and the Material Project Documents are in full force and effect; (b) the Borrower has not received any default, expiration, breach or termination notice pursuant to any of the Material Project Documents; and (c) to the knowledge of the Borrower, no Material Project Party is in default of any of its obligations after the expiration of the applicable cure period under any Material Project Document. None of the Material Project Documents have been amended or modified from and after the Closing Date except in accordance with the express terms of this Agreement. Notwithstanding anything to the contrary contained herein: (i) with respect to the Major Subcontracts, the foregoing representations (other than clause (b) of the second sentence of this Section) of the Borrower are made to the actual knowledge of the
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Borrower; and (ii) the foregoing representations do not apply to any Material Project Document that has been fully performed and/or is no longer in effect.
(b)    [Reserved].
(c)    The Material Project Documents that are not in effect as of the Closing Date are listed on Schedule 3.9(c) attached hereto.
(d)    No event or condition exists with respect to the Borrower, Galaxy Power or any of their respective Affiliates or, to the actual knowledge of the Borrower, with respect to any Material Project Party which permits or requires any Material Project Party to cancel, or terminate its performance under, any Material Project Document to which it is a party in accordance with the terms thereof.
(e)    As of the Closing Date, except for (i) non-disclosure or confidentiality agreements, (ii) third party service provider proposals and (iii) Immaterial Project Documents, the Borrower is not a party to any material contracts other than the Financing Documents and the Material Project Documents.
3.10    Properties
(a)    The Borrower owns, or is licensed to use, all patents, trademarks, permits, proprietary information and knowledge, technology, copyrights, licenses, franchises and formulas, or rights with respect thereto and all other intellectual property, necessary for its business and that are material to the performance by it of its obligations under the Transaction Documents to which it is a party, and the use thereof by such Person does not, to the knowledge of the Borrower, materially infringe upon the rights of any other Person.
(b)    The Borrower has obtained all material leases, licenses, easements, rights-of-way and access rights required for the current state of development of the Project and enjoys peaceful and undisturbed possession thereof.
(c)    The Project is not owned or operated under or by reference to any registered or protected trademark, tradename, servicemark or logo.
3.11    Taxes
The Borrower has timely filed or caused to be filed all material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes shown in such Tax returns as required to have been paid by it except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no material unpaid or outstanding real estate or other Taxes or assessments on or against the Project or any part thereof which are payable by the Borrower. No material abatement proceedings are pending with reference to any real estate Taxes assessed against the Project. To the Borrower’s knowledge, there are no material betterment assessments or other special
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assessments presently pending with respect to any part of the Project, and neither the Borrower nor the Developer has received written notice of any such material special assessment being contemplated.
3.12    Full Disclosure
(a)    All documents (other than Projections and the information referred to in Section 3.12(b) below) and written information that the Borrower and the Sponsor have provided to the Secured Parties were true, accurate and complete in all material respects at the time such documents and information were provided and continue to be true, complete and correct in all material respects.
(b)    To the Borrower’s actual knowledge, all written information (other than Projections) which has been made available by any of the advisors of the Borrower or their respective representatives, in each case, in connection with the Project, taken as a whole, is true, complete and correct in all material respects and does not contain any untrue statement of a material fact or, when taken together with the information referred to in Section 3.12(a) above, omit to state any material fact, as of such date, necessary to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements are or were made.
(c)    Other than as set forth in the following sentence, the Borrower makes no representation and warranty with respect to estimates, forecasts or projections regarding the Borrower and the future performance of the Project and the Project or other expressions of view as to future circumstances (including the Financial Model) that have been made available to any Secured Party by or on behalf of the Borrower, Galaxy Power or any of the Borrower’s or Galaxy Power’s respective representatives or Affiliates (collectively, “Projections”). The Financial Model and the Projections contained therein, when prepared, were based upon assumptions that the Borrower believed to be reasonable at the time of preparation thereof. Each Secured Party acknowledges and agrees that any such Projections are not to be viewed as facts and are based upon a number of estimates and assumptions and are subject to significant business, economic and competitive uncertainties and contingencies and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such Projections will be achieved or that the forward-looking statements expressed in such Projections will correspond to actual results, many of which are beyond the control of the Borrower.
3.13    Organizational Structure
The organizational structure chart entitled [***] delivered to the Lead Lender on the Closing Date, reflects the true, correct and complete upstream ownership of each Loan Party up to Galaxy Digital as of the Closing Date.
3.14    Solvency
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The Borrower is Solvent.
3.15    Regulatory Restrictions on Borrowing
(a)    The Borrower is not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940 of the United States (including the rules and regulations thereunder), as amended.
(b)    None of the Loan Parties or any of their respective Subsidiaries is an AIF or an internal or external manager of an AIF.
(c)    Neither Borrower nor any of its subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither Borrower nor any of its subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules or (ii) any other activity that would cause any Lender to be in violation of the Outbound Investment Rules or cause any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
3.16    Title; Security Documents
(a)    [Reserved].
(b)    Borrower has a good and marketable interests in the Trust Property, subject to no Liens other than Permitted Liens.
(c)    On the Completion Date, the Data Center will be located entirely on the Trust Property Land and shall be serviced by access rights and other appurtenances sufficient for the operation of the Project as contemplated by the Coreweave Lease.
(d)    The security conferred by each Security Document creates first priority security interests of the type described subject only to Permitted Exceptions, over the assets referred to, in that Security Document and those assets are not subject to any prior or pari passu security interest.
3.17    Condemnation
No Condemnation of any portion of the Project, no Condemnation or relocation of any roadways abutting the Project, no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or, to Borrower’s knowledge, is contemplated by any Governmental Authority, and except as disclosed as required by Sections 5.11 and 5.12, neither the Project nor any part thereof is now damaged or injured as result of any fire, explosion, accident, flood or other casualty.
3.18    Insurance
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All insurance policies required to be obtained by the Borrower pursuant to Section 5.6 and/or any Material Project Document (if any) are described in Schedule 5.6 and each insurance policy required for the current state of the development of the Project has been obtained and is in full force and effect as required under Section 5.6 and all premiums then due and payable thereon have been paid in full. The Borrower has received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claiming that the insurer’s liability under any such insurance policy can be reduced or avoided.
3.19    Single-Purpose Entity
The Borrower is a single purpose entity created for purposes of the Project and the performance of its obligations under the Transaction Documents to which it is a party and, in each case, activities related thereto or incident thereto and has not engaged in any business other than the design, permitting, construction, operation, and leasing of the Project and the negotiation of the financing for the construction of the Project and additional activities reasonably related or incidental thereto, and the Borrower has no obligations or liabilities other than those related to the conduct of such business.
3.20    Use of Proceeds
The proceeds of each Loan and other extensions of credit hereunder have been or will be used solely in accordance with, and solely for the purposes contemplated by, Section 5.13. No part of the proceeds of any Loan and other extensions of credit hereunder will be used, either directly or indirectly, by the Borrower to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock (as so defined).
3.21    Shareholder Interests and Related Matters
(a)    The Borrower has no Subsidiaries and the Borrower does not own any equity interest in, or otherwise control any voting stock of or have any ownership interest in, any Person. HoldCo has no Subsidiaries other than the Borrower, and HoldCo does not own any equity interest in, or otherwise control any voting stock of or have any ownership interest in, any Person other than the Borrower.
(b)    All of the limited liability company and membership interests in the Borrower have been duly authorized and validly issued in accordance with its organizational documents, are fully paid and non-assessable and free and clear of all Liens other than the Liens on the limited liability company and membership interests in Borrower granted pursuant to the HoldCo Pledge Agreement. The Borrower has no outstanding securities convertible into or exchangeable for any of its respective limited liability company and membership interests in or any rights to subscribe for or to purchase, or any warrants or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any such interests.
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(c)    The only holder of the limited liability company and membership interests in Borrower is HoldCo and (A) there are no other outstanding limited liability company and membership interests with respect to Borrower, (B)  HoldCo is the only Person entitled to vote for the election of directors (or persons performing similar functions) of Borrower, and (C) there are no outstanding obligations of the Borrower to repurchase, redeem, or otherwise acquire any membership interest or other equity interests in the Borrower or to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower. The Borrower is authorized to issue and has issued only one class of membership interests.
3.22    Permitted Indebtedness; Permitted Commodity Hedging Transactions; Investments
(a)    The Borrower has not created, incurred, assumed or suffered to exist any Indebtedness, other than Permitted Indebtedness.
(b)    Schedule 3.22 sets forth a complete and correct list of all Permitted Commodity Hedging Transactions entered into with respect to the Project in effect on the Closing Date and on the date of each update thereof required hereunder, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the termination value thereof, and the counterparty thereto.
(c)    The Borrower has not made any advance, loan or extension of credit to, or made any acquisition or investment (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase of any stock, bonds, notes, debentures or other securities of, any other Person.
3.23    No Agreements with Affiliates
The Borrower has not made any agreements with Affiliates except for the Material Project Documents and those listed on Schedule 3.23, each of which is permitted pursuant to Section 6.12.
3.24    No Bank Accounts; Accounts; Working Capital Account
(a)    The Borrower has not opened, or instructed either Deposit Bank or any other Person to open, any accounts other than the Accounts or, if any, the Working Capital Account;
(b)    Borrower has delivered to Administrative Agent executed direction letters instructing all payments required to be made to the Borrower or to any other Person on the Borrower’s behalf pursuant to Material Project Document or any other contract or agreement to which the Borrower is party to be made to the applicable Account.
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3.25    No Default or Event of Default
No Default or Event of Default has occurred and is continuing.
3.26    Foreign Assets Control Regulations
None of the Borrower, HoldCo, Developer, Galaxy Power, any of their respective Subsidiaries or, to the actual knowledge of the Borrower, any director, officer, employee or agent of the foregoing entities, or the Sponsor (i) is a Blocked Person or (ii) engages in any dealings or transactions with any Blocked Person, in violation of applicable Economic Sanctions Laws. The Borrower, HoldCo, Developer, Galaxy Power and the Sponsor are in compliance, in all material respects, with applicable AML Law.
3.27    Absence of Immunity
The Borrower is not entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, setoff or proceeding, or the service of process in connection therewith, arising under the Financing Documents.
3.28    [RESERVED]
3.29    Project Budget; Construction Schedule and Milestone Dates
(a)    The amounts set forth in the Project Budget present a full and complete itemization by category (inclusive of contingency) of all Project Costs which the Borrower reasonably expects to pay or reasonably anticipates becoming obligated to pay to complete construction of the Project in accordance with the Coreweave Lease, this Agreement and Construction Agreement, as determined by the Calculation Agent (in consultation with the Lenders’ Technical Consultant), as well as (i) Financing Expenses which Borrower reasonably expects to pay, until the Completion Date (which amount shall exclude Financing Expenses that the Borrower reasonably expects to be paid with the proceeds of rent under the Coreweave Lease and proceeds of payments under Permitted Interest Rate Agreements) and (ii) the amount of real property taxes that the Borrower reasonably expects to pay until the Completion Date on account of its ownership interest in the Trust Property Land (which amount shall exclude real property taxes that Borrower reasonably expects to be paid by a Tenant under a Lease of the Trust Property Land in accordance with the terms of such Lease). The Borrower is not aware of any other such costs, expenses or fees which are material and are not covered by the Project Budget, the Project Budget is the Borrower’s best estimate of such costs, fees, and expenses to be incurred by Borrower through the Completion Date, and the Financial Model is the Borrower’s best estimate of such costs, fees, and expenses to be incurred by the Borrower through the Maturity Date. The Construction Schedule is the Borrower’s best estimate of the timeline on which the Project will be constructed and completed. The Project Budget has been prepared by the Borrower in good faith based on assumptions believed to be reasonable at the time made, it being recognized that projections as to future events are not to be viewed as facts and that
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actual results during the period covered by the Project Budget may differ from projected results.
(b)    All amounts payable by the Borrower under each Management Agreement are paid current as of the Closing Date. A true, correct and complete copy of each Management Agreement and any guaranties thereof, in each case as amended, have been delivered to the Lead Lender. Each Management Agreement is in full force and effect. Neither the Borrower, Galaxy Power nor any manager is in default under any Management Agreement.
(c)    The construction of [***] necessary for the operation of the Project were completed and the construction and development costs with respect thereto fully paid on or prior to the Closing Date.
3.30    No Violations
Neither the construction of the Project nor the use of the Project when completed and the contemplated accessory uses will violate (i) any Applicable Law (including Environmental Law and those Applicable Laws that apply to subdivision, zoning, building and electricity submetering), or (ii) any building permits, restrictions of record (including any declarations), or agreements affecting the Project or any part thereof (including any easements or declarations, the Master Easement Agreement, or the Coreweave Lease). Neither the zoning authorizations, approvals or variances nor any other right to construct or to use the Project is to any extent dependent upon or related to any real estate other than the Trust Property Land. All Applicable Laws relating to the construction and operation of the Project have been complied with.
3.31    Utilities
(a)    The Project (whether or not provided by a public utility provider) will have adequate water and electrical supply (including commissioned critical capacity from utility electric power to the Data Center Substation) and including on-site dedicated back-up power from utility electric power) storm and sanitary sewerage and wastewater facilities, other required public utilities, fire and police protection, and means of access between the Project and public highways, in each case, in accordance with Borrower’s obligations under any Lease, and to Borrower’s knowledge, none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any Applicable Laws.
(b)    The Trust Property Land is not located in a “groundwater conservation district” created by the legislature of the State of Texas or the Texas Commission on Environmental Quality.
(c)    [***].
(d)    No such utility services are subject to any moratorium, or, to Borrower’s knowledge, would be subject to any threatened moratorium, imposed by any authority having jurisdiction.
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(e)    No Material Permit, other than those that have previously been obtained and remain valid, that Galaxy Power is solely responsible for obtaining and those identified on Schedule 3.4, are required for the provision of any such utility services by Galaxy Power to the Borrower or by the Borrower to any Tenant, including any Material Permit with respect to the construction or operation of any utility facilities necessary to provide such utility service.
(f)    Electrical supply to the Data Center Substation will be obtained by the Borrower from [***] pursuant to its Power Agreement through the Data Center Substation. Neither Borrower nor Galaxy Power intends, either on its own or by aggregating with the loads of other entities, to obtain electrical supply from any competitive service provider. Back-up power generation facilities at the Project will be used to provide back-up power generation to the Data Center only and electrical output from such back-up power generation will not be sold or otherwise supplied to any other entity. Other than the utility facilities which are to be placed in service by the applicable date identified in the Project Schedule (as defined in the Coreweave Lease) and those that Galaxy Power is solely responsible for constructing, no other utility facilities not already existing in, on, under and around the Trust Property Land are required to be constructed in order for Galaxy Power to provide electrical supply to the Project in accordance with this Section 3.31.
3.32    No Brokers
No brokerage fees or commissions are payable using proceeds from any Loans by or to any person in connection with this Agreement or the Loans to be disbursed hereunder other than the Newmark Fees and as set forth in the Fee Letters.
3.33    Independent Parcel
The Trust Property Land is taxed separately without regard to any other real property and for all purposes the Trust Property Land may be mortgaged, conveyed and otherwise dealt with as an independent parcel.
3.34    Leases
Except for the Coreweave Lease, [***] and any other Lease as to which the Borrower has entered into in accordance with Section 5.30, neither Borrower nor Galaxy Power nor their respective agents have entered into any Leases, subleases or other arrangements for occupancy of space within the Project. True, correct and complete copies of all Leases, as amended, have been delivered to the Lead Lender. Except as otherwise permitted under this Agreement, all Leases are in full force and effect.
3.35    Encroachment
When the construction of the Project is completed in accordance with the Construction Agreement and other Material Project Documents and the Plans and Specifications, no building or other improvement will encroach upon any real property line, building line, setback line, side yard line or any recorded or easement, right-away or other encumbrance
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(or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Project.
3.36    ERISA
As of the Closing Date, the Borrower and its ERISA Affiliates, do not maintain or contribute to, and are not or is obligated to make contributions to, or have any liability with respect to, any “pension plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code. The Borrower is not subject to state statutes regulating investments of, or fiduciary obligations with respect to, governmental plans that would be violated by the transactions contemplated by this Agreement; and the assets of the Borrower do not constitute “Plan Assets”.
3.37    Foreign Person
None of the Borrower, HoldCo nor any Sponsor Entity is a “foreign person” within the meaning of Section 1445 or 7701 of the Code.
3.38    Trade Name
The Borrower does not use a trade name other than its actual name set forth herein.
3.39    Plans and Specifications
The Borrower has furnished the Administrative Agent and Lenders with true and complete sets of the Plans and Specifications to date. The Plans and Specifications so furnished to the Administrative Agent and Lenders comply in all material respects (and the Project when constructed in substantial accordance with the Plans and Specifications will likewise comply in all material respects) with all Applicable Laws, all Material Permits and all restrictions, covenants, easements and other agreements affecting the Project, and have been, or will be prior to commencement of work covered by any Material Permits not yet obtained, as applicable, approved by each Governmental Authority, association and declarant to the extent required for construction and completion of the Work and of the Project.
3.40    Beneficial Ownership Certification.
As of (a) the Closing Date, the information included in each Beneficial Ownership Certification delivered to each Lender and Agent on or prior to the Closing Date is true and correct in all respects and (b) the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.47 is true and correct in all respects.
3.41    Wetlands Impact
No impacts to wetlands, streams or other waters of the United States are required to develop the Project or achieve Completion.
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3.42    [RESERVED]
3.43    Site Plan Approval
As of the Closing Date, the Borrower has received to the extent required by Applicable Law site plan approval for all of the Work to be completed under the Construction Agreement and other Material Project Documents.
3.44    Labor Matters.
The Borrower has no employees.
4.    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.1    Conditions Precedent to Closing Date
The occurrence of the Closing Date and the obligations of the Lenders to make the initial Loan hereunder are subject to the receipt by the Administrative Agent and the Lenders (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which shall be satisfactory to each Lender in its sole discretion (unless waived in accordance with Section 9.2):
(a)    Execution of Financing Documents; Due Diligence and Approvals
This Agreement and all other Financing Documents (excluding the Coreweave SNDA, the Coreweave Estoppel Certificate, and any other Financing Document contemplated by Section 5.26 to be delivered after the Closing Date), shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect. Each Lender shall have completed to its satisfaction all due diligence and have received all necessary internal and external approvals.
(b)    Security Documents
The security interests in and to the Collateral conferred by each Security Document creates first priority security interests of the type described and over the assets referred to in that Security Document and those assets are not subject to any prior or pari passu security interest other than Permitted Liens.
(c)    Corporate Documents
The following documents, each certified as of the Closing Date as indicated below:
(i)    copies of the certificate of incorporation, certificate of formation or charter, the bylaws or limited liability company operating agreement, and any other organizational documents, in each case together with any amendments thereto, of each Loan Party and a certificate of good standing or its equivalent (if any) for the applicable jurisdiction for each such Loan Party
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(in each case such good standing certificate or its equivalent dated no more than five (5) Business Days prior to the Closing Date); and
(ii)    a certificate of an Authorized Representative of each Loan Party dated as of the Closing Date, certifying:
(A)    that attached to such certificate is a true and complete copy of the organizational documents referred in Section (i) above for each such Person;
(B)    attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors, shareholder(s), partner(s) or other authorized governing body of each such Person, authorizing the execution, delivery and performance of each of the Financing Documents and the Material Project Documents to which such Loan Party is or is intended to be a party, and that such resolutions or other evidence of authority have not been modified, rescinded or amended and are in full force and effect;
(C)    that the certificate of incorporation, certificate of formation, charter, or other organizational documents (as the case may be) referred in clause (i) above for each such Loan Party has not been amended since the date of the certification furnished pursuant to clause (i) above;
(D)    as to the incumbency and specimen signature of each officer, shareholder, member or partner (as applicable) of each such Loan Party executing the Transaction Documents to which such Person is or is intended to be a party (and each Lender may conclusively rely on such certificate until it receives notice in writing from such Person); and
(E)    as to the qualification of each such Loan Party to do business in each jurisdiction where its operations require qualification to do business and as to the absence of any pending proceeding for the dissolution or liquidation of such Person.
(d)    Borrower, HoldCo and Sponsor Certificates
(i)    An Officer’s Certificate (the statements made in which certificate shall be true on and as of the Closing Date) from the Borrower certifying as to: (A) the representations and warranties made by the Borrower in this Agreement and each of the other Financing Documents to which it is party being true and correct in all material respects on and as of the Closing Date (unless such representations (i) relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date or (ii) are already qualified by materiality, in which case such representations shall be true and correct in all respects on the Closing
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Date), (B) the absence of any event occurring and continuing that constitutes a Default or an Event of Default and (C) the satisfaction (or waiver by the Lenders) of all conditions precedent to the Closing Date in accordance with the terms and conditions hereof.
(ii)    An Officer’s Certificate (the statements made in which certificate shall be true on and as of the Closing Date) from each Guarantor certifying as to the representations and warranties made by such Guarantor in the Financing Documents to which each such Guarantor is a party being true and correct in all material respects on and as of the Closing Date (unless such representations (i) relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date or (ii) are already qualified by materiality, in which case such representations shall be true and correct in all respects on the Closing Date).
(iii)    A solvency certificate substantially in the form of Exhibit 10 from each of the Borrower and Sponsor, duly and properly executed by a Financial Officer of such Person, dated as of the Closing Date, and after giving effect to the Loan to be made the Closing Date, including the borrowing of the Loans.
(e)    Opinion of Counsel to the Borrower, HoldCo, Sponsor and Galaxy Power
The Administrative Agent and Lenders shall have received written opinions (dated the Closing Date and addressed to the Administrative Agent, the Lenders and the Collateral Agent) of (i) Milbank LLP, special New York and Delaware counsel to Borrower, HoldCo, Sponsor and Galaxy Power, in form and substance satisfactory to the Initial Lender, and (ii) Husch Blackwell LLP, special Texas and permitting counsel to Borrower with respect to Texas energy regulatory matters, each in form and substance satisfactory to the Initial Lender.
(f)    Payment Instructions
The Administrative Agent and Lenders shall have received executed direction letters instructing all payments to the Borrower or any Affiliate of the Borrower or any other Person receiving payments on behalf of the Borrower under each Material Project Document to which the Borrower is a party on the Closing Date providing for such payments to be made to the Revenue Account.
(g)    Advisor Reports
The Lenders shall have received the final reports (which shall be dated on or about the Closing Date) from each of the Lenders’ Technical Consultant, Environmental Advisor and the Appraiser, together with customary reliance letters, as applicable, in each case in form and substance satisfactory to the Lenders.
(h)    Certificate of Insurance Advisor
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(i)    The Administrative Agent and Lenders shall have received the Insurance Advisor’s certificate, which shall be in the form of Exhibit 4 and dated as of the Closing Date, setting forth the insurance so obtained and stating, on the basis of the information provided by the insurer or the insurance broker placing the insurances, that such insurance is in full force and effect and that all premiums then due thereon have been paid (or will be paid on the Closing Date), and stating that, in the opinion of the Insurance Advisor, such insurance complies with the insurance requirements required to be in effect under Section 5.6.
(ii)    The Administrative Agent and Lenders shall have received the confirmation and undertaking from the insurance broker, in form and substance satisfactory to the Calculation Agent, signed by the Authorized Representative of each such broker and dated as of the Closing Date.
(i)    Phase I Environmental Site Assessment
The Lenders shall have received a copy of the Phase I Environmental Site Assessment (or bring-down reasonably acceptable to the Lead Lender) in respect of the Trust Property Land as of the Closing Date, which report has been reviewed and approved by the Lead Lender and which may be relied upon by the Lenders pursuant to documentation reasonably satisfactory to the Lead Lender. The Lead Lender has confirmed that this condition has been satisfied.
(j)    Project Budget, Construction Schedule and Construction Draw Schedule
The Lenders shall have received (i) the Project Budget showing on a line by line basis all projected Project Costs (including projected Financing Expenses) and other related items for the development, construction and operation of the Project, (ii) the Construction Schedule and (iii) the Construction Draw Schedule showing all projected Project Costs (including projected Financing Expenses) and other related items for the development, construction and operation of the Project on a monthly basis, in each case, in form and substance satisfactory to the Calculation Agent (in consultation with the Lenders’ Technical Consultant).
(k)    Material Project Documents
The Lenders shall have received a true, correct and complete copy of each Material Project Document in effect on the Closing Date, together with a certificate by an Authorized Representative of the Borrower certifying as of the Closing Date that each such copy of each such Material Project Document is a true, complete and correct copy thereof and each such Material Project Document is in full force and effect.
(l)    Establishment of Accounts
Each of the Accounts shall have been established in accordance with the terms of the Collateral Accounts Agreement.
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(m)    No Injunction or Illegality
(i)    There shall be no preliminary or permanent injunction or temporary restraining order or other order issued by a Governmental Authority of competent jurisdiction or other legal restraint or prohibition enjoining or preventing the consummation of the transactions contemplated under the Transaction Documents; and
(ii)    there shall have been no Applicable Law enacted, entered, enforced or deemed applicable to the transactions contemplated under the Transaction Documents by any Governmental Authority of competent jurisdiction that makes the consummation of the transactions contemplated under the Transaction Documents illegal.
(n)    Material Permits
The Borrower shall have delivered to the Lead Lender copies of each Material Permit listed on Schedule 3.4 (other than such Material Permits with respect to which the applicable date listed on Schedule 3.4 has not yet occurred), together with a certificate by an Authorized Representative of the Borrower certifying as of the Closing Date that each such Material Permit is a true, complete and correct copy thereof and each Material Permit is in full force and effect.
(o)    Financial Model
The Lenders shall have received a copy of the Financial Model.
(p)    Financial Statements
Delivery to the Lenders of certified copies of (i) consolidated audited financial statements of Galaxy Digital for the year ending December 31, 2024 and (ii) unaudited consolidated financial statements of Galaxy Digital for the three-month period ending March 31, 2025, which such financial statements have been prepared in accordance with GAAP.
(q)    Appointment of Process Agent
Delivery of evidence that each Loan Party has appointed Sponsor as its agent in the State of New York to receive service of process, to the extent required, under the Financing Documents.
(r)    Regulatory Information
Each Lender and the Administrative Agent shall have received, in advance of the Closing Date, (i) all documentation and other written information required by bank or insurance regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) if requested by a Lender at least 5 days prior to the Closing Date, a Beneficial
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Ownership Certification in relation to the Borrower and each Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.
(s)    Fees and Expenses
(i)    The Borrower has arranged for payment on the Closing Date and in accordance with the Funds Flow Memorandum, of all fees and expenses then due and payable to the Agents, the Lead Lender and the Lenders pursuant to the Fee Letters and any other Financing Document.
(ii)    The Borrower shall have deposited the entirety of Other Taxes payable in connection with the Financing Documents into an escrow account of the Title Insurer (as specified in writing in a Borrowing Request (which shall attach a Funds Flow Memorandum)) for further disbursement in accordance with such Funds Flow Memorandum.
(t)    Funds Flow Memorandum
The Administrative Agent and Lenders shall have received the Funding Direction Letter. The parties hereto acknowledge and agree that, notwithstanding anything contained herein or in the other Financing Documents to the contrary, the Administrative Agent is authorized and directed to disburse the proceeds of the Loans on the Closing Date in accordance with the Funds Flow Memorandum attached to such Funding Direction Letter.
(u)    Pre-Closing Sponsor Equity Contribution
The Borrower shall have delivered to the Lead Lender evidence satisfactory to the Lead Lender showing the amount of cash equity contributions made by the Sponsor to the Borrower on or prior to the Closing Date that has been used (or to be used after the Closing Date) to fund the construction of the Project.
(v)    Construction Documents
The Lenders shall have received the following, in form and substance satisfactory to the Lead Lender (in consultation with the Lenders’ Technical Consultant):
(i)    A completed standard AIA Form G702 and Form G703 signed by the Contractor, together with Contractor’s sworn statements and conditional waivers of lien (with respect to the work to be paid from the Closing Date draw request) and unconditional waivers of lien, covering all Work prior to the Closing Date and all other documents, invoices, materials and papers submitted to the Borrower by the Contractor in connection with Contractor’s application for payment under the Construction Agreement;
(ii)    Plans and Specifications for the Project as in existence as of the Closing Date;
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(iii)    A progress report in form and substance satisfactory to the Lead Lender summarizing the progress of the Work, the status of permitting, the status of all occupancy conditions set forth in the Coreweave Lease, the comparison of the Project Budget and costs incurred to date by line item, comparison of actual progress of Work to the Milestone Dates, the amount of equity and proceeds of the Loan funded for construction of the Project, and certifying that Borrower is in compliance with the terms of the Construction Agreement;
(w)    Title Documents
The Lenders shall have received the Title Policy, together with legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Project or the use thereof.
(x)    Appraisal and Survey
(i)    The Lenders shall have received an Appraisal in form and substance satisfactory to the Lead Lender dated no earlier than ninety (90) days prior to the Closing Date.
(ii)    The Lenders shall have received an ALTA/ACSM “Class A” Land Title Survey of the Project in form and substance satisfactory to the Lead Lender. Said survey shall be dated no earlier than ninety (90) days prior to the Closing Date. Such survey shall be sufficient to permit issuance of the Title Policy in the form required by this Agreement. Such survey shall include the legal description of the Trust Property Land.
(y)    [Reserved]
(z)    Conveyance of Trust Property Land
(i)    Galaxy Power shall have conveyed title in and to the Trust Property Land to Borrower.
(ii)    The subdivided Helios Campus Property, with all as existing easements appurtenant and other Permitted Exceptions thereto will not be in violation of any Leases, easements or other agreements encumbering the Helios Campus Property and then Applicable Law, and all necessary variances, if any, shall have been obtained.
(iii)    Reciprocal easement agreements, if any, for the benefit and burden of the subdivided parcels that may be required by each applicable municipal authority in order to approve such subdivision, including the Project, regarding the use of common facilities on the Helios Campus Property, including, but not limited to [***] and other roadways, parking areas, utilities and community facilities, if any, and which easements will not adversely affect the Helios Campus Property, shall have been declared and
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recorded, and the Helios Campus Property shall be in material compliance with all applicable covenants under all easements and property agreements encumbering the Helios Campus Property.
(aa)    Searches
The Lenders shall have received, with respect to each Loan Party current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place Uniform Commercial Code financing statements are to be filed hereunder, demonstrating the absence of adverse claims against the Collateral.
(bb)    Flood Hazard
The Lenders shall have received evidence that the Project is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance reasonably acceptable to the Lead Lender in its sole discretion.
(cc)    Zoning
The Lead Lender shall have received a legal opinion or zoning letter reasonably satisfactory to Lead Lender as to compliance of the Project with zoning, land use, building and similar laws.
(dd)    No Defaults; Material Adverse Effect
No Default or Event of Default shall have occurred and be continuing. No event or circumstance has occurred that could reasonably be expected to have a Material Adverse Effect.
(ee)    Easements
The Lead Lender shall have received all material easements (including appurtenant easements) in effect as of the Closing Date which are reasonably required for the construction, maintenance or operation of the Project and such easements shall be insured by the Title Policy.
(ff)    Subcontractor Default Insurance; Construction Bonds
Lead Lender shall have received (i) with respect to each Major Subcontractor that has commenced work on the Project on or prior to the Closing Date (other than Clayco Systems & Equipment Innovations Inc (SEI), on the basis that such Person is a Subsidiary of the Contractor), evidence that such Major Subcontractor either (A) has been enrolled in the Contractor’s subcontractor default insurance program or (B) is bonded with a Construction Bond, and, the Collateral Agent for the benefit of each Secured Party has been named as an additional insured pursuant to a financial interest endorsement with respect to each such policy of insurance relating
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to such Major Subcontractor, or, with respect to any Construction Bond, such bond names the Collateral Agent, on behalf of the Secured Parties, as a dual obligee thereunder pursuant to a dual obligee rider, and (ii) a certificate from Contractor’s insurance broker setting forth any such insurance so obtained and stating that such insurance is in full force and effect, that all premiums then due thereon have been paid, and that the Collateral Agent and each Lender has been named as an additional insured pursuant to a financial interest endorsement with respect to each such policy of insurance relating to a Major Subcontractor and/or the Collateral Agent has been named as a dual obligee under the issued Construction Bond.
(gg)    [Reserved].
(hh)    [Reserved].
(ii)    Assignments
All permits and Material Project Documents (including the Coreweave Lease) in effect on the Closing Date, together with any other property or assets, necessary or appropriate for the development, construction and operation of the Project, to which an Affiliate of the Borrower and not the Borrower was not an original party shall have been duly assigned or transferred by such Affiliate to Borrower pursuant to the Master Assignment and Assumption Agreement, the Master Distribution and Contribution Agreement and such other documentation in form and substance satisfactory to the Lead Lender.
(jj)    Maximum Loan to Value
The Loan to Value Ratio shall not be greater than fifty (50) percent (50%) as of the Closing Date after taking into account the Loan to be made on the Closing Date.
4.2    Conditions to each Loan
The obligations of the Lenders to make each Loan hereunder are subject to the satisfaction of the conditions precedent set forth below, each of which shall be reasonably satisfactory to each Lender (or such other Lender or group of Lenders specifically required pursuant to the express terms of this Section 4.2); provided, that any documents) required to be delivered to satisfy the following conditions precedent for any Loan after the Closing Date shall be delivered no later than seven (7) Business Days prior to the applicable Borrowing Date (and notwithstanding such earlier delivery, such documents shall be deemed dated and effective as of the applicable Borrowing Date (and the “Covered Period” referred to in the Monthly Withdrawal Certificate shall be deemed to be the period beginning on the immediately preceding Borrowing Date and ending on the applicable Borrowing Date) unless earlier revoked by a subsequent written notice of revocation from the Borrower); provided, further, that (x) the condition precedent in Section 4.2(m) need only be satisfied on the applicable Borrowing Date as provided in such Section 4.2(m), and (y) with respect to the documents required to be delivered pursuant to Section 4.2(n), upon request by Borrower and with the consent of the Lead Lender, such documents may be delivered by Borrower at such time as may be reasonably agreed upon by Borrower and Lead Lender, but in no event later than five (5) Business Days prior to the applicable Borrowing Date:
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(a)    Closing Date
The Closing Date shall have occurred.
(b)    No Default or Event of Default
No Default or Event of Default shall have occurred and be continuing (or would occur as a result of the Borrowing) on the applicable Borrowing Date. No event or circumstance has occurred since the most recent Borrowing that could reasonably be expected to have a Material Adverse Effect.
(c)    Borrowing Request
Delivery of a Borrowing Request to the Administrative Agent in accordance with Sections 2.1 and 2.3(a).
(d)    [Reserved]
(e)    [Reserved]
(f)    [Reserved]
(g)    Borrower Certification
The Borrower shall have delivered a duly completed Monthly Withdrawal Certificate to the Calculation Agent and the Lenders’ Technical Consultant at least [***] Business Days before the proposed Borrowing, which such Monthly Withdrawal Certificate shall include, among other things, a certification that the amount available to be borrowed under the Commitment are sufficient for the Borrower to achieve completion of each Milestone Activity by the applicable Milestone Date.
(h)    Lenders’ Technical Consultant Certification
The Lenders’ Technical Consultant (based on information provided by the Borrower) shall have delivered to the Calculation Agent a Project Report with regards to the period since the last Project Report and shall have delivered a certificate in the form attached hereto as Exhibit 8, which certificate shall include, among other things, certifications that:
(i)    it does not disagree with any of the matters set out in the Monthly Withdrawal Certificate delivered by the Borrower under Section 4.2(g) and certifying as to, in each case as set forth in the Monthly Withdrawal Certificate, in the relevant period covered by such Monthly Withdrawal Certificate, (a) the cumulative earned value of the Work completed in connection with the Project until the last day of the period covered by the Monthly Withdrawal Certificate and (b) the amount payable on account of Project Costs due by the Borrower to the Contractor;
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(ii)    the amount available to be borrowed under the Commitment is sufficient for the Borrower to achieve completion of each Milestone Activity by the applicable Milestone Date; and
(iii)    [***]
(i)    Permitting Memo
On or before the first Borrowing Date after the Closing Date, the Administrative Agent and Lenders shall have received a memorandum or legal opinion from Borrower and Galaxy Power with respect to federal and Texas environmental, water and wastewater treatment permitting and regulatory issues, in form and substance satisfactory to the Initial Lender.
(j)    Fees and Expenses
The Borrower has arranged for payment of all fees and expenses then due and payable by the Borrower, the Sponsor or any Affiliate of the Borrower, including pursuant to the Fee Letters and any other Financing Document.
(k)    [Reserved]
(l)    Title Policy Date-Down
The Lead Lender shall have received by no later than 10:00 a.m., New York City time on the applicable Borrowing Date, a date-down endorsement to the Title Policy, dated as of the applicable Borrowing Date, which increases the coverage under the Title Policy to the aggregate amount of the Loan that has been advanced and shows the Deed of Trust then in effect as a lien on the Project subject only to the Permitted Exceptions and real estate taxes that have accrued but are not yet due and payable and particularly that nothing has intervened to affect the validity or priority of the Deed of Trust. Additionally, with respect to the first Borrowing of Loans requested pursuant to Section 2.1(c) on or after the delivery of the [***], the Lead Lender shall have received by no later than 10:00 a.m., New York City time on such Borrowing Date, an endorsement to the Title Policy which removes the title exception for the Master Easement Agreement and the [***] from Schedule B-I of the Title Policy and adds the [***] to Schedule B-II of the Title Policy as a matter that is subordinate to the Deed of Trust then in effect pursuant to the terms of the [***], as applicable.
(m)    Construction Documents
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The Lead Lender shall have received the following documents in form and substance reasonably satisfactory to the Lead Lender:
(i)    a completed standard AIA Form G702 and Form G703 signed by the Contractor, together with Contractor’s sworn statements and conditional waivers of lien (with respect to the work to be paid from the current draw request) or unconditional waivers of lien, covering all work, to be paid with the proceeds of the prior draw requests and conditional waivers of lien covering all work to be paid with the proceeds of the current draw request and all other documents, invoices, materials and papers submitted to the Borrower by the Contractor in connection with Contractor’s application for payment under the Construction Agreement;
(ii)    copies of any executed Change Orders which have not been previously furnished to the Lead Lender; and
(iii)    copies of (A) each Material Project Document then required to have been delivered pursuant to Section 5.12(n) and (B) each subcontract between Contractor and a subcontractor or material supplier, in each case, not previously delivered to the Lead Lender.
(n)    Master Easement Agreement; [***]; Construction Agreement
Each of the Master Easement Agreement, [***] and Construction Agreement shall be in full force and effect and no default shall have occurred and be continuing thereunder except where any failure to perform constitutes a Minor Default.
(o)    Required Equity Contribution
If a Project Cost Overrun exists on such Borrowing Date, the Borrower shall have received the Required Equity Contribution and shall have deposited the entirety of the Required Equity Contribution in the Revenue Account.
(p)    Payment Instruction Letters
The [***] Payment Instruction Letter (in respect of all Data Halls under the [***]) shall have been delivered to, and countersigned by, [***]in accordance with [***] and [***].
(q)    [Reserved]
(r)    [Reserved]
(s)    [Reserved]
(t)    Permitted Interest Rate Agreement(s).
The Permitted Interest Rate Agreement(s) shall have or be in respect of an aggregate notional amount equal to or greater than the aggregate outstanding
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principal amount of all Loans as of such Borrowing Date after giving pro forma effect to Loans being requested on such date; provided that, the aggregate notional amount of all Permitted Interest Rate Agreements shall be no less than [***] and no greater than [***] of the aggregate principal amount of all outstanding Loans and undrawn Commitments.
(u)    Post-Closing Matters.
As of each Borrowing Date, the Lead Lender shall have received the documents required to have been delivered on or prior to such date in accordance with Section 5.26.
5.    AFFIRMATIVE COVENANTS
Borrower hereby agrees that it shall at all times until the Discharge Date:
5.1    Corporate Existence; Etc.
The Borrower shall at all times (a) preserve and maintain in full force and effect its existence as a limited liability company and (b) remain in good standing under the laws of the State of Delaware and its qualification to do business.
5.2    Conduct of Business
The Borrower shall (i) maintain and preserve, or cause to be maintained and preserved, the Project and its properties in good repair, working order and condition and (ii) operate and maintain, or cause to be operated and maintained, the Project in accordance with the Material Project Documents, Material Permits and the terms of its insurance policies, and in compliance in all material respects with Applicable Laws.
5.3    Compliance with Laws and Obligations
The Borrower shall comply in all material respects with all Environmental Laws and occupational health and safety regulations and all other Applicable Laws and Authorizations by Governmental Authorities. The Borrower shall, and shall cause the Developer to, comply with and perform in all material respects its contractual obligations, and enforce against other parties its contractual obligations, under each Material Project Document to which it is a party.
5.4    Governmental Authorizations
The Borrower shall:
(a)    obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect all Material Permits, except in the case of any such failure to obtain or maintain such Material Permits that occurs after the Stabilization Date, such failure could
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not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(b)    preserve and maintain all other Authorizations required by any Governmental Authority for the Project, in either case except where the failure to obtain, preserve or maintain such Authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.5    Maintenance of Title
The Borrower shall maintain (a) good title to the real and personal property owned or leased by the Borrower free and clear of Liens, other than Permitted Liens; (b) legal and valid and subsisting leasehold interests to the properties leased by the Borrower, free and clear of Liens, other than Permitted Liens; and (c) legal and valid possessory rights to the properties possessed and not otherwise held in fee or leased by the Borrower.
5.6    Maintenance of Property; Insurance
(a)    The Borrower shall maintain, comply with and pay all premiums in connection with the insurance required to be maintained in accordance with Schedule 5.6 hereto and shall maintain or cause to be maintained any other insurance that is required by Applicable Law or any Material Project Document and provide when due the certificates, reports, documentation, notices, endorsements and other evidence of insurance required by Schedule 5.6 or any Material Project Document.
(b)    The Borrower shall take all reasonable action to ensure that no such insurance policy is or may be suspended, impaired or defeated.
(c)    The Borrower shall, within forty five (45) days after the renewal date for any insurance required to be maintained hereunder, furnish the Administrative Agent with a certificate of its Authorized Representative certifying that the insurance requirements of this Section 5.6 have been implemented and are being complied with by the Borrower and on or prior to the expiration of each policy required to be maintained pursuant to this Section 5.6, furnish the Administrative Agent with certificates of insurance with respect to each renewal policy and each other insurance policy required to be in effect under this Agreement that has not previously been furnished to the Administrative Agent under this Agreement; provided that if the insurance requirements are being determined by the Required Lenders or the Insurance Advisor pursuant to Schedule 5.6, then the Borrower shall provide such certificate of its Authorized Representative within a reasonable amount of time following issuance of the expert’s decision. If at any time requested by the Administrative Agent (acting at the direction of the Calculation Agent, acting reasonably) or any Lender (acting reasonably) through the Administrative Agent, the Borrower shall, to the extent available at such time, deliver to the Administrative Agent a duplicate of any policy of insurance required to be in effect under this Agreement.
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(d)    The Borrower shall promptly notify the Administrative Agent in writing of any Event of Loss. The Borrower shall promptly notify the Administrative Agent in writing of each written notice received by it with respect to the cancellation of, adverse change in, or default under, any insurance policy required to be maintained in accordance with this Section 5.6.
(e)    No provision of this Section 5.6 or any provision of this Agreement or any other Financing Document or Material Project Document shall impose on any Secured Parties any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall any Secured Party be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.
(f)    The Borrower shall at each date that a policy of insurance required hereunder is to be renewed and immediately following the appointment by the Borrower of any new insurance (or reinsurance broker, if applicable) to effect any new insurance policy on its behalf, furnish the Collateral Agent, the Administrative Agent and the Insurance Advisor with a letter of confirmation and undertaking from the insurance broker (and reinsurance broker, if applicable) of national standing acceptable to the Calculation Agent (in consultation with the Insurance Advisor), signed by the Authorized Representative of such broker, in form and substance satisfactory to the Calculation Agent.
(g)    Loss Proceeds of the insurance policies provided or obtained by or on behalf of the Borrower shall be required to be paid by the respective insurers directly to the Loss Proceeds Account; provided, in each case, that proceeds of business interruption or anticipated loss of revenue insurance are to be paid to the Revenue Account. If any Loss Proceeds that are required under the preceding sentence to be paid to the Loss Proceeds Account are received by the Borrower or any other Person, such Loss Proceeds shall be received in trust for the Collateral Agent, shall be segregated from other funds of the recipient, and shall be forthwith paid into the Loss Proceeds Account, in the same form as received (with any necessary endorsement). If any business interruption or anticipated loss of revenue insurance proceeds or any other insurance proceeds required under the preceding sentence to be paid to the Revenue Account are received by the Borrower or any other Person, such proceeds shall be forthwith paid into the Revenue Account, in the same form as received (with any necessary endorsement) and applied in accordance with the Collateral Accounts Agreement. Amounts in the Loss Proceeds Account shall be applied in accordance with Section 4.3 of the Collateral Accounts Agreement.
(h)    Borrower, Collateral Agent and the Lenders shall be named as loss payees or additional named insured (as applicable) under each policy of insurance required to be maintained pursuant to this Agreement, as well as each policy of insurance of Contractor under the Construction Agreement and each Major Subcontractor under the Major Subcontracts.
5.7    Keeping of Books
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The Borrower shall maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Borrower and the results of operations in accordance with GAAP and all Applicable Laws.
5.8    Access to the Project and Records
(a)    The Borrower shall, with reasonable prior notice to the Borrower, permit (i) officers and designated representatives of each of the Lenders’ Technical Consultant, the Administrative Agent and any Lender to visit and inspect the Project and do anything necessary or desirable to remedy any Event of Default, in the presence of representatives of the Borrower, if requested by the Borrower, and (ii) officers and designated representatives of the Administrative Agent and any Lender to examine and make copies of the books of record and accounts of the Borrower and discuss the affairs, finances and accounts of the Borrower with the chief financial officer, the chief operating officer and the chief executive officer (subject to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract) of the Borrower, in each case, with reasonable advance notice to the Borrower and during normal business hours of the Borrower; provided that, unless an Event of Default has occurred and is continuing, the aggregate number of visits and inspections by the Administrative Agent and Lenders may not exceed one (1) in any calendar quarter and each of the Administrative Agent and each Lender may only visit and inspect the Project twice per calendar year; provided, however, that [***] as required in order for the Lenders’ Technical Consultant to comply with the requirements to provide the services to the Agents and Lenders (as contemplated by the Financing Documents); provided, further, that, in each case, no such visit or inspection shall (I) materially interfere with or materially interrupt the construction, operation or maintenance of the Project or (II) without limiting the foregoing, cause the Borrower to breach, or otherwise be in default under, any Lease.
(b)    Notwithstanding any provision of any Financing Document to the contrary, the reasonable costs and expenses of the Lenders’ Technical Consultant and the Administrative Agent shall, in each case, be paid by the Borrower.
5.9    Payment of Taxes, Etc.
The Borrower shall pay and discharge, before the same shall become delinquent:
(a)    all due and payable Taxes, assessments and governmental charges or levies imposed upon it or upon its real and personal property, except (i) Taxes, assessments and governmental charges or levies that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP and which Taxes are not secured by or otherwise result in a Lien against any of the Collateral (other than Permitted Liens), such contest proceedings conclusively operate to stay the sale of any portion of the
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Collateral to satisfy such Taxes, or (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; and; and
(b)    all lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien of the type referenced in clause (a) of the definition of Permitted Lien) upon its real and personal property.
5.10    Reporting Requirements
The Borrower shall furnish to the Administrative Agent, Calculation Agent and each Lender:
(a)    commencing with the fiscal quarter ending September 30, 2025, as soon as available and in any event within 60 days after the end of each of the first three (3) quarterly accounting periods of the fiscal year, quarterly unaudited consolidated financial statements of Galaxy Digital and its Subsidiaries, together with the unaudited consolidated financial statements of Sponsor and unconsolidated financial statements of Borrower, including their respective unaudited balance sheets as of the end of such quarterly period and the related unaudited statements of income for such quarterly period and for the portion of such fiscal year ending on the last day of such period, all in reasonable detail;
(b)    within one hundred and twenty (120) days after the end of each fiscal year (beginning with the fiscal year that ended on December 31, 2025), audited consolidated financial statements of Galaxy Digital and its Subsidiaries, including the consolidated audited balance sheet and the related consolidated statement of income of Galaxy Digital and its Subsidiaries, and including therein the consolidated financial statements of Sponsor, including their respective audited balance sheets as of the end of such fiscal year and the related audited statements of income for such fiscal year, and the directors’ and auditors’ reports, all in reasonable detail and accompanied by an audit opinion thereon by the Independent Auditor, which opinion shall state that said financial statements present fairly, in all material respects, the financial position of such Person at the end of, and for, such fiscal year in accordance with GAAP together with the unaudited unconsolidated financial statements of Borrower, including their unaudited balance sheets as of the end of such fiscal year and the related unaudited statements of income for such fiscal year;
(c)    [reserved];
(d)    at the time of the delivery of the financial statements under Sections 5.10(a) and (b), a certificate of an Authorized Representative of the Borrower in the form of Exhibit 5 (i) certifying that such consolidated financial statements fairly present the financial condition of Galaxy Digital and its Subsidiaries on the dates and results of operations of Galaxy Digital for the periods indicated in accordance with GAAP, and that such unconsolidated financial statements of the Borrower and consolidated financial statements of the Sponsor fairly present the financial condition of the
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Borrower and Sponsor, respectively, and in all cases, subject, in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments, and (ii) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof;
(e)    [***]
(f)    [***]
(g)    [***]
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Collateral Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Collateral Agent and the Lenders to treat such Borrower Materials as not
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containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Collateral Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”. The Borrower acknowledges and agrees that the list of Prohibited Persons does not constitute material non-public information and may be posted to all Lenders by the Administrative Agent (including any updates thereto).
For the avoidance of doubt, in no event shall any Agent or any of its related Parties have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, whether or not based on strict liability and including without limitation, (A) direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Person’s or any Agent’s transmission of communications through the Platform or (B) indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Person’s or any Agent’s transmission or communications through the Platform. In no event shall any Agent or any of its Related Parties have any liability for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems.
5.11    Notices
The Borrower shall promptly (but in any event within [***] Business Days, or in the case of Section 5.11(h), [***] Business Days, or in the case of Section 5.11(n), [***] upon an Authorized Representative of the Borrower obtaining knowledge or receipt thereof deliver to the Administrative Agent, the Lenders’ Technical Consultant, and the Lead Lender written notice of any of the following:
(a)    notice of and details in respect of the occurrence of any Contractor default, the occurrence of any event that would allow a party to a Construction Agreement, the Master Easement Agreement or the Coreweave Lease to either terminate, in whole or in part, such contract or lease or suspend or delay the provision of services or obligations to be performed thereunder;
(b)    any occurrence where the Contractor is required to pay or entitled to receive compensation to or from the Borrower under the Construction Agreement (other than in respect of payments made in the ordinary course under the Construction Agreement);
(c)    issuance of any substantial completion certificate in respect of a Project milestone described in the Construction Agreement;
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(d)    any material notice, statement (including any statement described in Section 5.3.3 of the Coreweave Lease) or any other material report given or received under any Lease, including, without limitation, any notice from Coreweave requesting that a Data Hall Target Commencement Date (as defined in the Coreweave Lease) be extended or shortened;
(e)    any proposal to suspend or abandon the Project or any part thereof;
(f)    the initiation, occurrence, written threat or warning of an expropriation action with respect to the Project;
(g)    any material notice from FERC, the PUCT, or ERCOT;
(h)    any (i) “Default Notice” (as defined in the Master Electric Energy Sales Agreement) or (ii) curtailment instruction or disconnection notice, in respect of the Master Electric Energy Sales Agreement or any transaction confirmation executed thereunder;
(i)    details of any change of law or acts of the Contractor that the Borrower becomes aware of that could reasonably be expected to have a Material Adverse Effect;
(j)    [***]
(k)    [***]
(l)    [***]
(m)    [***]
(n)    the execution of any Permitted Commodity Hedging Transaction.
5.12    Other Notices
The Borrower shall promptly (and in any event within [***] Business Days) upon an Authorized Representative of the Borrower obtaining knowledge thereof, give written notice to the Administrative Agent and each Lender of:
(a)    the filing or commencement of any litigation, action or proceeding of or before any court, arbitrator or Governmental Authority against or affecting the Borrower, HoldCo, the Sponsor (solely with respect to the Project) or the Project that, if adversely determined, could reasonably be expected to result in (i) liability in an aggregate amount exceeding in the case of any of the foregoing occurring prior to the Stabilization Date, $[***] and thereafter, $[***], or (ii) a Material Adverse Effect;
(b)    details of any executor or prejudgment attachment made on any assets of the Borrower or HoldCo;
(c)    [***]
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(d)    details of any action by any protestor in respect of the Project together with any details of any action it proposes to take in relation to the same that could reasonably be expected to have a Material Adverse Effect;
(e)    [***]
(f)    details of any material defects or material latent defects contained in the Work;
(g)    the occurrence of a Default or an Event of Default and the steps, if any, being taken to remedy it;
(h)    [***]
(i)    the unavailability of any required insurance on commercially reasonable terms, or any cancellation, written notice of threatened or potential cancellation or material change in the terms, coverage or amounts of any insurance coverage required under Section 5.6 and under the Material Project Documents;
(j)    any casualty, damage or loss to the Project, whether or not insured, in excess of (i) prior to the Stabilization Date, $[***] for any one casualty or loss, or an aggregate of $[***] and (ii) on and after the Stabilization Date, $[***];
(k)    any written notice of the occurrence of any event giving rise (or that could give rise) to a material claim under any insurance, with copies of any material documents relating thereto (including copies of any such claim) in possession or control of the Borrower;
(l)    annual insurance reports in relation to insurance matters concerning the Project reviewed or prepared by the Insurance Advisor and in a form acceptable to the Calculation Agent;
(m)    any material breach (or, to the extent that it is aware thereof, any attempted breach) of Project safety or security or any death or injury of any natural Person occurring as a result of a work-place accident at the Project;
(n)    [***]
(o)    any claim it may have under any indemnity or provision for liquidated damages under any Material Project Document;
(p)    any default under any Material Project Document (including the Master Easement Agreement and the Coreweave Lease);
(q)    any Release of Hazardous Substance on the Trust Property Land that is reasonably likely to require material cleanup or remedial action pursuant to any Environmental Law;
(r)    any Environmental Claim by any Person against, or with respect to the activities of, the Borrower or Developer or the Project and any alleged violation of or non-
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compliance with any Environmental Laws applicable to the Borrower or the Project;
(s)    any written notice to the Borrower or Developer setting forth that any Material Permits will not be granted or renewed, or will not be granted or renewed in time to allow continued operation of the Project in compliance with all Applicable Laws, or will be terminated, revoked or suspended;
(t)    each Lease as required by Section 5.30 and the sale, other lease, transfer or other disposition of, in one transaction or a series of transactions, all or any part of its real or personal property;
(u)    [***]
(v)    [Reserved];
(w)    [Reserved]; and
(x)    any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
5.13    Use of Proceeds
The proceeds of the Loans shall be used solely to, (a)  pay for, or to reimburse payment of Project Costs included in the Project Budget and permitted to be incurred under the Financing Documents but not for the avoidance of doubt to pay for, or to reimburse payment of, Project Costs or any other costs not included in the Project Budget, (b) pay for transaction fees and expenses incurred on or prior to the Closing Date in connection with the negotiation, execution and delivery of the Financing Documents, (c) to pay interest and fees on the Loans,(d) to fund the [***] and (e) any fees (including any premium payment) incurred in connection with the execution of one or more Permitted Interest Rate Agreements included in the Project Budget.
5.14    Security
The Borrower shall preserve and maintain the security interests granted under the Security Documents and undertake all actions which are necessary or appropriate to:
(a)    maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof); and
(b)    preserve and protect the Collateral and protect and enforce the Borrower’s rights and title and the rights of the Collateral Agent and the other Secured Parties to the Collateral.
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5.15    Further Assurances
The Borrower shall, and shall cause Galaxy Power to execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time promptly at the reasonable request of any Agent or the Required Lenders all such instruments and documents as are necessary or customary to carry out the intent and purpose of the Financing Documents (including registrations required to be filed in respect of any Security Document or assignment thereto) or necessary to maintain, to the extent permitted by Applicable Law, the Collateral Agent’s perfected security interest in the Collateral (subject to Permitted Liens) to the extent and in the priority required pursuant to the Security Documents.
5.16    Security in Newly Acquired Property and Revenues
Without limiting any other provision of any Financing Document, if the Borrower shall at any time (a) acquire any interest in a single item of real or personal property with a value of at least $250,000 or any interest in revenues that could aggregate during the term of the agreement under which such receivables arise to over $250,000; or (b) acquire interests in real or personal property in a single transaction or series of transactions not otherwise subject to the Lien created by the Security Documents having a value of at least $250,000 in the aggregate, in each case not otherwise covered by the Security Documents, promptly upon such acquisition, the Borrower shall execute, deliver and record a supplement to the Security Documents or other documents, subjecting such interest to the Lien created by the Security Documents.
5.17    Transaction Documents
The Borrower shall (a) duly and punctually perform and observe all of its covenants and obligations contained in each Material Project Document to which it is a party, except to the extent any failure to perform would constitute a Minor Default and (b) use commercially reasonable efforts to enforce against the relevant Material Project Party or other counterparty each covenant or obligation of such Material Project Document or such Financing Document, as applicable, in accordance with its terms.
5.18    Registered Servicemark
The Project shall not be owned or operated by the Borrower under any registered or protected trademark, tradename, servicemark or logo.
5.19    Accounts and Working Capital Account
(a)    The Borrower shall at all times maintain the Accounts and, if any, the Working Capital Account, and any other account permitted under the Collateral Accounts Agreement in accordance with the Collateral Accounts Agreement and the other Financing Documents.
(b)    All Project Revenues received by, or on behalf of, the Borrower shall be promptly (but in no event later than one (1) Business Day following receipt) deposited into
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the Revenue Account or the Working Capital Account, as applicable, and applied in accordance with the Collateral Accounts Agreement. All Accounts and, if any, the Working Capital Account, shall be under the sole control of Collateral Agent for the benefit of Secured Parties, and Borrower shall not have any right of withdrawal therefrom except to the extent expressly set forth in the Collateral Accounts Agreement. Borrower shall pay for all expenses of opening and maintaining all Accounts.
(c)    At all times the Borrower shall promptly deposit and maintain, or cause to be promptly deposited and maintained, all insurance proceeds and other amounts received, into the Accounts in accordance with the Collateral Accounts Agreement and the other Financing Documents.
(d)    Until deposited into the Revenue Account or the Working Capital Account, as applicable, any cash generated or received in connection with the Trust Property, shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of Collateral Agent and shall not be commingled with any other funds or property of Borrower.
(e)    [Reserved.]
(f)    Each Account and, if any, the Working Capital Account, shall be in the name of the Borrower and shall be subject to the Deposit Account Control Agreement.
(g)    [***]
5.20    Intellectual Property
The Borrower shall own, or be licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for the Project and its business, in each case, as to which the failure of the Borrower to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.21    [RESERVED]
5.22    Warranties
The Borrower shall cause the Contractor to assign each warranty relating to equipment, materials or labor used in the Work to the Borrower as set forth in the Construction Agreement, and each such warranty shall be freely assignable.
5.23    Stored Materials
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No Lender shall be required to disburse any funds for any materials, machinery or other personal property not yet incorporated into the Project (the “Stored Materials”), unless the following conditions are satisfied at Borrower’s sole cost and expense:
(a)    Borrower shall deliver to Administrative Agent bills of sale or other evidence satisfactory to the Lead Lender of the cost of, and, subject to the payment therefor, Borrower’s title in and to such Stored Materials as part of each relevant Monthly Withdrawal Certificate;
(b)    the Stored Materials are identified to the Project and Borrower, are segregated so as to adequately give notice to all third parties of Borrower’s title in and to such materials, and are components in substantially final form ready for incorporation into the Project;
(c)    the Stored Materials are stored at the Trust Property Land or at such other third-party owned and operated site as the Lead Lender shall approve, and are protected against theft and damage in a manner satisfactory to the Lead Lender;
(d)    the Stored Materials will be paid for in full with the funds to be disbursed, and all lien rights or claims of the supplier will be released upon full payment;
(e)    Collateral Agent (for the benefit of the Secured Parties) has or will have upon payment with disbursed funds a perfected, first priority security interest in the Stored Materials;
(f)    the Stored Materials are or will upon risk of loss transferring to the Borrower be insured for an amount equal to their replacement costs in accordance with this Agreement; and
(g)    the aggregate cost of Stored Materials stored on the Trust Property Land is approved by the Lenders’ Technical Consultant and the Lenders’ Technical Consultant has certified that it has inspected such Stored Materials and they are in good condition and suitable for use in connection with the Project.
5.24    Work
The Borrower shall cause each Milestone Activity to be completed by the corresponding Milestone Date and cause all Work to be completed in accordance with appropriate industry standards and otherwise in accordance with the Transaction Documents.
5.25    Electrical Power, Water and Utilities
(a)    Borrower shall cause the Project to have adequate water and electrical supply (including commissioned critical capacity from utility electric power to the Data Center Substation) and including on-site dedicated back-up power from utility electric power), storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Project and
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public highways, in each case, in accordance with Borrower’s obligations under any Lease.
(b)    Borrower shall take or cause to be taken all actions necessary in order to ensure that none of the Secured Parties or any affiliate (as that term is defined in Section 1262(1) of PUHCA) of any of them, solely as a result of (i) Borrower’s actions relating to the ownership, leasing or operation of any Project, (ii) the retail sale of electric energy to the Borrower pursuant to the Master Electric Energy Sales Agreement and Borrower’s furnishment of electric service to a Tenant as an incident of tenancy pursuant to the Coreweave Lease or (iii) the entering into any Transaction Document or any transaction contemplated hereby or thereby, will become subject to, or not exempt from, regulation under the FPA, PUHCA or State laws, rules or regulations respecting the rates or the financial or organizational regulation of electric utilities or holding companies.
5.26    Post-Closing Matters
(a)    If a Permitted Interest Rate Cap Agreement is executed on or within three (3) Business Days after the Closing Date, no later than fifteen (15) days following the Derivative Delivery Date with respect to such Permitted Interest Rate Cap Agreement (as the same may be extended by the Lead Lender in its reasonable discretion), the Administrative Agent shall have received (i) a written opinion (addressed to the Administrative Agent, the Lenders and the Collateral Agent) of counsel to the Acceptable Counterparty to the Permitted Interest Rate Cap Agreement, in form and substance satisfactory to the Calculation Agent, (ii) a fully executed copy of the Permitted Interest Rate Cap Agreement from the Acceptable Counterparty and Borrower, and any guaranty executed in connection therewith, and (iii) a fully executed (including all exhibits and attachments) Assignment of Interest Rate Cap Agreement executed and delivered by the Borrower and Acceptable Counterparty.
(b)    [***]
(c)    Within thirty (30) days following the Closing Date:
(i)    the Borrower shall have obtained the insurance required to be in effect under Section 5.6 to the extent required as of such date and such insurance shall be in full force and effect, and the Borrower shall have furnished the Administrative Agent and Lenders with certificates or policies signed by the insurer or an agent authorized to bind the insurer, together with loss payee endorsements in favor of the Collateral Agent, evidencing such insurance, identifying underwriters, the type of insurance, the insurance limits and the policy terms, and stating that such insurance is, in each case, in full force and effect.
(ii)    [***]
5.27    Compliance with Easements, Covenants and Restrictions
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The Borrower will comply, in all material respects, with each easement, right of way, proffer, restriction, covenant, condition, license or other right in favor of any Person which affects title to the Project or the use and occupancy of the Project or any part thereof.
5.28    Restrictions on Easements, Covenants and Restrictions
After the date of this Agreement, the Borrower will not create or suffer to be created or to exist any easement, right of way, proffer, restriction, covenant, condition, license or other right in favor of any Person which affects or might affect title to the Project or the use and occupancy of the Project or any part thereof without (i) submitting to the Administrative Agent and the Lead Lender the proposed instrument creating such easement, right of way, covenant, condition, license or other right, accompanied by a survey showing the exact proposed location thereof and such other information as the Administrative Agent or Lead Lender may reasonably request, and (ii) obtaining the prior written approval of the Administrative Agent (acting at the written direction of the Lead Lender, acting reasonably).
5.29    [Reserved]
5.30    Leasing Restrictions
The Borrower shall (a) give written notice to the Administrative Agent and the Lead Lender of any proposed new Lease, and (b) provide the Administrative Agent and the Lead Lender with (i) a copy of the proposed Lease, (ii) current financial information for the proposed Tenant (if other than Coreweave) under such Lease and any guarantor of the proposed Lease and (iii) such other information as the Lead Lender may reasonably request. The Borrower shall cause each new Tenant to execute an SNDA and an estoppel certificate (including payment instructions requiring that all payments be made and transferred to the Revenue Account), both in form and substance satisfactory to the Lead Lender, in each case on or prior to the date on which the applicable Lease is executed and delivered by the parties thereto (or such other date as agreed to by the Lead Lender in its sole discretion); provided that, no such SNDA shall, without the written consent of the relevant Agent, as the case may be, affect the rights or duties of such Agent under this Agreement or any other Financing Document. The Borrower shall provide Administrative Agent with a copy of the fully executed original of all Leases and SNDAs promptly following their execution.
5.31    [Reserved]
5.32    Appraisals
Calculation Agent shall have the right, at the expense of the Borrower (which expense shall be deemed to be a Financing Expense), to obtain a new or updated Appraisal of the Project from time to time, but not more than once per calendar year unless required by Applicable Law or an Event of Default has occurred and is continuing. The Borrower shall cooperate with the Calculation Agent in this regard.
5.33    Changes in Plans and Specifications
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No Material Amendment to any Material Project Document will be made with respect to the Plans and Specifications without the prior written approval of the Administrative Agent (acting at the written direction of the Calculation Agent, acting reasonably).
5.34    Mechanics’ Liens and Contest Thereof
Subject to Borrower’s right to contest any Liens as described in the definition of “Permitted Lien”, Borrower shall have delivered to Administrative Agent duly executed acknowledgments of payments and releases or waivers of mechanics’ and materialmen’s liens, in the then current applicable statutory form (or such other form that is attached to the Construction Agreement or otherwise reasonably acceptable to the Lead Lender and sufficient to unconditionally release the Lenders against all claims of mechanics’ and materialmen’s liens against the Project for the work, services and materials done, previously performed or furnished) from the applicable Contractor and all applicable Major Subcontractors, for the work, services and materials, including equipment and fixtures of all kinds, done, previously performed or furnished for the construction of the Project pursuant to the Construction Agreement, except that conditional lien releases shall be obtained from the applicable Contractor and all applicable Major Subcontractors for such work, services and materials to be paid for with the proceeds of the requested Borrowing.
5.35    Sanctions
The Borrower will maintain in effect, or otherwise be subject to, policies and procedures designed to achieve compliance by the Borrower and its Subsidiaries with applicable Economic Sanctions Laws.
5.36    [Reserved]
5.37    [Reserved]
5.38    Subcontractor Default Insurance
(a) Contractor shall at all times maintain a subcontractor default insurance program that is reasonably acceptable to the Calculation Agent, (b) each Major Subcontractor (other than Clayco Systems & Equipment Innovations Inc (SEI) unless and until such Person ceases to be a Subsidiary of the Contractor) shall at all times prior to commencing any work in respect of the project either (i) have a Construction Bond that is in full force and effect or (ii) be enrolled in the Contractor’s subcontractor default insurance program, (c) the Collateral Agent and each Lender shall at all times be named as an additional insured pursuant to a financial interest endorsement with respect to each such policy of insurance relating to a Major Subcontractor, and (d) and such insurance and/or such bond shall remain in full force and effect at all times from and after the date on which such bond was issued or insurance placed. Each other subcontractor shall at all times prior to commencing any work in respect of the Project, either (i) have a Construction Bond that is in full force and effect or (ii) be enrolled in the Contractor’s subcontractor default insurance program and such insurance and/or bond shall remain in full force and effect at all times from and after the date on which such bond was issued or insurance placed. Borrower’s bonding and insurance programs required under this Agreement shall at all times be acceptable to
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the Calculation Agent. Borrower shall promptly provide such information with respect to the subcontractor default insurance program and Construction Bonds as the Calculation Agent may reasonably request from time to time, including a certification from an insurance broker evidencing compliance with this Section 5.38. The Borrower shall cause each Construction Bond issued from time to time in connection with the Data Center to name the Collateral Agent, on behalf of the Secured Parties, as a dual obligee thereunder and any such Construction Bond shall be promptly delivered to the Administrative Agent. Each Construction Bond and dual obligee rider naming the Collateral Agent (for the benefit of the Secured Parties) as an obligee thereunder, issued in connection with the Data Center shall remain in full force and effect from the Closing Date until all obligations of the principal and surety thereunder (and under the applicable contract(s) referred to therein) have been fully completed and performed in accordance with their respective terms.
5.39    Separateness and Independent Manager Provisions
The organizational documents of the Borrower and HoldCo shall at all times include, and the Borrower and HoldCo shall comply with the separateness and independent manager provisions set forth on Schedule 3.19.
5.40    [Reserved]
5.41    [Reserved]
5.42    Coreweave Estoppel Certificate
The Borrower shall, within thirty (30) Business Days after written request from the Lead Lender (with a copy of such request to the Administrative Agent), deliver to the Administrative Agent and the Lead Lender (i) a written instrument as contemplated under Section 8.2 of the Coreweave Lease from Coreweave, certifying in writing as to the matters in Exhibit F of the Coreweave Lease, and in substantially the form of such Exhibit F (each such certificate, a “Coreweave Estoppel Certificate”).
5.43    [Reserved]
5.44    [Reserved]
5.45    [Reserved]
5.46    [Reserved]
5.47    Additional Beneficial Ownership Certification and Know-Your Customer Information
At least five (5) days prior to any Person becoming a Borrower, if requested by any Lender or Agent, the Borrower shall (a) cause any such Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification to deliver a Beneficial Ownership Certification to such Lender or Agent and (b) have delivered to such Lender or Agent all information requested
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by it with respect to such Person becoming a Borrower to complete all internal requirements related to “know-your-customer” rules, anti-money laundering policies and procedures and other similar client identification policies and procedures and related laws, rules and regulations, the results of which shall be satisfactory to such Lender or Agent.
6.    NEGATIVE COVENANTS
Borrower agrees that at it shall at all times until the Discharge Date:
6.1    Budget; O&M Expense
[***]
6.2    Subsidiaries; Equity Issuances
(a)    The Borrower shall not (a) form or have any Subsidiary or (b) own, or otherwise control any Capital Stock in, any other Person.
(b)    The Borrower shall not issue any equity or equity-linked securities, or securities convertible or exchangeable into either of the foregoing other than the equity issued to HoldCo and pledged by HoldCo to the Collateral Agent on the Closing Date pursuant to the HoldCo Pledge Agreement.
6.3    Indebtedness
The Borrower shall not create, incur, assume or suffer to exist any Indebtedness without the prior written consent of the Required Lenders, other than (without duplication) (each of the following, “Permitted Indebtedness”):
(a)    Indebtedness incurred under the Financing Documents, any Permitted Interest Rate Agreements and any Permitted Commodity Hedging Transactions;
(b)    current accounts payable arising, interest thereon and accrued expenses incurred, in the ordinary course of business which are payable in accordance with customary practices and which are not overdue by more than sixty (60) days;
(c)    amounts payable under the Material Project Documents (to the extent the same constitute Indebtedness);
(d)    Indebtedness of the Borrower associated with, appeal bonds, indemnification obligations and similar obligations required by Applicable Laws or unaffiliated third parties and otherwise in the ordinary course of business in connection with the operation of the Projects;
(e)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the
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ordinary course of business and which has not been outstanding for more than five (5) Business Days;
(f)    unsecured Indebtedness of the type described in clause (d) of the definition of Indebtedness in respect of equipment leases or Indebtedness consisting of purchase money obligations for equipment in an aggregate amount at any time outstanding at any time not to exceed $[***]; and
(g)    Indebtedness comprising Shareholder Loans.
6.4    Liens, Etc.
The Borrower shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables and its interests under the Material Project Documents) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than Permitted Liens.
6.5    Investments, Advances, Loans
The Borrower shall not make any advance, loan or extension of credit to, or make any acquisitions or investments (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase any stock, bonds, notes, debentures or other securities of, any other Person.
6.6    Principal Place of Business; Name; Business Activities
(a)    The Borrower shall maintain its principal place of business in Dallas, Texas (other than a place of business in Dickson County, Texas) unless it has given at least thirty (30) days’ prior written notice thereof to the Collateral Agent and has taken all steps then required pursuant to the Security Documents to ensure the maintenance and perfection of the security interests created or purported to be created thereby; provided that the Borrower shall not be permitted to maintain any place of business in any location that would result, at the time such place of business is established, in a Lender’s failure to comply with all Applicable Law governing such Lender. The Borrower shall maintain at its principal place of business originals or copies of its principal books and records.
(b)    The Borrower shall not change its name unless it has given at least thirty (30) days’ prior written notice thereof to the Collateral Agent and has taken all steps then required pursuant to the Security Documents to ensure the maintenance and perfection of the security interests created or purported to be created thereby.
(c)    The Borrower shall not at any time directly or indirectly engage in any activities other than those related to construction, operation and maintenance of the Project as contemplated by the Transaction Documents to which it is a party and any activities incidental to the foregoing.
6.7    Restricted Payments
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Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that Borrower may (a) make the [***] on the Closing Date from the proceeds of a Loan made in accordance with the terms hereof, (b) on one occasion during the term of this Facility make an equity distribution in cash to HoldCo of the [***] subject to the satisfaction of the [***] from the proceeds of a Loan made in accordance with the terms hereof, (c) pay the Development Fee subject to the satisfaction of [***] and any other Management Fees, in each case, to the extent payment may be made thereunder pursuant to the Subordination Agreement applicable thereto, (d) pay any amounts required to be paid by it pursuant to and in accordance with [***], (e) pay Management Fees payable under the Property Management Agreement, to the extent payment may be made thereunder pursuant to the Subordination Agreement applicable thereto, (f) pay any amounts owing to an Affiliate under any other Material Project Document to which the Borrower and such Affiliate is party which is subject to a Subordination Agreement but only to the extent payment may be made thereunder pursuant to such Subordination Agreement and (g) so long as no Event of Default shall have occurred and be continuing, make any other payments permitted pursuant to transactions permitted under clauses (a) and (c) of Section 6.12 to the extent permitted to be paid in the Project Budget.
6.8    Fundamental Changes; Asset Dispositions and Acquisitions
The Borrower shall not:
(a)    in one transaction or a series of transactions, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock or other ownership interests of, any other Person, or sell, transfer or otherwise dispose of all or substantially all of its assets to any other Person without the prior written consent of the Required Lenders;
(b)    change its legal form, liquidate or dissolve;
(c)    make or agree to make any ministerial amendment to its organizational documents adverse to the interests of the Lenders;
(d)    purchase, acquire or lease any assets other than the purchase or lease of assets reasonably required for the Project in accordance with the Project Budget;
(e)    make any Disposition, except:
(i)    the termination of unwinding of Permitted Commodity Hedging Transactions and payment of corresponding Obligations permitted hereunder;
(ii)    Dispositions to the extent that such equipment or property is exchanged for credit against the purchase price of replacement equipment or property that is used for the same purpose as, and the quality of which is substantially equivalent to (or better than), the replaced property, or the proceeds of such Disposition are applied, within sixty (60) days after receipt thereof, to the purchase of replacement equipment or property that is used for the same
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purpose as, and the quality of which is substantially equivalent to (or better than), the replaced property;
(iii)    other sales or other dispositions of obsolete or worn out or defective equipment, or other equipment no longer used or useful to the Project that is, in each case, promptly replaced by the Borrower with suitable substitute equipment of substantially the same character and quality and at least equivalent useful life and utility; provided that if the aggregate fair market value of all such dispositions exceeds $250,000 in any fiscal year;
(iv)    Leases of the Project which are entered into in accordance with this Agreement;
(v)    the granting of easements or other interests in real property related to the Project to other Persons so long as such grant is in the ordinary course of business, is not substantial in amount and does not or would not reasonably be expected to materially detract from the value or use of the affected property or to interfere in any material respect with the Borrowers’ ability to construct or operate the Project; and
(vi)    Permitted Liens.
(f)    except as permitted under subsection (e) immediately above, convey, sell, lease, transfer or otherwise dispose of (whether directly or indirectly), in one transaction or a series of transactions, the Master Easement Agreement, Coreweave Lease, the Trust Property Land or any interest it may have in the Project or any property included in the Project;
provided that the restrictions under this Section 6.8 shall not prohibit the Borrower’s grant of the Liens under the Security Documents (or the exercise of any right or remedies by the Secured Parties thereunder) or, for the avoidance of doubt, any Lease of any portion of the Project as may be permitted hereunder.
6.9    Accounting Changes
The Borrower shall not change its fiscal year without the Calculation Agent’s prior written consent, such consent not to be unreasonably withheld.
6.10    ERISA
(a)    Assuming that the assets used by the Lenders to fund the Loans are not Plan Assets, the Borrower shall not, engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by any Agent or Lender of any of their rights under this Agreement or the other Financing Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.
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(b)    The Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or have any liability (other than as a result of an ERISA Affiliate) with respect to, or to the extent it would reasonably be expected to result in a Material Adverse Effect, suffer or permit any ERISA Affiliate to, maintain, sponsor, contribute to or become obligated to contribute to, or have any liability with respect to, any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code or permit the assets of the Borrower to constitute “Plan Assets”.
(c)    The Borrower shall deliver to the Lead Lender a certification or other evidence from time to time (but no more frequently than annually) throughout the term of this Agreement, as reasonably requested by the Lead Lender, that (i) the assets of the Borrower do not constitute Plan Assets and (ii) the Borrower is not subject to state statutes regulating investments of, or fiduciary obligations with respect to, governmental plans that would be violated by the transactions contemplated by this Agreement.
6.11    Amendment, Termination and Assignments of Material Project Documents; Management of Projects
(a)    Amendments and Waivers of Material Project Documents.
(i)    [***]
(b)    Assignments of Material Project Documents.
The Borrower shall not consent to any assignment by any counterparty (or guarantor) to any Material Project Document of any of its rights and/or obligations under any such Material Project Document without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders) except that no such consent shall be required if (x) such assignment is required by Applicable Law or (y) except for [***].
(i)    Construction Agreement, Coreweave Lease, the Master Easement Agreement, Power Agreements or [***] such assignment could not reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Secured Parties.
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(ii)    The Borrower shall not assign its rights or obligations under any Material Project Document to any Person without the prior written consent of the Administrative Agent (acting at the written direction of the Required Lenders); provided, that the consent of all Lenders shall be required for any such assignment of [***], Master Easement Agreement, Coreweave Lease or the Construction Agreement.
(c)    Termination.
(i)    Master Easement Agreement, Coreweave Lease, Shared Agreement and Power Agreements. The Borrower shall not terminate any Power Agreement, the Master Easement Agreement, the Coreweave Lease or [***] without the prior written consent of the Administrative Agent (acting at the written direction of the Required Lenders).
(ii)    Construction Agreement; Master Electric Energy Sales Agreement.
(A)    The Borrower shall not terminate the Construction Agreement “for convenience” (within the meaning of the Construction Agreement) pursuant to Section 14.4.1 of the Construction Agreement without the prior written consent of the Administrative Agent (acting at the written direction of the Required Lenders).
(B)    The Borrower shall not terminate the Master Electric Energy Sales Agreement.
(C)    The Borrower shall not terminate the Construction Agreement “for cause” (within the meaning of the Construction Agreement) pursuant to Section 14.2.1 of the Construction Agreement unless it shall have provided written notice thereof identifying the proposed replacement contractor at least [***] Business Days prior to such termination; provided that Borrower (i) obtain a written agreement from Coreweave within [***] days after such termination to forebear from terminating the Coreweave Lease until a Replacement Project Document in respect of the Construction Agreement becomes effective, (ii) a Replacement Project Document in respect of the Construction Agreement becomes effective within [***] days after such termination, and (iii) the contractor party to such Replacement Project Document and the Collateral Agent have entered into a Direct Agreement (which shall include payment instructions requiring that all payments be made and transferred to the Revenue Account), as applicable, satisfactory to the Administrative Agent (at the written direction of the Required Lenders) and reasonably satisfactory to the Collateral Agent as it relates to its duties, obligations and liabilities thereunder.
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(iii)    Other Material Project Documents. The Borrower shall not terminate any Material Project Document other than those described in the preceding subclauses (i) and (ii) of this Section 6.11(c) unless (A) a Replacement Project Document in respect of such Material Project Document becomes effective within [***] days after such termination, and (B) the relevant Material Project Party and the Collateral Agent have entered into a Direct Agreement or SNDA (in each case which shall include payment instructions requiring that all payments be made and transferred to the Revenue Account), as applicable, satisfactory to the Lead Lender and reasonably satisfactory to the Collateral Agent as it relates to its duties, obligation and liabilities thereunder.
(d)     New Material Project Document
(i)    [***]
(e)    Management of Projects. Without the prior written consent of the Required Lenders, appoint (or approve through [***] the appointment of) a new manager to manage any Data Center Complex Subfacility, unless such new manager is a Qualified Manager with respect to such Data Center Complex Subfacility.
6.12    Transactions with Affiliates
Borrower shall not directly or indirectly enter into any transaction or series of related transactions with an Affiliate, except (a) for the agreements described in Section 3.23, (b) for the Management Agreements, (c) that the Borrower may make Restricted Payments permitted by Section 6.7 and (d) for any other transaction entered into in the ordinary course of the Borrower’s (and such Affiliate’s) business and upon fair and reasonable terms no less favorable to the Borrower than it would obtain in comparable arm’s-length transactions with a Person acting in good faith which is not an Affiliate.
6.13    Accounts
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(a)    The Borrower shall not open, or instruct the Deposit Bank or any other Person to open, any bank accounts other than the Accounts and the Working Capital Account.
(b)    The Borrower shall not maintain any securities accounts or bank accounts other than the Accounts and the Working Capital Account and any other account permitted under the Collateral Accounts Agreement.
6.14    Guarantees
The Borrower shall not assume, Guarantee, endorse, contingently agree to purchase or otherwise become liable for Indebtedness or obligations of any other Person.
6.15    Hazardous Substances
The Borrower shall not cause or permit any Release of Hazardous Substances in violation of Environmental Law at, on or under the Trust Property Land or the Project.
6.16    No Speculative Transactions
The Borrower shall not enter into any Swap Agreement other than a Permitted Interest Rate Agreement or Permitted Commodity Hedging Transaction.
6.17    Anti-Terrorism; Anti-Corruption; Outbound Investments
(a)    None of the Borrower or any Sponsor Entity will become a Blocked Person. The Borrower will not, directly or indirectly, use the proceeds of the Loans or any other extensions of credit hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person in violation of applicable Economic Sanctions Laws.
(b)    The Borrower will not use, directly or indirectly, any part of the proceeds from the Borrowing of the Loans or other extensions of credit hereunder for any payments (i) in violation of applicable AML Law, or (ii) to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(c)    None of the officers, directors, or to the knowledge of the Borrower, none of the employees and/or agents of the Borrower, Galaxy Power, HoldCo or any Sponsor Entity, in each case, while acting in their capacity as such, will offer, give, promise, receive or solicit any illegal payment, gift or service or improper advantage to influence the action of any Person with respect to the Data Center or this Agreement, in each case, in violation of applicable anti-corruption laws.
(d)    The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or
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a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause any Lender to be in violation of the Outbound Investment Rules or cause any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement, or otherwise require Lender to notify any Governmental Authority of the activity or transaction under the Outbound Investment Rules.
(e)    None of the Loan Parties or any of their respective Subsidiaries is or will become an AIF or an internal or external manager of an AIF.
(f)    Borrower is not and it shall not become, an “investment company” or a company “controlled by” an “investment company”, within the meaning of the Investment Company Act of 1940 (including the rules and regulations thereunder), as amended.
6.18    Purchase of Capital Stock
The Borrower shall not, nor shall it permit any Sponsor Entity to, purchase, redeem or otherwise acquire any of the Borrower’s issued Capital Stock or otherwise reduce the Borrower’s Capital Stock.
6.19    Litigation
None of the Borrower, Galaxy Power or Sponsor shall bring any claim against or settle any dispute with a Material Project Party to the extent the claim or dispute is of an amount in excess of $[***]without the prior written consent of the Lead Lender.
6.20    Replacement of Lenders’ Technical Consultant
The Borrower shall not remove or replace the Lenders’ Technical Consultant without the prior written consent of the Required Lenders.
6.21    Material Permits; Regulatory Matters
(a)    The Borrower shall not commence any work on any stage or phase of the Project unless all Material Permits necessary for the work on such stage or phase of the Project to be undertaken have been issued or obtained from the appropriate Governmental Authorities with respect to the commencement of such stage or phase of construction.
(b)    Borrower shall not take or cause to be taken any actions that could reasonably be expected to result in Borrower becoming an “investment company” or a company “controlled by” an “investment company”, within the meaning of the Investment Company Act of 1940 (including the rules and regulations thereunder, as amended), or any of the Secured Parties or any affiliate (as that term is defined in Section 1262(1) of PUHCA) of any of them, solely as a result of Borrower’s or Developer’s actions relating to the ownership, leasing or operation of Project, the provision of
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electric energy to the Project, or the entering into any Financing Document or Transaction Documents or any transaction contemplated hereby or thereby, other than with respect to exercise of certain remedies allowed pursuant to the Financing Documents, becoming subject to, or not exempt from, regulation under PUHCA, the FPA or State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities.
6.22    Back-up Power
Borrower shall provide back-up power generation to the Project only and no electrical output from such back-up power generation shall be sold or otherwise supplied to any other entity.
6.23    Payment Instruction Letters
Prior to the Discharge Date, except for the Coreweave Payment Instruction Letter, Borrower shall not issue any payment instructions to Coreweave without the Collateral Agent’s consent (acting at the written direction of the Calculation Agent).
6.24    Financial Covenants
(a)    Minimum Borrower Debt Service Coverage Ratio. As of the last day of the first full fiscal quarter of the Borrower ending after the Stabilization Date and the last day of each fiscal quarter occurring thereafter, Borrower shall not permit the Historical Debt Service Coverage Ratio to be less than 1.40:1.00.
(b)    Maximum Borrower LTC. On the Closing Date and as of the last day of each fiscal quarter occurring thereafter (but only to the extent that such fiscal quarter would end prior to the Stabilization Date), the Borrower shall not permit the Loan to Cost Ratio to exceed 80%.
7.    EVENTS OF DEFAULT
7.1    Events of Default
If any of the following events (each an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or Prepayment Premium when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal due pursuant to Section 2.6, at a date fixed for prepayment thereof, or otherwise; or
(b)    the Borrower shall fail to pay any interest on any Loan, reimbursement obligation or any other amount (other than an amount referred to in Section 7.1(a) above) due under the Financing Document and such failure shall continue unremedied for a period of three (3) days from the date such failure occurred (provided that the failure of the Borrower to pay on the Maturity Date any of the foregoing that is due and payable on the Maturity Date shall be an immediate Event of Default);
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(c)    any representation or warranty made by or deemed made by the Borrower, HoldCo, Galaxy Power or the Sponsor in this Agreement or any other Financing Document, or in any certificate or other document furnished to any Secured Party by or on behalf of the Borrower, the Sponsor, HoldCo or Galaxy Power in accordance with the terms hereof or thereof shall fail to be true and correct in all material respects when made or furnished (unless such representations (i) relate to an earlier date, in which case, such representations shall have failed to be true and correct in all material respects as of such earlier date or (ii) are already qualified by materiality, in which case such representations shall have failed to be true and correct in all respects when made or furnished); provided that with respect to any such representation or warranty not known by the Borrower at the time made or deemed made to be false or materially misleading, the defect causing such representation or warranty to be false or incorrect in any material respect is not removed within thirty (30) days after the earlier to occur of (i) the Borrower having actual knowledge that such representation or warranty is false or incorrect in any material respect or (ii) notice thereof from the Administrative Agent or any Lender to the Borrower; or
(d)    the Borrower shall fail to observe or perform any covenant or agreement contained in:
(i)    Sections 5.1, 5.12(g), 5.12(s), 5.13 or 5.39 or in Article 6 of this Agreement (other than Section 6.24 to the extent the Equity Cure Right has been exercised pursuant to Section 7.2) or Section 3.6 of the Collateral Accounts Agreement; or
(ii)    Section 5.11(h) and such failure has continued unremedied for two (2) Business Days;
(iii)    Sections 5.8(a), 5.11(a), 5.11(d), 5.12(q) or 5.19, and such failure has continued unremedied for five (5) Business Days; or
(iv)    Section 5.24, provided that, the Borrower’s failure to comply with Section 5.24 (with respect to any Milestone Activity) shall not be an Event of Default under this clause subsection (d)(iv) if (A) the Borrower delivers a remediation plan acceptable to the Required Lenders to Calculation Agent no later than three (3) Business Days following the occurrence of such failure which remediation plan shall demonstrate that such failure will not continue beyond the earlier to occur of (x) the date that is 60 days following such failure or (y) the date that is 120 days prior to the date the Coreweave would be entitled to terminate the Lease for failure to achieve the applicable Milestone Date which is the subject of such failure, or in each case, such longer period as the Administrative Agent (acting at the written direction of the Calculation Agent) may agree (such earlier date, the “Cure Date”) and (B) such failure is cured on or before the Cure Date;
(v)    [RESERVED]; or
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(vi)    Section 2.14 and 5.26, unless in the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty (other than any Acceptable Counterparty described in clause (b) of the definition of such term that remains a Lender or an Affiliate of a Lender at the time of such event) by any of S&P or Moody’s, the Borrower shall replace or caused to be replaced the Permitted Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than thirty (30) days following receipt of notice from the Administrative Agent (at the direction of the Calculation Agent) of such downgrade, withdrawal or qualification (or such longer period as may be agreed by the Administrative Agent (at the direction of the Calculation Agent) or otherwise permitted under this Agreement); or
(e)    (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Financing Document (other than those specified in clauses (a), (b), or (d) of this Section 7.1), and in each case such failure shall continue unremedied for a period of thirty (30) days after the earlier of (A) written notice thereof from the Administrative Agent, the Calculation Agent or any Lender and (B) the Borrower having actual knowledge thereof, (ii) the Sponsor shall fail to shall fail to pay when any amount due by it under, or shall fail to comply with any financial covenant set forth in, any Financing Document to which it is a party, or (iii) Sponsor or HoldCo shall fail to observe or perform any covenant, condition or agreement contained in any Financing Document to which it is a party (other than those specified in clauses (ii) of this Section 7.1(e), and in each case such failure shall continue unremedied for a period of thirty (30) days after the earlier of (A) written notice thereof from the Administrative Agent or any Lender and (B) the Borrower having actual knowledge thereof,
(f)    in the case of any Permitted Indebtedness (other than Indebtedness incurred under the Financing Documents), any event or condition (including any dispute by the Borrower thereunder) shall occur and as a result thereof, the principal of such Permitted Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable or otherwise required to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), before its stated maturity or before its regularly scheduled dates of payment; or
(g)    a Bankruptcy occurs with respect to Borrower, Sponsor, Galaxy Power, Coreweave or any other Tenant or, until Completion has been achieved, the Contractor; or
(h)    (i) Any Material Project Party to any Material Project Document shall fail to observe or perform any other agreement or condition under such Material Project Document and, in each case, continues beyond the applicable grace period with respect thereto, the effect of which default or other event is to cause, or to permit the Borrower to terminate, with the giving of notice if required, such Material Project Document, (ii) any such Material Project Document or any Direct Agreement or SNDA with respect thereto shall be terminated by the Material Project Party thereto or shall otherwise cease to be valid and binding and in full
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force and effect (or is declared null and void by a court of competent jurisdiction), or (iii) such Material Project Party shall fail to comply in any material respect with its obligations under the Direct Agreement or an SNDA in each case with respect to such Material Project Document, and any such failure under this clause (iii) shall not have been cured within thirty (30) days following such failure; provided, that no such Default shall constitute an Event of Default if:
(i)    in the case of the Construction Agreement, Borrower (A) obtains a written agreement from Coreweave within fifteen (15) days after the occurrence of such event to forebear from terminating the Coreweave Lease until a Replacement Project Document in respect of the Construction Agreement becomes effective, (B) a Replacement Project Document in respect of the Construction Agreement becomes effective no later than the earlier to occur of (x) the last day of the forbearance period referred to in sub-clause (A) immediately above and (y) that date that is 60 days after such termination, and (C) the contractor party to such Replacement Project Document and the Collateral Agent have entered into a Direct Agreement (in each case including payment instructions requiring that all payments be made and transferred to the Revenue Account), as applicable, satisfactory to the Administrative Agent (at the written direction of the Required Lenders) and reasonably satisfactory to the Collateral Agent as it relates to its duties, obligations and liabilities thereunder on or prior to the date referred to in sub-clause (B) immediately above;
(ii)    [***]
(iii)    in the case of any Management Agreement, (A) the Data Center continues to receive at all times at least 180 megawatts of electric power and all other [***] continue to serve the Project uninterrupted, without delay and without any failure of performance and (B) a Replacement Project Document in respect of such Management Agreement becomes effective within forty-five (45) days after such termination, and (C) the relevant new Material Project Party and the Collateral Agent have entered into a Direct Agreement (in each case which shall include payment instructions requiring that all payments be made and transferred to the Revenue Account), as applicable, satisfactory to the Lead Lender and reasonably satisfactory to the Collateral Agent as it related to its duties, obligations and liabilities thereunder.
(iv)    in the case of any Power Agreement, Borrower (A) obtains a written agreement from Coreweave within fifteen (15) days after the occurrence of such event to forebear from terminating the Coreweave Lease until a Replacement Project Document in respect of such Power Agreement becomes effective, (B) a Replacement Project Document in respect of such Power Agreement becomes effective no later than the earlier to occur of (x) the last day of the forbearance period referred to in sub-clause (A) immediately above and (y) that date that is thirty 30 days after such termination;
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(v)    in the case of any other Material Project Document other than the Construction Agreement, [***], any Power Agreement or the Coreweave Lease, (A) a Replacement Project Document in respect of such Material Project Document becomes effective within forty-five 45 days after such termination, and (B) the relevant new Material Project Party and the Collateral Agent have entered into a Direct Agreement or SNDA (in each case which shall include payment instructions requiring that all payments be made and transferred to the Revenue Account), as applicable, satisfactory to the Lead Lender and reasonably satisfactory to the Collateral Agent as it relates to its duties, obligations and liabilities thereunder.
(i)    a final non-appealable judgment or order for the payment of money is entered against the Borrower or any Guarantor (exclusive of judgment amounts covered by insurance or bond where the insurer or bonding party has admitted liability in respect of such judgment) in an amount equal to or greater than (A) if such judgment or order is entered prior to the Stabilization Date, $[***], and (B) thereafter, $[***] (exclusive of judgment amounts covered by insurance or bond where the insurer or bonding party has admitted liability in respect of such judgment), and such judgment remains unsatisfied without any procurement of a stay of execution for a period of sixty (60) days or more after the date of entry of judgment; or
(j)
(i)    any Security Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or the enforceability thereof shall be challenged by the Borrower or any other Loan Party or any other Person party thereto (other than any Agent or Lender), (B) ceases to provide a first priority perfected Lien on the assets, purported to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or (C) becomes unlawful or is declared void; provided that, in each case, the Borrower shall have ten (10) Business Days from the date that the Borrower obtains knowledge thereof to cure such cessation (if curable) or to provide the Administrative Agent, the Calculation Agent, the Lenders and the Collateral Agent all documents and other instruments required to cure any such cessation (if curable); or
(ii)    any Financing Document (other than a Security Document) (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or the enforceability thereof shall be challenged by the Borrower or any other Loan Party or any other Person party thereto (other than any Agent or Lender), or (B) becomes unlawful or is declared void, provided that, in each case, the Borrower shall have five (5) Business Days from the date the Borrower obtains knowledge
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thereof to cure such cessation (if curable) or to furnish to the Administrative Agent, the Calculation Agent, the Lenders and Collateral Agent all documents and other instruments required to cure any such cessation (if curable); or
(k)    funds on deposit in any Account or the Working Capital Account are used or withdrawn other than for the purposes specified or as expressly permitted in the Financing Documents, unless both (i) such is caused by an administrative error and (ii) is remedied within five (5) Business Days; or
(l)    a Change of Control has occurred; or
(m)    the occurrence of (A) (i) any two or more separate events with respect to any of the following within any three (3) month period or (ii) any of the following occurring for more than seven (7) consecutive days: an “Electrical Power Interruption”, a “Temperature Interruption”, a “Humidity Interruption” or a “DLC Interruption”, as each such term is defined in the Coreweave Lease, or (B) the occurrence of any “Chronic Interruption” or “Sustained Interruption”, as each such term is defined in the Coreweave Lease.
(n)    any Material Permit is terminated or ceases to be in full force and effect or is not obtained by the applicable date set forth on Schedule 3.4, maintained, or complied with or is transferred or held by a Person other than the Borrower, unless such failure could not reasonably be expected to result in a Material Adverse Effect; or
(o)    Coreweave fails for any reason to be the primary obligor for all obligations under the Coreweave Lease except pursuant to any assignment of the Coreweave Lease by Coreweave expressly permitted pursuant to the terms of the Coreweave Lease and that does not require the consent of the Borrower; or
(p)    an Event of Abandonment shall occur; or
(q)    a Total Loss Event shall occur; or
(r)    [***] shall occur; or
(s)    there occurs under any Permitted Interest Rate Agreement the designation of an early termination date (as defined in such Permitted Interest Rate Agreement); or
(t)    the Texas Commission on Environmental Quality issues a cease and desist order with respect to the Project or otherwise prohibits Borrower or Contractor from constructing the Project;
then, and in every such event and at any time thereafter during the continuance of such event (other than an event described in sub-section (g) of this Section 7.1 (but in respect of any Loan Party only) which shall result in the automatic events described in clause (ii) immediately below), the Administrative Agent shall, at the written request of the Required
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Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:
(i)    terminate the Commitments, and thereupon the Commitments shall terminate immediately; and
(ii)    declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, all fees, Prepayment Premium and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in Section 7.1(g) (but in respect of Borrower or any Loan Party only), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon all fees and other Obligations accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth herein, each Secured Party shall be entitled to exercise any remedies available to it under Applicable Law and under any of the Financing Documents.
7.2    Cure. Notwithstanding anything to the contrary in Section 7.1, if a Default or an Event of Default occurs, or if any circumstances that could reasonably be expected to result in a Default or an Event of Default occur with respect to a failure to comply with Section 6.24, the Borrower may elect to cure such Event of Default, on the following terms and conditions (the “Equity Cure Right”):
(a)    The Borrower shall have the right, prior to or no later than ten (10) Business Days following the occurrence of such Default or Event of Default (or, in the case of Default or Event of Default arising from a failure to comply with Section 6.24(a), the date of delivery of the applicable financial statements pursuant to Section 5.10(b) with respect to such Event of Default), to deliver to the Administrative Agent and the Calculation Agent irrevocable written notice of its intent to cure (a “Cure Notice”) together with the notice of such Event of Default. The Cure Notice shall set forth the calculation of the applicable Equity Cure Amount (as hereinafter defined).
(b)    In the event the Borrower delivers a Cure Notice, Sponsor shall make cash capital contributions to HoldCo, which in turn shall make the same cash capital contribution to the Borrower no later than fifteen (15) Business Days after the occurrence of the applicable Event of Default. The cash contributions made to the Borrower under this Section 7.2(b) shall be (ii) paid by the Sponsor directly to the Administrative Agent’s Account to be applied to the prepayment of the Loans in
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accordance with Section 2.6(c) and (ii) in an amount (the “Equity Cure Amount”) equal to the amount required to cause the Borrower to be in compliance with Section 6.24 after giving effect to all other payments required under Section 2.6(c) in connection with such prepayment.
(c)    Upon receipt or application by the Borrower of the Equity Cure Amount, (i) the Historical Debt Service Coverage Ratio shall be recalculated giving effect to the following pro forma adjustments: (A) (1) the Historical Debt Service for the applicable computation period shall be decreased by the amount of the Loans repaid from such Equity Cure Amount solely for the purpose of determining the existence resulting from a breach of the Historical Debt Service Coverage Ratio with respect to any such computation period that includes the fiscal quarter for which the Equity Cure Right was exercised and not for any other purpose of this Agreement; and (2) following the recalculations, the Borrower shall then be in compliance with the Historical Debt Service Coverage Ratio required by the Borrower shall be deemed to have satisfied the requirements of Section 6.24 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Historical Debt Service Coverage Ratio that had occurred shall be deemed cured for the purposes of this Agreement, and (ii) the Loan to Cost Ratio shall be recalculated after giving effect to the following pro forma adjustments: (A)(1) the principal amount of Loans used to calculate the Loan to Cost Ratio shall be decreased by the amount of the Loans repaid from such Equity Cure Amount solely for the purpose of determining the existence resulting from a breach of the Loan to Cost Ratio with respect to any such computation period that includes the fiscal quarter for which the Equity Cure Right was exercised and not for any other purpose of this Agreement, and (2) following the recalculations, the Borrower shall then be in compliance with the Section 6.24(b) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.24(b) that had occurred shall be deemed cured for the purposes of this Agreement; provided, further, all Equity Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Financing Documents other than for determining compliance with Section 6.24 (including for purposes of the extension to the Maturity Date).
(d)    The Equity Cure Right in connection with an Event of Default for failure to comply with Section 6.24 shall not be exercised (i) in more than two (2) consecutive quarterly periods or (ii) more than three (3) times in the aggregate.
8.    THE AGENTS; THE LEAD LENDER; CALCULATION AGENT
8.1    Appointment and Authorization of the Administrative Agent, Lead Lender and the Collateral Agent
(a)    Each of the Structuring Bank and each of the Lenders hereby irrevocably designates and appoints GLAS USA LLC, as the Collateral Agent, and each of the Lenders hereby irrevocably appoints GLAS USA LLC, as the Administrative Agent, and
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each of the Lenders hereby irrevocably appoints the Deutsche Bank AG, New York Branch (or any Affiliate thereof) as Lead Lender and Calculation Agent, in each case to act on its behalf as its agent hereunder and under the other Financing Documents and authorizes each of the Administrative Agent, Lead Lender and the Collateral Agent (as applicable) in its capacity as such, to take such actions on its behalf and to exercise such powers as are expressly delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Administrative Agent, Lead Lender, Calculation Agent and the Collateral Agent, by executing this Agreement, hereby accepts such appointment. Notwithstanding any provision to the contrary contained elsewhere in the Financing Documents, none of the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent shall have any duty or responsibility except those expressly set forth herein and in the other Financing Documents, nor shall any of the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, or the Structuring Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Financing Documents or otherwise exist against any of the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent. The provisions of this Article 8 are solely for the benefit of the Agents, the Lead Lender, and the Lenders, and the Borrower shall not have rights as third party beneficiaries of any such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Financing Document with reference to the Administrative Agent, Collateral Agent, Calculation Agent or the Lead Lender is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    Each of the Administrative Agent and the Collateral Agent is hereby authorized to execute, deliver and perform each of the Financing Documents to which it is intended to be a party on the Closing Date. Each of the Administrative Agent, and the Collateral Agent hereby agrees, and each Lender, and the Structuring Bank authorizes and directs the Administrative Agent (in the case of the Lenders) and the Collateral Agent (in the case of the Lenders, the Structuring Bank and the other Secured Parties), to enter into the amendments and other modifications of the Security Documents in accordance with the terms of this Agreement.
(c)    The Administrative Agent and the Collateral Agent shall:
(i)    promptly deliver to the Lenders the written notices, certificates, reports, opinions, agreements and other documents which it receives under this Agreement and the other Transaction Documents in its capacity as Collateral Agent or Administrative Agent (as applicable); and
(ii)    without limiting any rights, protections, immunities or indemnities afforded to any Agent hereunder or under any Financing Document, to the extent it
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has the right to exercise discretion, make determinations or take actions pursuant to the provisions of this Agreement and the other Financing Documents and it is instructed by the Required Lenders (or, if the provisions of this Agreement or any other Financing Document provide that such exercise of discretion, the making of such determination or the taking of such action shall be done at the direction (written or otherwise) of the Calculation Agent, the Lead Lender, or all Lenders then if so instructed in writing by the Calculation Agent, Lead Lender, or all Lenders, as applicable) to refrain from exercising any right, power, authority or discretion vested in it hereunder or under the other Financing Documents it will so refrain from exercising such right, power, authority or discretion (other than rights arising under this Article 8 or Section 2.10(c), or 9.3 of this Agreement).
(d)    The Collateral Agent, Lead Lender, Calculation Agent and the Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of, and shall have no duty to take any action to determine the occurrence of any Default or Event of Default or any other matter unless the Collateral Agent, Lead Lender, Calculation Agent or the Administrative Agent, as applicable, has received written notice of such Default or Event of Default or other matter from the Borrower or a Lender referring to this Agreement (which notice shall be delivered to any responsible officer of the Collateral Agent, Lead Lender, Calculation Agent or Administrative Agent that has been designated in this Agreement or otherwise in writing to the Lead Lender by the Administrative Agent, Calculation Agent or Collateral Agent as the person to receive such notices), describing such Default or Event of Default and stating that such notice is a “Notice of Default”. If the Collateral Agent receives such a Notice of Default, the Collateral Agent shall provide such Notice of Default to the Administrative Agent (and the Administrative Agent shall furnish such notice to the Lenders).
(e)    Without limiting the generality of Section 8.1(c), the parties hereto acknowledge and agree that the Collateral Agent, Lead Lender, Calculation Agent and the Administrative Agent shall, in exercising its rights and performing its obligations under the other Financing Documents, act in accordance with the terms and conditions of this Agreement and the other Financing Documents. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Financing Documents, the Administrative Agent, Lead Lender, Calculation Agent and the Collateral Agent shall have all of the rights, powers, immunities, indemnities and other protections granted to each of them under this Agreement (in addition to (but not in duplication of) those that may be granted to it under the terms of such other agreement or agreements). In no event shall any Agent, Calculation Agent or Lead Lender be liable for any consequential, indirect, punitive or special loss or damage of any kind whatsoever (including loss of profit) relating to its performance of its duties under this Agreement or any other Financing Document irrespective of whether such Agent, Calculation Agent or Lead Lender has been advised of the likelihood of such loss or damage and regardless of the form of action.
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8.2    Agents’, Lead Lender’s and Calculation Agent’s Rights as a Lender
If any Agent, Lead Lender or Calculation Agent is also a Lender, such Agent, Lead Lender or Calculation Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, Lead Lender or Calculation Agent and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent, Lead Lender or Calculation Agent hereunder.
8.3    Duties of the Administrative Agent, Lead Lender, Calculation Agent and the Collateral Agent; Exculpatory Provisions
(a)    None of the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, (a) none of the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) none of the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent, as the case may be, is directed to exercise in writing by the Required Lenders, the Calculation Agent or Lead Lender, as the case may be (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents). None of the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, (i) may expose the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent to liability, (ii) that is contrary to any Transaction Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, (iii) would subject the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (iv) would require the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified (c) except as expressly set forth herein and in the other Financing Documents, none of the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries (if any) that is communicated to or obtained by the Person serving as Administrative Agent, Lead Lender, Calculation Agent or Collateral Agent or any of its Affiliates in any capacity, (d) neither the Administrative Agent, Lead Lender, Calculation Agent nor the Collateral Agent shall be liable for any apportionment or distribution of
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payments made by it in good faith or pursuant to a written direction from the Required Lenders (or the Lead Lender or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents), as applicable, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them) and (e) neither the Administrative Agent, Lead Lender, Calculation Agent nor the Collateral Agent shall have any responsibility, duty or liability for monitoring or enforcing the list of Prohibited Persons or for any assignment of the Loan or Commitment or for the sale of any participation, in either case, to a Prohibited Person.
(b)    None of the Administrative Agent, Collateral Agent, Lead Lender, Calculation Agent or their Related Parties shall be liable for any action taken or not taken by it with the consent or at the request or direction of the Required Lenders (or the Lead Lender, the Calculation Agent or such other number or percentage of the Lenders as shall be expressly required under this Agreement or any other Financing Document, or as the Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances), or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. None of the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to an officer of such Agent, Calculation Agent or Lead Lender directly responsible for the administration of this Agreement by the Borrower or a Lender, and the Administrative Agent, Lead Lender, Calculation Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents or any other Transaction Document, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Calculation Agent or Lead Lender, as applicable. Notwithstanding anything contained in the Transaction Documents or otherwise to the contrary, neither the Administrative Agent, Lead Lender, Calculation Agent nor the Collateral Agent shall have any liability, duty or obligation to monitor the occurrence of such filings or otherwise to file or prepare any financing or continuation statement or record any document or instruments in
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any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Transaction Documents or otherwise.
(c)    Neither the Administrative Agent, Lead Lender, Calculation Agent nor the Collateral Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Prohibited Persons. Without limiting the generality of the foregoing, the Administrative Agent, Lead Lender, Calculation Agent and Collateral Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Prohibited Person or (y) have any liability with respect to or arising out of any assignment or participation of Loan, or disclosure of confidential information, to any Prohibited Person that becomes a Lender hereunder.
(d)    Each of the Lenders hereby acknowledges and agrees that (i) to the extent that any provision herein or in any other Transaction Document specifies or requires that (A) the Administrative Agent, Lead Lender, Calculation Agent or Collateral Agent provide a consent or approval or take any action or (B) any document, agreement, instrument, plan, action to be taken or anything else be satisfactory to the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent, in the case of each of clauses (A) and (B), at the direction (written or otherwise) of the Calculation Agent, Lead Lender, the Required Lenders or all Lenders (each such direction, a “Specified Direction”), then, to the extent such Specified Direction of the Lead Lender, the Required Lenders or all Lenders, as applicable, is provided to the Lead Lender, Administrative Agent, Calculation Agent or the Collateral Agent, the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent, as applicable, shall not be liable to any Person for providing such consent or approval, for taking such action or refraining from taking an action or for indicating its satisfaction in accordance with such Specified Direction and (ii) receipt of such Specified Direction by the Administrative Agent, Lead Lender, Calculation Agent or Collateral Agent, as applicable, shall be treated the same as if such Specified Direction was provided by all Lenders. Without limiting the foregoing, the Lenders shall not have any right of actions whatsoever against either Agent, Calculation Agent or Lead Lender as a result of its acting or refraining from action hereunder in accordance with a Specified Direction or any other direction provided by the Calculation Agent, the Required Lenders or Lead Lender (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents). Notwithstanding anything herein to the contrary, no Agent shall be responsible for ascertaining or determining whether any direction or instruction provided to it complies with any standard for a determination (including reasonableness or commercial reasonableness) or for discretion, or any other requirements, applicable to the Calculation Agent, Lead Lender or any Lenders with respect to such direction or instruction, and each Agent may conclusively assume that any direction or instruction provided to it complies therewith.
(e)    The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the UCC or
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otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for the account of other customers in similar transactions and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Administrative Agent or the Collateral Agent in good faith. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of its rights and powers. Except for reasonable care and preservation of the Collateral in its possession (as described above) and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto. For the avoidance of doubt, neither the Lead Lender, Calculation Agent nor any Agent shall be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interested created hereunder, under the other Financing Documents or pursuant to any other security document pertaining to this matter, nor shall any Agent, Calculation Agent or Lead Lender be obligated to make any investigation into, and each Agent, Calculation Agent and Lead Lender shall be entitled to assume, the adequacy and fitness of any security interest created hereunder, under the other Financing Documents or pursuant to any other security document pertaining to this matter. In no event shall any Agent be responsible for obtaining, monitoring or continuing any flood hazard determinations or flood insurance policies or for determining whether any flood hazard determinations or flood insurance policies are or should be obtained in respect of the Collateral, and each Lender shall be solely responsible for determining whether it requires that any flood hazard determinations or flood insurance policies be obtained in respect of the Collateral and that it will not rely on any Agent to make such determination or to see that any such flood hazard determinations or flood insurance policies are in fact obtained.
(f)    Neither of the Agents, Calculation Agent nor the Lead Lender shall be liable for exercising or not exercising any right, power, authority, determination, instruction, approval, requirement, appointment, request and/or discretion vested in it hereunder or in connection with any Financing Document or any other agreement entered into or made or executed (now or in the future) in connection with the Loan.
(g)    Neither Agent, Calculation Agent nor Lead Lender shall have any liability for any failure, inability or unwillingness on the part of any Lender or any other Person to provide accurate and complete information on a timely basis to such Agent, Calculation Agent or Lead Lender, or otherwise on the part of any such party to comply with the terms of this Agreement or any other Transaction Document and shall not have any liability for any inaccuracy or error in the performance or observance on such Agent’s, Calculation Agent’s or Lead Lender’s part of any of its duties hereunder or thereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
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(h)    Neither Agent, Calculation Agent nor Lead Lender shall be liable for any action taken in good faith and believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including, with respect to any Agent, Lead Lender or Calculation Agent, without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instructions to exercise such discretion or grant such consent from any such Lender, the Lead Lender or the Calculation Agent, in each case, as applicable). Neither Agent, Calculation Agent nor Lead Lender shall be liable for any error of judgment made by it in good faith (or by an officer or other employee of such Agent, Lead Lender or Calculation Agent).
(i)    For the avoidance of doubt, each Agent, Calculation Agent and Lead Lender shall be entitled to all of the same rights, protections, powers, immunities and indemnities as afforded to each other Agent, Calculation Agent and Lead Lender under this Agreement and any other Transaction Document.
(j)    In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real property-related Collateral pursuant to this Agreement or any other Financing Document, neither Agent, Calculation Agent nor Lead Lender shall be obligated to take title to or possession of real property in its own name, or otherwise in a form or manner that may, in its judgment, expose it to liability. In the event that any Agent, Calculation Agent or Lead Lender deems that it may be considered an “owner or operator” under any Environmental Law or otherwise cause the Agent, Calculation Agent or Lead Lender to incur, or be exposed to, any liability under Environmental Law or any other federal, state or local law, Agent, Calculation Agent and Lead Lender reserve the right, instead of taking such action, either to resign as the Agent, Calculation Agent or Lead Lender subject to the terms and conditions of this Agreement or to arrange for the transfer of the title or control of the asset to a court appointed receiver. No Agent, Calculation Agent or Lead Lender will be liable to any Person for any liability under Environmental Law, any Environmental Claims, or any contribution actions under any federal, state or local law, rule or regulation by reason of any Agent’s, Calculation Agent’s or Lead Lender’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of Release or threatened Release of any Hazardous Substances.
(k)    In connection with any tax affidavit or similar instrument required to be filed or delivered by the Collateral Agent in connection with any mortgage, the Collateral Agent shall complete such tax affidavit or similar instrument pursuant to the information provided to it in a certificate executed by a Responsible Officer of the Borrower. The Collateral Agent shall be entitled to conclusively rely on the information provided to it in such certificate and shall not be liable to the Lenders or any other Person for its acting in reliance thereon. The Borrower shall indemnify the Collateral Agent for any losses the Collateral Agent may incur as a result of its reliance on such certificate of the Borrower, including without limitation, any losses
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relating to any incorrect or misleading information provided in any tax affidavit based upon information contained in the certificate of the Borrower.
(l)    Each Agent, Calculation Agent and Lead Lender may, from time to time, request that each Lender, the Borrower or any other applicable party deliver a certificate (which each Agent, Calculation Agent and Lead Lender may conclusively rely upon) setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement and any related document together with a specimen signature of such authorized officers; provided, however, that from time to time, each Lender, the Borrower or any other applicable party may, by delivering to such Agent, Calculation Agent and/or Lead Lender a revised certificate, provided, however, each Agent, Calculation Agent and Lead Lender shall be entitled to conclusively rely on the then current certificate until receipt of a superseding certificate.
(m)    For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to either Agent, Lead Lender or Calculation Agent hereunder, phrases such as “satisfactory to the [Administrative], [Collateral] [Calculation] Agent, or Lead Lender”, “approved by the [Administrative], [Collateral], [Calculation] Agent or Lead Lender,” “acceptable to the [Administrative] [Collateral] [Calculation] Agent or Lead Lender,” “as determined by the [Administrative] [Collateral] [Calculation] Agent or Lead Lender” “in the [Administrative] [Collateral] [Calculation] Agent’s or Lead Lender’s discretion,” “selected by the [Administrative] [Collateral] [Calculation] Agent or Lead Lender,” “elected by the [Administrative] [Collateral] [Calculation] Agent or Lead Lender” “requested by the [Administrative] [Collateral] [Calculation] Agent or Lead Lender” and phrases of similar import that authorize and permit an Agent, Calculation Agent or Lead Lender to approve, disapprove, determine, act or decline to act in its discretion shall be subject to such Agent, Calculation Agent or Lead Lender receiving written direction from the Lead Lender, the Calculation Agent, the Lenders or Required Lenders, as applicable, to take such action or to exercise such rights. Nothing contained in this Agreement shall require any Agent, Calculation Agent or Lead Lender to exercise any discretionary acts.
(n)    Neither the Administrative Agent nor the Collateral Agent, nor the Calculation Agent nor the Lead Lender shall be liable for failing to comply with its obligations under this Agreement or any other Transaction Document insofar as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other Person (a “Third Party”) or upon the receipt of funds, in each case, which are not received or not received by the time required pursuant to this Agreement or any other Transaction Document. Neither the Administrative Agent nor the Collateral Agent, nor the Calculation Agent nor the Lead Lender shall have no duty, responsibility, obligation or liability for the acts or omissions of any such Third Party.
(o)    If any error, inaccuracy or omission (collectively “Error”) exists in any information provided to the Administrative Agent, Lead Lender, Calculation Agent
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or Collateral Agent and such Errors cause or contribute to the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent making or continuing any Error (collectively “Continuing Errors”), neither the Administrative Agent nor the Collateral Agent nor Lead Lender nor the Calculation Agent shall have any liability for such Continuing Errors.
(p)    For the avoidance of doubt, the rights, protections, privileges, immunities and indemnities of the Administrative Agent and the Collateral Agent provided for in this Agreement and the other Financing Documents shall apply to any document executed in connection with this Agreement prior to the date hereof, and the authority of each of the Administrative Agent and the Collateral Agent to execute such documents is hereby ratified by the other parties hereto.
8.4    Reliance by the Administrative Agent, Collateral Agent, Calculation Agent and Lead Lender
Each of the Administrative Agent, Collateral Agent, Calculation Agent and the Lead Lender shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent, Calculation Agent and the Lead Lender also may conclusively rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent, Calculation Agent and the Lead Lender may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent, Calculation Agent and Lead Lender shall be fully justified in taking or continuing to take any action or failing or refusing to take any action under the Transaction Documents unless it shall first receive such advice, direction or concurrence of the Required Lenders (or of all of the Lenders or the Lead Lender or the Calculation Agent if expressly required hereunder) as it deems appropriate and, if it so requests confirmation from the Lenders of their obligation to indemnify the Agents, Calculation Agent and the Lead Lender, as the case may be, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent, Calculation Agent and Lead Lender shall in all cases be fully protected in acting, or in refraining from acting, under the Transaction Documents in accordance with a request, direction or consent of the Required Lenders (or the Lead Lender or all of the Lenders or the Calculation Agent if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. The Lead Lender, Calculation Agent and each Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Transaction Documents in accordance with a request or consent (including deemed consent) of the Required Lenders (or the Calculation Agent or the Lead Lender or all of the Lenders if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. Neither Agent, Calculation Agent nor Lead Lender shall have any obligation to confirm or ascertain whether any direction from the Required Lenders, any
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direction or determination of the Lead Lender, the Calculation Agent or any other Person is reasonable or otherwise in accordance with the standard applicable to such determination, and each Agent, Calculation Agent and Lead Lender may assume any direction, instruction or determination is reasonable or otherwise in accordance with the Transaction Documents, and that such Lead Lender, Required Lenders, Calculation Agent or other Person has made such consultations with any other Person as is required pursuant to the Transaction Documents in connection any direction, instruction or determination provided to such Agent, Calculation Agent or Lead Lender.
8.5    Delegation of Duties of the Administrative Agent and the Collateral Agent
(a)    Each of the Administrative Agent and the Collateral Agent may perform any and all their respective duties and exercise their rights and powers under the Transaction Documents by or through any one or more sub-agents (including, without limitation, affiliates) appointed by the Administrative Agent or the Collateral Agent. Neither the Administrative Agent nor the Collateral Agent, as applicable, shall be responsible for the supervision, negligence or misconduct of any sub-agents taken or under this Agreement or the other Transaction Documents, or in connection therewith, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities as well as activities as the Administrative Agent or Collateral Agent, as the case may be.
(b)    Without limiting the generality of the powers of the Collateral Agent, as set forth elsewhere in the Financing Documents, the Collateral Agent is hereby authorized to act as Collateral Agent for each Lender pursuant to each of the Financing Documents. In such capacity, the Collateral Agent has the right to exercise all rights and remedies available under the Financing Documents, the Uniform Commercial Code, and other Applicable Law, as directed by the Required Lenders (or the Lead Lender or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents), as applicable, which rights and remedies shall include, in the event of a foreclosure by the Collateral Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of the Collateral Agent, as agent for all of the Lenders, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale. The Collateral Agent, as agent for all of the Lenders, shall be entitled at any such sale to offset any of the Obligations of the Borrower (other than Obligations owing to the Agents) against the purchase price payable by the Collateral Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the obligations of the Borrower as consideration to the applicable Lender in connection with such sale. The Collateral Agent shall have the authority
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to take such other actions as necessary, at the direction of the Required Lenders, to consummate a sale of the type described in the immediately preceding sentences. In no event shall the Administrative Agent or the Collateral Agent have any right or obligation to take any action that expressly requires the approval of the Required Lenders (or Lead Lender or such other number or percentage of Lenders as may be expressly provided for herein or in any other Financing Documents) without the prior approval of the Required Lenders (or Lead Lender or such other number or percentage of Lenders). The Collateral Agent shall have the authority to accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is the Collateral Agent, an entity formed by the Collateral Agent as described above or any other Person. Without limiting the generality of the powers of the Collateral Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving an Loan Party, the Collateral Agent is hereby authorized to (without obligation), at the written direction of Required Lenders: (i) file proofs of claim and other documents on behalf of the Lenders, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Lenders or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, as directed by Required Lenders on behalf of all of the Lenders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations (other than Obligations owning to the Agent) against the purchase price payable by the Collateral Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the Borrower in connection with such sale, and (vi) seek, object or consent to the Borrower’s provision of adequate protection of the interests of the Collateral Agent and/or the Secured Parties in the Collateral. Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.
8.6    Withholding of Taxes by the Administrative Agent; Indemnification
The Administrative Agent shall act as the withholding agent under this Agreement with respect to U.S. withholding only. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Taxes and shall not be liable for such withholding. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Taxes ineffective, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such
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Lender shall indemnify the Administrative Agent, within thirty (30) days after written demand therefor, fully for all amounts paid, directly or indirectly, by the Administrative Agent, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority, but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so. The Borrower and the Lenders, as applicable, shall provide to the Administrative Agent any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of the Administrative Agent as may be necessary (x) to determine the nature of the income and whether any tax or withholding obligations apply, (y) to reduce or eliminate the imposition of U.S. withholding taxes and (z) to permit the Administrative Agent to fulfill its tax reporting obligations under Applicable Law with respect to this Agreement or any amounts paid to any Lender. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent, as the case may be, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Financing Document against any amount due to the Administrative Agent under this Section 8.6. The agreements in this Section 8.6 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.
8.7    Resignation of the Administrative Agent or the Collateral Agent
The Administrative Agent and/or the Collateral Agent may resign at any time upon thirty (30) days’ notice by notifying the Lenders and the Borrower subject, except as provided in the last sentence of this Section 8.7, to the appointment and acceptance of a successor, as provided below. Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as the case may be, as provided below, the Administrative Agent and the Collateral Agent may be removed (i) at any time by the Required Lenders (with thirty (30) days’ prior written notice to the Borrower, the Administrative Agent and Collateral Agent) and (ii) if no Event of Default has occurred and is continuing, by the Borrower, with the prior written consent of the Required Lenders and with thirty (30) days’ prior written notice to the Administrative Agent and Collateral Agent; provided that, if just the Administrative Agent or just the Collateral Agent is removed, the other Agent, at its option, may resign effective immediately upon the effectiveness of the removal of the removed Agent. Upon any such resignation or removal, the Borrower shall propose a successor Administrative Agent or Collateral Agent, as the case may be, and, subject to the consent of the Required Lenders, such successor shall be appointed as the Administrative Agent or Collateral Agent, as the case may be. If no successor shall have been so appointed by the Borrower and approved by the Required Lenders, within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as the case may be, gives notice of its resignation or after the Borrower’s or the Required Lenders’ removal of the Administrative Agent or Collateral Agent, then the retiring or removed Administrative Agent or Collateral Agent may, on behalf and at the expense (including attorneys’ fees and expenses) of the
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Borrower, petition a court of competent jurisdiction to appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a Lender with an office in New York, New York, an Affiliate of a Lender or a financial institution with an office in New York, New York having a combined capital and surplus that is not less than Two Hundred Fifty Million Dollars ($250,000,000). The resigning Administrative Agent’s and/or Collateral Agent’s, as the case may be, resignation shall, subject to the last sentence of this Section 8.7, become effective on the date on which a successor is appointed and such successor accepts its appointment as provided herein (the “Resignation Effective Date”). With effect from the Resignation Effective Date (a) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, (b) the retiring Collateral Agent shall promptly transfer all monies and other property within its possession or control to the possession or control of the successor Collateral Agent and shall execute and deliver such notices, instructions and assignments as prepared by the Borrower at their sole cost, in form and substance satisfactory to such Agent without representation, recourse or warranty as may be reasonably requested to transfer the rights of the Collateral Agent with respect to such monies and other property to the successor Collateral Agent, and (c) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent or Collateral Agent, all payments and communications provided to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender directly and all determinations that would otherwise be made by the Administrative Agent or Collateral Agent shall be made by the Lead Lender, until such time, if any, as the Required Lenders and the Lead Lender appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above in this Section 8.7. Upon the acceptance of its appointment as successor Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent or Collateral Agent, as the case may be, and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall not be greater than those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor. After the resignation or removal of the Administrative Agent or the Collateral Agent hereunder, the provisions of this Article 8, Section 2.10(c), Section 9.3 and any other provision of this Agreement or any other Financing Document that survives the termination of this Agreement or the resignation or removal of the Agents by their express terms, shall continue in effect for the benefit of such Administrative Agent or Collateral Agent, as the case may be, in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent or Collateral Agent, as the case may be. Any Agent may merge or convert into, or consolidate with, another Person or sell or transfer all or substantially all of its corporate trust or loan administration business, and any Person into which such Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of such Agent shall be the successor of such Agent under the Financing Documents without the execution or filing of any paper or any further act on the
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part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession. Notwithstanding anything in this Section 8.7 to the contrary, if any amount is due and payable to the Collateral Agent or the Administrative Agent and neither the Borrower nor the Lenders have timely paid such amount in accordance with this Agreement or any other applicable Financing Document after demand therefor, the Collateral Agent and/or the Administrative Agent may resign, which resignation shall be effective upon thirty (30) days’ notice, by notifying the Lenders and the Borrower without regard to the appointment and acceptance of a successor (and the date that is thirty (30) days after the Administrative Agent or Collateral Agent provides such notice shall be the “Resignation Effective Date” for all purposes of this Section 8.7). The Lead Lender and the Calculation Agent may resign at any time upon prompt written notice to the Lenders and the Administrative Agent and Collateral Agent.
8.8    Non-Reliance on the Administrative Agent, Calculation Agent, Collateral Agent or Other Lenders
Each Lender acknowledges that neither the Administrative Agent, Lead Lender, Calculation Agent nor the Collateral Agent has made any representation or warranty to it in respect of the Borrower, and that no act by the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent hereafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty in respect of the Borrower by the Administrative Agent, Lead Lender, Calculation Agent or the Collateral Agent, as the case may be, to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, Lead Lender, Calculation Agent, Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own (i) appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, HoldCo and each Guarantor, (ii) credit analysis; and (iii) decision to extend credit to Borrower and enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, Lead Lender, Calculation Agent, Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, HoldCo and each Guarantor. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, Calculation Agent or Lead Lender, no such party shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower which may come into the possession of Administrative Agent, Calculation Agent or Lead Lender.
8.9    No Other Duties; Etc.
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The parties agree that none of the Lead Lender, the Calculation Agent the Administrative Agent or the Collateral Agent, in its capacity as such, shall have any obligations, liability or responsibility under or in connection with this Agreement and the other Transaction Documents, except for those expressly set forth herein or in the other Financing Documents. For the avoidance of doubt, nothing in the Agreement or the other Transaction Documents shall be deemed to require the Administrative Agent, Lead Lender (in such capacity), Calculation Agent (in such capacity) or the Collateral Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Administrative Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender. No provision of this Agreement shall require either Agent, Calculation Agent or Lead Lender to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder, or in the exercise of any of their rights or powers; or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not indemnified to its satisfaction, in its sole discretion provided that this sentence shall not limit the obligations of the Initial Lender (in such capacity) to fund its Loans as a Lender hereunder. The Agents, Calculation Agent and Lead Lender shall not be responsible for delays or failures to perform any act or fulfill any duty, obligation or responsibility as a result of any occurrence beyond its control. Such acts shall include, but not be limited to, any act of God, riots, wars, fires, earthquakes or other natural disasters, terrorism, provision of any present or future law or regulation or act of any governmental authority, civil unrest, labor dispute, disease, epidemic or pandemic, quarantine, national emergency, utility failure, computer hardware or software failure, malware or ransomware attack, communications system failure, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or unavailability of any securities clearing system, or any other cause beyond such Agent’s, Calculation Agent’s or Lead Lender’s control whether or not of the same class or kind as specified above, it being understood that the Agents shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. None of the Agents, Collateral Agent and Lead Lender shall have any responsibility for interest or income on any funds held by them under the Financing Documents and any funds so held shall be held uninvested pending distribution thereof. For the avoidance of doubt, amounts held in the Accounts and the Working Capital Account shall not be invested and any funds held by the Agent in trust need not be segregated from other funds except to the extent required by law. The Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing. The Agents shall be permitted to receive additional compensation in the form of interest income earned on any amounts deposited in the Administrative Agent’s Account or any other account maintained by an Agent in connection with the transactions contemplated by the Financing Documents, and shall not be liable to any Person for interest on any so money received by it.
8.10    Agent Individually
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Each Agent, Calculation Agent and Lead Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and any Affiliate of the Borrower as though such Agent, Calculation Agent or Lead Lender were not Administrative Agent or Collateral Agent or Calculation Agent or Lead Lender, as the case may be, hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, each Agent, Calculation Agent and Lead Lender or any of its respective Affiliates may receive information regarding the Borrower and its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that such Agent, Calculation Agent and Lead Lender shall be under no obligation to provide such information to them. With respect to their Loans (if any), each Agent, Calculation Agent and Lead Lender and their respective Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though such Agent, Calculation Agent and Lead Lender were not Administrative Agent or Collateral Agent or Calculation Agent or Lead Lender, as applicable.
9.    MISCELLANEOUS
9.1    Notices
Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be (a) in writing (including facsimile and email) and (b) sent by facsimile, email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:
(i)    Borrower:
300 Vesey St., 13th Floor
NY, NY 10282
Attention: Legal Department
Email:
(ii)    Administrative Agent or Collateral Agent:
GLAS USA LLC
3 Second Street, Suite 206
Jersey City, NJ 07311
Attention: Transaction Management
Email:
With a copy to (which shall not constitute notice:
Seward & Kissel LLP
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1 Battery Park Plaza
New York, NY 10004
Attention: Gregg Bateman
Email:
With a copy to (which shall not constitute notice):
Deutsche Bank AG, New York Branch
1 Columbus Circle
New York, New York 10019
Attention: Loan Administration
Email:
With a copy to (which shall not constitute notice):
Hunton Andrews Kurth LLP
200 Park Avenue
New York, NY 10166
Attention: Douglas J. Murphy, Esq.
Email:
(iii)    If to Lead Lender or the Calculation Agent:
Deutsche Bank AG, New York Branch
1 Columbus Circle
New York, New York 10019
Attention: Loan Administration
Email:
With a copy to (which shall not constitute notice):
Hunton Andrews Kurth LLP
200 Park Avenue
New York, NY 10166
Attention: Douglas J. Murphy, Esq.
Email:
(iv)    If to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in the immediately succeeding paragraph.
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Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any communication by posting such communication in downloadable, printable form that provides email notice to each Lender of such postings and access thereof on Debt Domain, IntraLinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” None of the Administrative Agent, the Collateral Agent or any of their respective Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent, the Collateral Agent or any of their respective Related Parties in connection with the communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s or Collateral Agent’s transmission of any Borrower Materials to the Secured Parties through the Internet.
Any telephonic communications with the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent and each of the parties hereto hereby consents to such recording.
9.2    Waivers; Amendments
(a)    No Deemed Waivers; Remedies Cumulative
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No failure or delay on the part of any Agent or Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Borrower, or any of its Affiliates, on the one hand, and any Agent and Lender on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or Lender to any other or further action in any circumstances without notice or demand.
(b)    Amendments
No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed either by the Required Lenders (or such other Lender or group of Lenders specifically required pursuant to the express terms of this Agreement or other Financing Document) or by the Administrative Agent (acting at the written direction of the Required Lenders (or such other Lender or group of Lenders specifically required pursuant to the express terms of this Agreement or other Financing Document)) and the Borrower and/or each other Loan Party party thereto, if any; provided that no such amendment, waiver or consent shall:
(i)    extend or increase the Commitment of any Lender without the written consent of such Lender;
(ii)    postpone any date fixed by this Agreement or any other Financing Document for any payment or mandatory prepayment of principal, interest, fees or other amounts (including Prepayment Premium) due to the Lenders (or any of them), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;
(iii)    reduce the principal of or the rate of interest specified herein or reduce any fees or other amounts payable hereunder (including Prepayment Premium) or under any other Financing Document or change the time of payment or method of computation of interest, in each case, without the written consent of each Lender directly affected thereby;
(iv)    change Section 2.2(a) without the consent of each Lender affected thereby;
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(v)    change any provision of this Section or the definition of Required Lenders, Calculation Agent, Lead Lender or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(vi)    release (other than as expressly permitted herein or in the Collateral Accounts Agreement) all or substantially all of the Collateral without the written consent of each Lender;
(vii)    change the last sentence of Section 2.5(c), or any other provision of this Agreement or the other Financing Documents to permit payment by the Borrower of any obligations owed to the Lenders, Agents or Deposit Bank in any currency other than Dollars, without the written consent of each Lender;
(viii)    unless in writing and signed by all of the Lenders directly and adversely affected thereby, in addition to the Borrower, contractually subordinate the Obligations under the Financing Documents to any other Indebtedness for borrowed money or the Liens granted pursuant to the Security Documents securing the Obligations to the Liens securing other Indebtedness for borrowed money (other than (A) any “debtor-in-possession” facility (or similar financing under applicable law), or (B) any other Indebtedness so long as the opportunity to participate in such Indebtedness is offered ratably to all adversely affected Lenders); or
(ix)    change Section 2.5(e) or 2.5(f) or any other provision in this Agreement that provides for the pro rata treatment of payments or Collateral, in each case, without the consent of each Lender affected thereby; and
provided, further, that (A) no amendment, waiver or consent shall, without the written consent of the relevant Agent, the Deposit Bank, the Calculation Agent or the Lead Lender, as the case may be, in addition to the Lenders required above, affect the rights, duties, fees, immunities or indemnities of such Agent, the Deposit Bank, the Calculation Agent or the Lead Lender under this Agreement or any other Financing Document, (B) any separate fee agreement (including the Agency Fee Letter) between the Borrower and any Agent in its capacity as such or between the Borrower and the Structuring Bank in its capacity as such or between the Borrower and the Deposit Bank in its capacity as such, may be amended or modified only by the parties to such Fee Letter or other separate fee arrangement and (C) no Remedies Direction (as defined in the Collateral Accounts Agreement) shall, without the prior written consent of each Permitted Swap Bank, result in the subordination of any Swap Termination Value then due and owing to a Permitted Swap Bank under a Permitted Interest Rate Swap Agreement to any principal of the outstanding Loans.
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In addition, notwithstanding anything in this Section to the contrary, if the Lead Lender and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Financing Documents, then the Lead Lender and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Financing Document if the same is not objected to in writing by any Agent (solely to the extent such provision affects or may affect it in its capacity as an Agent) or the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.
9.3    Expenses; Indemnity; Etc.
(a)    Costs and Expenses
The Borrower agrees to pay or reimburse each of the Agents, the Structuring Bank and the Lenders for:
(i)    all out-of-pocket costs, fees and expenses of the Agents, Initial Lender, Lead Arranger, Lenders, and the Structuring Bank (including the reasonable fees and expenses of Hunton Andrews Kurth LLP, counsel to the Lead Lender, Calculation Agent and Structuring Bank, and Seward & Kissel LLP, counsel to the Administrative Agent and the Collateral Agent (and such other counsel that the Agents may select from time to time)), the Deposit Bank and experts and advisors (including the Insurance Advisor, the Environmental Consultant, the Appraiser and the Lenders’ Technical Consultant (including the fees, expenses and other amounts payable under the proposal letter, dated on or about the Closing Date, between the Agents and the Lenders’ Technical Consultant)) engaged by the Agents or the Lenders from time to time in connection with (A) the arranging, negotiation, preparation, execution, delivery, diligence, administration and performance (including in connection with the enforcement or protection of any rights and remedies under this Agreement and the other Transaction Documents) of this Agreement and the other Transaction Documents and the extension of credit under this Agreement (whether or not the transaction contemplated hereby and thereby shall be consummated), (B) obtaining and maintaining a rating for the Loans or (C) any contemplated, requested or actual amendment, modification or waiver of any of the terms of this Agreement or any other Transaction Documents or any consent in connection with any Transaction Document;
(ii)    all costs, fees and expenses of the Lenders (including payment of the fees provided for herein) and the Agents (including counsels’ fees and expenses and reasonable experts’ and advisors’ fees and expenses) in connection with (A) any Default, Event of Default, any enforcement or protection of its rights in connection with or arising out of the Transaction Documents, any collection proceedings in connection with or arising out of the Transaction
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Documents (including from a Default or Event of Default) or in connection with the negotiation and implementation of any restructuring or “work-out” (whether or not consummated) of the Obligations or the obligations of any Material Project Party under any other Transaction Document or of the Borrower or any of its Affiliates and (B) the enforcement of this Section 9.3 or the preservation of their respective rights; and
(iii)    all costs, expenses, assessments and other charges incurred in connection with any registration, recordation, filing or perfection of any security interest contemplated by any Security Document or any other document referred to therein.
This Section 9.3(a) shall not apply with respect to any Taxes other than Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.
(b)    Indemnification by the Borrower
The Borrower agrees to indemnify and hold harmless each of the Agents and the Lenders and their respective Affiliates and their respective directors, officers, employees, advisors, administrative agents, attorneys-in-fact, agents, and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, costs, fees, damages and liabilities (including any fees, expenses and costs (including reasonable attorneys’ fees, charges, disbursements and expenses and court costs) incurred or asserted against in connection with any, action, dispute, demands, claim or suit brought to enforce an Indemnified Party’s right to indemnification), joint or several, incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including any Loan Party) arising out of, in connection with or as a result of (i) any transaction contemplated by the Transaction Documents or the execution, delivery and performance of the Transaction Documents or any other document in any way relating to the Transaction Documents and the transactions contemplated by the Transaction Documents (including without limitation the performance of any Agent’s obligations under any control agreement, including any amounts payable by such Agent to a bank or securities intermediary under any control agreement for fees, expenses or indemnification of the bank or securities intermediary), (ii) any Loan or the use of the proceeds therefrom, and will reimburse each Indemnified Party for all expenses (including reasonable and actual out-of-pocket counsel fees and expenses and court costs and amounts owing to the Deposit Bank) as they are incurred in connection therewith, (iii) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) obtaining or maintaining any credit rating or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto. The Borrower will not be liable under the
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foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. The Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, or any of its security holders or creditors related to or arising out of the execution, delivery and performance of any Transaction Document or any other document in any way relating to the Transaction Documents or the other transactions contemplated by the Transaction Documents, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Agent (and any sub-agent thereof), any Lender and any Indemnified Party of any of the foregoing Persons (each such Person being called an “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or Transaction Documents or the transactions contemplated hereby or thereby.
This Section 9.3(b) shall not apply with respect to any Taxes other than Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.
(c)    Indemnification by Lenders
To the extent that the Borrower fails to pay any losses, claims, costs, fees, damages and liabilities (including any fees, expenses and costs (including attorneys’ fees and expenses and court costs)) of any Agent (or any sub-agent thereof), or any Related Party thereof under subsections (a) or (b) of this Section 9.3 or any all losses, claims, costs, fees, damages and liabilities, each Lender severally agrees to pay (without limiting the Borrower’s obligation to pay such amounts pursuant to the terms of the applicable Financing Documents) to such Agent (or any such sub-agent thereof) or such Related Party of such Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or if such unreimbursed expense or indemnity payment is sought after the date on which the Loans have been paid in full, in accordance with such Lender’s pro rata share immediately prior to the date on which the Loans are paid in full)) of any such losses, claims, costs, fees, damages and liabilities (including any fees, expenses and costs (including attorneys’ fees and expenses and court costs); provided that the unreimbursed expense or indemnified loss, claim,
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damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or against any Related Party of such Agent (or sub-agent thereof) in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans and undrawn Commitments at such time (or if such unreimbursed expense or indemnity payment is sought after the date on which the Loans have been paid in full and the Commitments are terminated, in accordance with such Lender’s pro rata share immediately prior to the date on which the Loans are paid in full and the Commitments are terminated).
(d)    Settlements; Appearances in Actions
The Borrower agrees that, without the Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Section 9.3 (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any Affiliate thereof in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the reasonable and documented fees and disbursements of its legal counsel. In the case of any claim brought against an Indemnified Party for which the Borrower may be responsible under this Section 9.3, the Agents and Lenders agree (at the expense of the Borrower) to execute such instruments and documents, in form and substance satisfactory to each Agent or Lender, as applicable, and cooperate as reasonably requested by the Borrower in connection with the Borrower’s defense, settlement or compromise of such claim, action or proceeding.
9.4    Successors and Assigns
(a)    Assignments Generally
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4 (and any other attempted assignment or transfer by any Lender not in accordance with this Section 9.4 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the
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parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.4(f)) and, to the extent expressly contemplated hereby, any Indemnified Party and the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders
Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its applicable Commitment and the applicable Loans at the time owing to it); provided any such assignment shall be subject to the following conditions:
(i)    If no Event of Default shall have occurred and be continuing, no such assignment shall be made to a Prohibited Person, and the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to another Lender, an Affiliate of a Lender or an Approved Fund without the Borrower's prior written consent; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.
(ii)    if an Event of Default has occurred and is continuing each Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Obligations at the time owing to it) to any Person, including a Prohibited Person without the consent of the Borrower (subject to the limitations set forth in Sections 9.4(h) and (i)).
(iii)    with respect to any such assignment by a Lender to any Person that is not a Lender, such Lender shall inform the assignee of the confidential nature of all Information that it receives and shall instruct such assignee to keep all Information confidential in accordance with Section 9.12.
(iv)    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement.
(v)    Each partial assignment shall be in an amount at least equal to Five Million Dollars ($5,000,000.00) in the aggregate and an integral multiple of One Million Dollars ($1,000,000.00) in excess thereof (or such other lower amount determined by the Borrower); provided that if the Loan owing to the assigning Lender totals less than Five Million Dollars ($5,000,000.00) in the aggregate, then such assigning Lender may assign such entire Loan amount.
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(vi)    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500.00), provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee.
(vii)    The assignee, if it is not a Lender, shall deliver to the Administrative Agent a fully completed Administrative Questionnaire, and any tax forms to the extent required by Section 2.10 (which tax forms shall be delivered at least ten (10) days prior to any Interest Payment Date).
(viii)    To the extent required by the Administrative Agent, the Administrative Agent shall have received all documentation and other information that the Administrative Agent has requested with respect to any such assignee that is not a then-existing Lender in order to comply with the Administrative Agent’s obligations under applicable “know your customer” and anti-money laundering rules and regulations, and the Administrative Agent shall be satisfied with the results of any such “know your customer” or similar investigation conducted by the Administrative Agent.
Upon acceptance and recording pursuant to Subsection (d) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (f) of this Section 9.4. Upon acceptance and recording pursuant to subsection (d) of this Section 9.4, Schedule 1 shall (without the further consent of any party) be updated to reflect such assignment. Notwithstanding any of the provisions or requirements of this Section 9.4, nothing in this Agreement shall prevent a Lender from at any time obtaining (irrespective of whether disclosed to the Borrower or not) any trade or credit insurance or reinsurance, or any analogous form of synthetic credit protection or risk participation for the purpose of credit risk mitigation in connection with this Agreement.
(c)    Maintenance of Register by the Administrative Agent
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The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The Loans made by each Lender shall be evidenced by the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Effectiveness of Assignments
(i)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (including all applicable tax documentation) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Subsection (b) of this Section 9.4 and any written consent to such assignment required by Subsection (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(ii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
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(e)    Limitations on Rights of Assignees
An assignee Lender shall not be entitled to receive any greater payment under Section 2.10 or 2.11 than the assigning Lender would have been entitled to receive with respect to the interest assigned to such assignee (based on the circumstances existing at the time of the assignment), unless the Borrower’s prior written consent has been obtained therefor.
(f)    Participations
(i)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than, prior to an Event of Default, Prohibited Persons (unless an Event of Default has occurred and is continuing in which case each Lender may sell participations to any Person (subject to Sections 9.4(h) and (i)) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents.
(ii)    Notwithstanding anything in this Agreement to the contrary, (a) if an Event of Default has occurred and is continuing, then each Lender may sell participations to any Person (subject to Sections 9.4(h) and (i)), (b) a Lender may sell participations to its Affiliate (or to an Affiliate of another Lender) without the Borrower’s prior written consent and (c) with respect to any sale of a participation by a Lender, such Lender shall inform the future participant of the confidential nature of all Information that it receives and shall instruct such participant to keep all Information confidential in accordance with Section 9.12.
(iii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Subsection (g) of this Section 9.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 to the same extent as if it were a Lender and had acquired its interest by
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assignment pursuant to Subsection (b) of this Section 9.4. Each Lender that grants a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans held by it (the “Participant Register”). Each Participant Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, Loans, or its other obligations under any Financing Document) other than (i) the Borrower or (ii) any other Person, to the extent such disclosure to such other Person is necessary to establish that such commitment, loan, letter of credit or other obligations is in registered form under Section 5f.103-1(c) of the Treasury Regulations. and Section 1.163-5 of the proposed Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(g)    Limitations on Rights of Participants
A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.10 unless the Participant agrees, for the benefit of the Borrower, to comply with Section 2.10(e) as though it were a Lender (it being understood that the documentation required under Section 2.10(e) shall be delivered to the participating Lender).
(h)    Certain Pledges
(i)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, the European Central Bank or any other central bank or similar monetary authority in the jurisdiction of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; and provided, further, that any payment in respect of such pledge or assignment made by the Borrower to or for the account of the pledging or assigning Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such pledged or assigned Loans to the extent of such payment.
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(ii)    Notwithstanding any other provision of this Agreement, any Lender may, without informing, consulting with or obtaining the consent of any other party to the Financing Documents and without formality under any Financing Documents, assign by way of security, mortgage, charge or otherwise create security by any means over, its rights under any Financing Document to secure the obligations of that Lender to any Person that would be a permitted assignee (without the consent of the Borrower or any Agent) pursuant to Section 9.4(b) including (A) to the benefit of any of its Affiliates and/or (B) within the framework of its, or its Affiliates, direct or indirect funding operations; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; and provided, further that any payment in respect of such pledge or assignment made by the Borrower to or for the account of the pledging or assigning Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such pledged or assigned Loans to the extent of such payment.
(i)    No Assignments to the Borrower or Affiliates
Notwithstanding anything herein or any other Financing Document to the contrary, no Lender may assign or participate any interest in any Loan or Commitment held by it hereunder to (i) the Borrower, HoldCo, any Guarantor, Manager or Sponsor or any Affiliate of the Borrower, HoldCo, Manager, any Guarantor or Sponsor without the prior written consent of each other Lender, or (ii) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or an Affiliate thereof.
(j)    Borrower Meetings
The Borrower shall, and it shall cause Guarantors and their respective Affiliates and any manager of the Trust Property or Project to, in connection with any assignment or participation by any Lender of its Loans and/or Commitments, (i) provide all information reasonably requested by any Lender in connection with any such assignment or participation and (ii) make available to any such Lender and its potential assignee or participant, the chief financial officer, the chief operating officer and the chief executive officer (subject to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract) of the Borrower, Guarantors and their Affiliates and any such manager, in each case, with reasonable advance notice to the Borrower, Guarantors (and any such Affiliate) and managers and during normal business hours of the Borrower, Guarantors (and any such Affiliate) and managers, as applicable, for the purpose of discussing the affairs, finances, property and accounts of the Borrower and Guarantors (and any such Affiliate)
9.5    Survival
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All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.10, 2.11, 9.3, 9.13, 9.14, Article 8 and any other provision of this Agreement and the other Transaction Documents that expressly survive termination of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the resignation or removal of any Agent, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
9.6    Counterparts; Integration; Effectiveness
This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Financing Documents and the Fee Letters constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 4.1, this Agreement and the other Financing Documents shall be valid, binding, and enforceable against a party to this Agreement or any other Financing Document when executed and delivered by an authorized individual on behalf of such party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”), (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall be valid, binding and enforceable and shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party to this Agreement and any other Financing Document shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party to this Agreement or any other Financing Document and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when
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required under the UCC or other Signature Law due to the character or intended character of the writings.
9.7    Severability
Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
9.8    Right of Setoff
If an Event of Default shall have occurred and be continuing, each Lender and any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency other than Dollars. The rights of each Lender or any such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent in writing promptly after any such setoff and application; provided, the failure to give such notice shall not affect the validity of such setoff and application and shall result in no liability to the Lenders.
9.9    Governing Law; Jurisdiction; Etc.
(a)    Governing Law
THIS AGREEMENT AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCEPT THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN OR IN ANY OF THE OTHER FINANCING DOCUMENTS, AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT TO ANY OF THE TRANSACTION DOCUMENTS IN REAL PROPERTY (INCLUDING THE DEED OF TRUST) (INCLUDING THE EXERCISE OF ANY PROVISIONAL REMEDIES) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH
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THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL TRANSACTION DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER (EXCEPT, WITH RESPECT TO THE DEED OF TRUST, TO THE EXTENT PROVISIONS THEREIN ARE EXPRESSLY STATED TO BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, IN WHICH CASE THE LAWS OF THE STATE OF TEXAS SHALL GOVERN SUCH PROVISIONS).
(b)    Submission to Jurisdiction
ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT TO WHICH THE BORROWER IS A PARTY SHALL, EXCEPT AS PROVIDED IN SUBSECTION (D) BELOW, BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF) AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS, AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION. EACH PARTY HERETO AGREES THAT A JUDGMENT, AFTER EXHAUSTION OF ALL AVAILABLE APPEALS, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND BINDING UPON IT, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION, INCLUDING BY A SUIT UPON SUCH JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE JUDGMENT.
(c)    Waiver of Venue
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT TO WHICH IT IS A PARTY BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK OR
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IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH DISPUTE, SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(d)    Rights of the Secured Parties
Notwithstanding anything to the contrary set forth herein or in any other Financing Documents, nothing shall limit the right of any Secured Party to (i) refer or bring any claim, suit or proceeding (including in connection with any exercise of rights or remedies by any Secured Party under each Deed of Trust) against Borrower to or before any court of competent jurisdiction outside of the State of New York, or (ii) exercise any non-judicial remedies (including in connection with any exercise of rights or remedies by any Secured Party under the Deeds of Trust) in any jurisdiction outside of the State of New York, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings (whether judicial or non-judicial) in any other jurisdiction whether concurrently or not.
(e)    Judgment Currency
If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, then the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the payee could purchase such Dollars at New York, New York with the judgment currency on the Business Day preceding the day on which such judgment is rendered. The obligations of each party to this Agreement in respect of any such sum due from it to the payee hereunder (each an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and each party to this Agreement hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.
Each party to this Agreement waives any right it may have in any jurisdiction to pay any amount under this Agreement to each other party to this Agreement in a currency or currency unit other than that in which it is expressed to be payable.
(f)    WAIVER OF JURY TRIAL
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EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(g)    Service of Process
The Borrower hereby irrevocably appoints Sponsor, with offices at the date of this Agreement at 300 Vesey St., 13th Floor New York, NY 10282, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any Federal or State court located in the Borough of Manhattan, The City of New York. The Borrower agrees that service of process in respect of it upon such agent, together with written notice of such service given to it as provided in Section 9.1, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. The Borrower agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, the Borrower agrees to designate a new agent in the Borough of Manhattan, The City of New York, on the terms and for the purposes of this Section 9.9. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted or required by Applicable Law. Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 9.1.
(h)    Waiver of Immunity
To the extent that the Borrower may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or the other Financing Documents, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, execution of a judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Financing Document to which it is a party, and
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to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.
9.10    [Reserved]
9.11    Headings
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
9.12    Confidentiality
Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its branches and Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to this Agreement and/or the other Financing Documents or the Loans; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (h) with the consent of the Borrower; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a source other than the Borrower that is not known to be subject to a confidentiality obligation to the Borrower, HoldCo, Sponsor or Galaxy Power or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section; or (j) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, the Administrative Agent and
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the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Financing Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Notwithstanding anything herein to the contrary (or any confidentiality agreement referred to in this sentence), as contemplated by Section 9.6, the parties hereto agree that any confidentiality agreement entered into by a Lender on the one hand and the Initial Lender, any other Lender and/or the Borrower on the other, prior to the date such Lender becomes a Lender hereunder, relating specifically and solely to the transactions contemplated hereby shall, at the time such Person becomes a Lender hereunder, automatically terminate without any further act by the parties thereto, and such Lender, from and thereafter shall comply with the terms of this Section 9.12 (and as contemplated pursuant to Section 9.6, from and after the date a Lender becomes a Lender hereunder, the provisions of this Section 9.12 shall also supersede any confidentiality agreement from such Lender for the benefit of the Borrower entered into by such Lender prior to such date with the Sponsor, any Guarantor, Galaxy Power or any of their other Affiliates as such agreement relates to the Borrower, the transactions contemplated hereby, the Project and the business and assets of the Borrower, but for the avoidance of doubt, not with respect to the Sponsor, such Guarantor, Galaxy Power or any of their Affiliates (other than the Borrower) or the business and assets of any of them).  For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
9.13    Lenders’ Technical Consultant
The Secured Parties shall have no liability for any act or omission of Lenders’ Technical Consultant and all Obligations under the Financing Documents and all rights of the Secured
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Parties under the Financing Documents shall remain unaffected by any act or omission of Lenders’ Technical Consultant. The Secured Parties make no representation or warranty, express or implied, regarding the fitness of any party selected as Lenders’ Technical Consultant to serve in such capacity.
9.14    No Third Party Beneficiaries
The agreement of the Lenders to make the Loans to the Borrower, on the terms and conditions set forth in this Agreement, is solely for the benefit of the Borrower, Deposit Bank, the Agents and the Lenders, and no other Person (including the Sponsor, any Material Project Party, contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of the Project) shall have any rights under this Agreement or under any other Financing Document or Material Project Document as against the Agent or any Lender or with respect to any extension of credit contemplated by this Agreement.
9.15    Reinstatement
The Obligations under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in Bankruptcy or reorganization or otherwise, and the Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy, insolvency or similar law.
9.16    USA PATRIOT Act
The parties hereto acknowledge that in accordance with laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering, including without limitation the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001)) (the “USA PATRIOT Act”) (collectively, “AML Law”), the Agents are required to obtain, verify, and record information relating to individuals and entities that establish a business relationship or open an account with the Agents. Each party hereby agrees that it shall provide the Agents with such identifying information and documentation as the Agents may request from time to time in order to enable the Agents to comply with all applicable requirements of AML Law.
Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address
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of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.
9.17    Interest
In no event shall the amount of interest due or payable hereunder or under any Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Administrative Agent and such Lender in writing that it elects to have such excess returned forthwith. It is the express intent hereof that the Borrower does not pay and the Lenders do not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.
9.18    Contractual Recognition of Bail-in.
(a)    Notwithstanding anything to the contrary herein, in any Financing Document or in any other agreement, arrangement or understanding between the Borrower, any Agent and/or any Lender, each party hereto acknowledges and accepts that any liability of any Affected Financial Institution arising under this Agreement or any Financing Document, to the extent such liability in unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(ii)    the effect of the Write-Down and Conversion Powers by the applicable Resolution Authority in relation to any such liabilities arising hereunder, including, if applicable: (1) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, or a cancellation of any such liability; (2) a conversion of all, or part of, any such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or (3) the variation of the terms of any Financing Document in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
(b)    The following definitions apply only to this Section 9.18:
(i)    “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
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(ii)    “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
(iii)    “Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
(iv)    “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
(v)    “EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
(vi)    “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution and/or which otherwise has authority to exercise or regulate a Bail-In Action.
(vii)    “EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
(viii)    “Regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization.
(ix)    “Resolution Authority” means with respect to any EEA Financial Institution, an EEA Resolution Authority and, with respect to any UK Financial Institution, a UK Resolution Authority.
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(x)    “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority)) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
(xi)    “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
(xii)    “Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the applicable Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to any UK Resolution Authority, any powers of such UK Resolution Authority under the applicable Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
9.19    Swap Agreements
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its “Guaranteed Obligations” (as defined in each respective Sponsor Guaranty) in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise in respect of the “Guaranteed Obligations” (as defined in each respective Sponsor Guaranty), as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the “Guaranteed Obligations” (as defined in each respective Sponsor Guaranty). Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
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9.20    Acknowledgement Regarding any Supported QFCs.
(a)    To the extent that the Financing Documents provide support for Swap Agreements or any other agreement or instrument that is a QFC (as defined below) (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect thereto (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(i)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(ii)    As used in this Section 9.20, the following terms have the following meanings:
(A)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(B)    “Covered Entity” means any of the following: (1) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (2) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.2(b); or (3) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
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(C)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(D)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
(E)    “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
9.21    [Reserved]
9.22    [Reserved]
9.23    Erroneous Payment
(a)    If Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 9.23 and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A
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notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Payment Recipient (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.23(b).
For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 9.23(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.23(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender and Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Financing Document, or otherwise payable or distributable by Administrative Agent to such Lender under any Financing Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under Section 9.23(a).
(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)
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(such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, the assigning Lender’s obligations under the indemnification provisions of this Agreement and the assigning Lender’s applicable Commitments which shall survive as to such assigning Lender, (D) Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by Administrative Agent) and (y) may, in the sole discretion of Administrative Agent, be reduced by
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any amount specified by Administrative Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Financing Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that Borrower’s Obligations under the Financing Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower; provided that this Section 9.23 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from the Borrower for the purpose of making a payment on the Obligations.
(f)    Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.
(g)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine. Each party’s obligations, agreements and waivers under this Section 9.23 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or of the Commitments and/or the repayment of all Obligations (or any portion thereof) under any Financing Document.
9.24    [Reserved].
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Confidential

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, intending to be legally bound, have caused this Credit Agreement to be duly executed and delivered as of the date first above written.

GALAXY HELIOS I LLC, a Delaware limited liability company, as Borrower

By:	/s/ Christopher Ferraro
Name:	Christopher Ferraro
Title:	Authorized Signatory

DEUTSCHE BANK AG, NEW YORK BRANCH, as Initial Lender

By:	/s/ Anthony Campo
Name:	Anthony Campo
Title:	Managing Director

By:	/s/ Jonathan Field
Name:	Jonathan Field
Title:	Managing Director

GLAS USA LLC, as Administrative Agent

By:	/s/ Tarik Johnson
Name:	Tarik Johnson
Title:	Assistant Vice President

GLAS USA LLC, as Collateral Agent
By:	/s/ Tarik Johnson
Name:	Tarik Johnson
Title:	Assistant Vice President